   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 30, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                       THE MAY DEPARTMENT STORES COMPANY
             (Exact name of registrant as specified in its charter)

              DELAWARE                                5311                               43-1104396
  (State or other jurisdiction of         (Primary standard industrial                (I.R.S. Employer
   incorporation or organization)         classification code number)               Identification No.)

                           --------------------------

                                611 OLIVE STREET
                         ST. LOUIS, MISSOURI 63101-1799
                                 (314) 342-6300
    (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)
                           --------------------------

                           RICHARD A. BRICKSON, ESQ.
                       THE MAY DEPARTMENT STORES COMPANY
                                611 OLIVE STREET
                         ST. LOUIS, MISSOURI 63101-1799
                                 (314) 342-6423
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

         J. MICHAEL SCHELL, ESQ.                       REED W. TOPHAM, ESQ.
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                STOEL RIVES LLP
             919 THIRD AVENUE                   201 SOUTH MAIN STREET, SUITE 1100
         NEW YORK, NY 10022-3897                  SALT LAKE CITY, UT 84111-4904
             (212) 735-3000                              (801) 328-3131

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this registration statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

             TITLE OF EACH CLASS                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
                OF SECURITIES                     AMOUNT TO BE        OFFERING PRICE          AGGREGATE          REGISTRATION
              TO BE REGISTERED                   REGISTERED (1)          PER UNIT        OFFERING PRICE (2)           FEE
Common Stock, par value $.50 per share           Not applicable       Not applicable         $46,016,691        $12,792.64 (2)
Preferred Stock Purchase Rights (3)              Not applicable       Not applicable       Not applicable       Not applicable

(1) Pursuant to Rule 457(o), only the title of the class of securities to be registered, the proposed maximum aggregate offering price for such class of securities and the amount of registration fee need appear in the "Calculation of Registration Fee" table.

(2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act. Pursuant to Rule 457(f)(1) and (c), the registration fee has been calculated based on a price of $19.813 per share of Zions Co-operative Mercantile Institution ("ZCMI") common stock (the average of the bid and asked price as of November 23, 1999 in the over-the-counter market), and the maximum number of shares of such stock that may be outstanding immediately prior to the merger, assuming conversion of all outstanding options (2,322,609 shares). Pursuant to Rule 457(b), $9,232.37 of the registration fee was paid on November 18, 1999 in connection with the filing of preliminary proxy statement/prospectus materials.

(3) Associated with the common stock of The May Department Stores Company are rights to purchase preferred stock that will not be exercisable or evidenced separately from such common stock prior to the occurrence of certain events.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   ZIONS CO-OPERATIVE MERCANTILE INSTITUTION
                              2200 SOUTH 900 WEST
                           SALT LAKE CITY, UTAH 84137
                           PROXY STATEMENT/PROSPECTUS
                                MERGER PROPOSED

Dear ZCMI Shareholder:

    As most of you are aware, Zions Co-operative Mercantile Institution ("ZCMI") has agreed to merge with The May Department Stores Company ("May"). Following the merger, ZCMI will be a wholly owned subsidiary of May.

    You will receive a fraction of a share of May common stock equal to approximately $22.50 for each share of ZCMI common stock that you own unless you exercise your right to dissent from the merger and receive the fair value in cash of your ZCMI shares. The exact number of shares of May common stock you receive will be determined by dividing $22.50 by May's average stock price during a ten day period before the merger's closing date and multiplying that fraction by the number of ZCMI shares that you own.

    As described in this proxy statement/prospectus, you may vote upon the proposed merger of ZCMI with May at a special meeting of ZCMI shareholders to be held on December 30, 1999. The approval of the merger requires the affirmative vote of holders of at least a majority of the outstanding shares of ZCMI common stock. After careful consideration, the board of directors of ZCMI has determined that the terms of the merger agreement are fair to, and in the best interests of, ZCMI shareholders, and the board of directors unanimously recommends voting FOR approval of the merger agreement.

    Three shareholders of ZCMI, who collectively control approximately 56.8% of the outstanding shares of ZCMI common stock, have entered into shareowner agreements with May. These shareholders have advised ZCMI that they intend to vote for the approval of the merger agreement. Assuming approval by these shareholders, approval of the merger is assured without the vote of any other ZCMI shareholder.

    All shareholders are cordially invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it promptly in the enclosed postage-prepaid envelope. Failure to return a properly executed proxy card or to vote at the special meeting has the same effect as a vote against the merger.

    This document is a proxy statement for ZCMI in connection with soliciting proxies for the special meeting of shareholders. This document is also a prospectus of May relating to the issuance of shares of May common stock in connection with the merger. This document gives you detailed information about the merger and includes the merger agreement.

                                  Richard H. Madsen
                                  Chairman, President and
                                  Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved the merger described in this proxy statement/prospectus or the securities to be issued in the merger, nor have they passed upon the adequacy or accuracy of this proxy statement/prospectus. Furthermore, the Securities and Exchange Commission has not determined the fairness or merits of the merger. Any representation to the contrary is a criminal offense.

    This proxy statement/prospectus is dated December 1, 1999, and is first being mailed to shareholders on December 1, 1999.

This document incorporates important business and financial information about our companies from documents that we have filed with the SEC but have not included in or delivered with this document. If you write or call us, we will send you these documents, including exhibits, without charge. You can contact us at:

Zions Co-operative Mercantile Institution      The May Department Stores Company
2200 South 900 West                            611 Olive Street
Salt Lake City, Utah 84137                     St. Louis, Missouri 63101
Telephone: (801) 579-6404                      Telephone: (314) 342-6300
Attention: Chief Financial Officer             Attention: Corporate Communications
                                               Website: www.mayco.com

IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST INFORMATION NO LATER THAN DECEMBER 22, 1999. IF YOU REQUEST ANY INCORPORATED DOCUMENTS, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, BY THE NEXT BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

SEE "WHERE YOU CAN FIND MORE INFORMATION" FOR MORE INFORMATION ABOUT THE DOCUMENTS REFERRED TO IN THIS DOCUMENT.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 30, 1999

To the Shareholders of Zions Co-operative Mercantile Institution:

    Zions Co-operative Mercantile Institution ("ZCMI") will hold a Special Meeting of its shareholders on December 30, 1999 at 10:00 a.m., local time, at the ZCMI Service Center, 2200 South 900 West, Salt Lake City, Utah for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 14, 1999, among ZCMI, The May Department Stores Company ("May"), and MS Acquisition, Inc., a Utah corporation and wholly-owned subsidiary of May, pursuant to which MS Acquisition will be merged with and into ZCMI, with ZCMI surviving the merger as a wholly-owned subsidiary of May; and

    2. To transact such other matters as may properly come before the special meeting or any postponement or adjournment thereof.

    Notwithstanding approval by the shareholders of the foregoing proposal, ZCMI reserves the right to abandon the merger at any time prior to the consummation of the merger upon the terms and subject to the conditions of the merger agreement.

    The board of directors of ZCMI has fixed the close of business on November 26, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting, and only shareholders of record at such time will be entitled to notice of and to vote at the special meeting.

    A form of proxy and a proxy statement/prospectus containing more detailed information with respect to the matters to be considered at the special meeting accompany this notice.

    THE BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF ZCMI. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    Under Utah law, shareholders will be entitled to dissenters' rights in connection with the merger.

    We cordially invite you and urge you to attend the special meeting in person. If you attend the special meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you may revoke a proxy at any time before the voting closes.

    IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU MAY USE THE ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES FOR THAT PURPOSE.

                                          By Order of the Board of Directors,
                                          Keith C. Saunders
                                          Executive Vice President and Secretary

Salt Lake City, Utah
December 1, 1999

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER...........................................      1

SUMMARY..........................................................................      3
  The Companies..................................................................      3
  The ZCMI Special Shareholders' Meeting.........................................      3
  Shareowner Agreements..........................................................      4
  Appraisal Rights for Dissenting Shareholders...................................      4
  The Merger.....................................................................      4
  The Merger Agreement...........................................................      6
  Comparative Rights of Owners of ZCMI Common Stock and May Common Stock.........      7
  May Selected Historical Financial Information..................................      8
  ZCMI Selected Historical Financial Information.................................     10
  Comparative Per Share Data.....................................................     11
  Comparative Market Price Data..................................................     12

RISK FACTORS.....................................................................     13
  May faces competition in the retail industry...................................     13
  May's expansion depends on its ability to successfully acquire or build new
    stores and remodel and/or expand existing stores.............................     13
  May's sales and operating results depend on consumer preferences and fashion
    trends.......................................................................     13
  May faces potential Year 2000 issues...........................................     13

THE ZCMI SPECIAL SHAREHOLDERS' MEETING...........................................     14
  Time and Place; Purposes.......................................................     14
  Record Date; Voting Rights; Votes Required for Approval........................     14
  Principal Shareholders.........................................................     15
  Proxies........................................................................     15
  Solicitation of Proxies........................................................     16
  Other Business; Adjournments...................................................     16

THE MERGER.......................................................................     17
  General........................................................................     17
  Background of the Merger.......................................................     17
  ZCMI's Reasons for the Merger..................................................     20
  Recommendation of the Board of Directors of ZCMI...............................     21
  Opinion of Financial Advisor to the Board of Directors of ZCMI.................     21
  Interests of Certain Persons in the Merger.....................................     25
  Accounting Treatment...........................................................     26
  Certain Federal Income Tax Consequences of the Merger..........................     26
  Certain Regulatory Matters.....................................................     28
  Restrictions on Resales of May Common Stock by Affiliates of ZCMI..............     29

THE MERGER AGREEMENT.............................................................     32
  General........................................................................     32
  Merger Consideration...........................................................     32
  Treatment of ZCMI Stock Options and Restricted Shares..........................     32
  Exchange of Shares.............................................................     32
  Rights of Dissenting Shareowners...............................................     33
  Certain Covenants..............................................................     33
  No Solicitations...............................................................     33
  Additional Agreements..........................................................     34
  Employee Matters and Benefit Plans.............................................     34
  Representations and Warranties.................................................     35
  Conditions to Obligations......................................................     35
  Election.......................................................................     36
  Termination of Merger Agreement................................................     37

  Other Expenses.................................................................     38
  Amendments, Extension; Waiver..................................................     38

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS......................................     39

THE SHAREOWNER AGREEMENTS........................................................     41
  General........................................................................     41
  Restrictions on Transfer and Encumbrances......................................     41
  No Proxy Solicitations.........................................................     41
  Termination....................................................................     41
  Special Provisions in ZCMI Reserve Trust Shareowner Agreement..................     41

DESCRIPTION OF MAY CAPITAL STOCK.................................................     43
  May Common Stock...............................................................     43
  May Preferred Stock............................................................     43

COMPARISON OF RIGHTS OF SHAREOWNERS OF MAY AND SHAREHOLDERS OF ZCMI..............
                                                                                      47
  General........................................................................     47
  Charter Amendments.............................................................     47
  Amendments to Bylaws...........................................................     47
  Dividend Rights................................................................     47
  Size and Classification of Directors...........................................     48
  Removal of Directors...........................................................     48
  Liability of Directors.........................................................     48
  Indemnification of Directors and Officers......................................     49
  Fiduciary Duties of Directors..................................................     50
  Special Meetings...............................................................     51
  Action by Shareowners Without a Meeting........................................     51
  Shareowner Proposals...........................................................     51
  Mergers and Major Transactions.................................................     52
  Dissenters' Rights of Appraisal................................................     53
  Anti-takeover Provisions.......................................................     54
  Dissolution....................................................................     55
  Rights Agreements..............................................................     55
  Preemptive, Subscription or Redemption Rights..................................     55

LEGAL MATTERS....................................................................     56

EXPERTS..........................................................................     56

WHERE YOU CAN FIND MORE INFORMATION..............................................     57

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS........................     58

ANNEXES
  Annex I            Agreement and Plan of Merger
  Annex II           Opinion of Donaldson, Lufkin & Jenrette Securities
                       Corporation
  Annex III          Amended and Restated Shareowner Agreement with ZCMI Reserve
                       Trust
  Annex IV           Amended and Restated Shareowner Agreement with Patricia
                       Madsen
  Annex V            Amended and Restated Shareowner Agreement with Richard
                       Madsen
  Annex VI           Sections 16-10A-1301 to 16-10A-1331 of the Utah Revised
                       Business Corporation Act

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    The following questions and answers provide brief answers to frequently asked questions about the proposed merger. They may not address all of your questions. You should carefully read the "Summary" section and the rest of this document as well as the Annexes and the documents incorporated by reference.

Q: WHY ARE MAY AND ZCMI PROPOSING TO MERGE?

A: Our companies propose to merge because we believe the combination will provide benefits to our shareholders, customers and employees. We believe that by combining the companies we can create a stronger company that will be able to remain competitive in the retail industry.

Q: WHAT WILL I RECEIVE FOR MY ZCMI COMMON STOCK?

A: For each share of ZCMI common stock that you own, you will receive a fraction of a share of May common stock equal to approximately $22.50.

Q: HOW WILL YOU DETERMINE THE NUMBER OF SHARES OF MAY COMMON STOCK THAT I
  RECEIVE?

A: First, we will divide $22.50 by the arithmetic average of the high and low trading prices of the May stock on the New York Stock Exchange during the 12(th) through 3(rd) trading days before the day on which the merger is completed. Then, we will multiply that fraction by the number of ZCMI shares that you own to determine the number of shares of May common stock you will receive.

Q: WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE?

A: No. When we complete the merger, you will receive approximately $22.50 worth of May common stock as described above for each share of ZCMI common stock that you own. However, the value of the May common stock you receive will fluctuate with the market price for May common stock.

Q: WHEN AND WHERE IS THE SHAREHOLDERS' MEETING?

A: The ZCMI shareholders' meeting will take place at 10:00 a.m. on December 30, 1999 at the ZCMI Service Center, 2200 South 900 West, Salt Lake City, Utah.

Q: WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want the proxies to vote your shares, then sign and mail it in the enclosed prepaid return envelope as soon as possible so that your shares will be represented at the shareholders' meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
  SHARES FOR ME?

A: Yes, but only if you provide your broker with instructions on how to vote.
   You should therefore be sure to provide your broker with instructions on how to vote your shares.

Q: WHAT SHOULD I DO IF I WANT TO CHANGE MY VOTE?

A: There are three ways for you to change your vote:

    - you may send a written notice to ZCMI's Secretary at the address listed below stating that you would like to revoke your proxy;

    - you may complete and submit a new proxy card; or

    - you may vote in person at the special meeting.

Q: AM I ENTITLED TO DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER?

A: Yes. The procedures you need to follow if you wish to exercise your dissenters' rights are described on page 39.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. When we complete the merger, May will send you written instructions for exchanging your ZCMI stock certificates for May stock certificates.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We hope to complete the merger by December 31, 1999.

Q: WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE MEETING OR THE MERGER?

A:                      Zions Co-operative Mercantile Institution          The May Department Stores Company
                        2200 South 900 West                                611 Olive Street
                        Salt Lake City, Utah 84137                         St. Louis, Missouri 63101
                        Attention: Keith C. Saunders                       Attention: Jan R. Kniffen
                        Telephone: (801) 579-6404                          Telephone: (314) 342-6413

                                    SUMMARY

    This summary highlights selected information from this document. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this document and the documents to which we have referred you. See "Where You Can Find More Information."

THE COMPANIES

    THE MAY DEPARTMENT STORES COMPANY

    611 Olive Street
    St. Louis, Missouri 63101-1799
    (314) 342-6300

    May is one of the nation's largest retailing companies, operating 405 department stores in 33 states and the District of Columbia. May's department store divisions and their headquarters are Lord & Taylor in New York City; Hecht's in Washington, D.C., which also operates as Strawbridge's in Philadelphia; Foley's in Houston; Robinsons-May in Los Angeles; Kaufmann's in Pittsburgh; Filene's in Boston; Famous-Barr in St. Louis, which also operates as L.S. Ayres in Indianapolis and The Jones Store in Kansas City; and Meier & Frank in Portland, Oregon. When we complete the merger, the ZCMI stores will operate as part of the Meier & Frank division, initially under the name "ZCMI" or a combination of the names "ZCMI" and "Meier & Frank" and, within two years of the merger, under the name "Meier & Frank."

    May is organized under the laws of the State of Delaware. As of October 30, 1999, May employed approximately 127,000 people in the United States and eight offices overseas.

    ZIONS CO-OPERATIVE MERCANTILE INSTITUTION

    2200 South 900 West
    Salt Lake City, Utah 84137
    (801) 579-6000

    ZCMI operates 14 stores in the States of Utah and Idaho. Its department stores are located in the cities of Salt Lake City, Ogden, Orem, Layton, Logan, Sandy and St. George in Utah and Idaho Falls and Chubbuck in Idaho.

    ZCMI is organized under the laws of the State of Utah. As of October 30, 1999, ZCMI employed approximately 3,500 employees in Utah and Idaho.

THE ZCMI SPECIAL SHAREHOLDERS' MEETING (SEE PAGE 14)

    The special meeting of ZCMI shareholders will be held on December 30, 1999 at 10:00 a.m., local time, at the ZCMI Service Center, 2200 South 900 West, Salt Lake City, Utah. The record date for the special meeting is November 26, 1999.

    On the record date, there were 2,244,441 shares of ZCMI common stock entitled to vote at the special meeting. ZCMI shareholders may cast one vote for each share of ZCMI common stock they own on the record date.

    Approval of the merger agreement and the transactions contemplated thereby requires that a majority of the outstanding shares of ZCMI common stock vote in favor of the merger proposal. Three ZCMI shareholders, who collectively control approximately 56.8% of the outstanding shares of ZCMI common stock have entered into shareowner agreements with May. These shareholders have advised

ZCMI that they intend to vote for approval of the merger agreement. Assuming approval by these shareholders, approval of the merger is assured without the vote of any other ZCMI shareholders.

    SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

    As of the record date,

    - ZCMI Reserve Trust, a charitable trust of The Church of Jesus Christ of Latter-day Saints, 50 East North Temple, Salt Lake City, Utah 84150, beneficially owned an aggregate of at least 1,176,599 shares of ZCMI common stock (approximately 52.4% of the outstanding ZCMI common stock);

    - the directors and officers of ZCMI and their affiliates beneficially owned an aggregate of 188,444 shares (excluding shares purchasable upon exercise of stock options) of ZCMI common stock (approximately 8.4% of the outstanding ZCMI common stock); and

    - the ZCMI Trust, a Utah grantor trust, 35 Century Park-Way, Salt Lake City, Utah 84115, beneficially owned an aggregate of 113,785 shares of ZCMI common stock (approximately 5.1% of the outstanding ZCMI common stock). These shares were transferred to the ZCMI Trust by John Price on September 15, 1999 for the benefit of the trust's named beneficiaries.

SHAREOWNER AGREEMENTS (SEE PAGE 41)

    Three shareholders have entered into shareowner agreements with May. These shareholders own approximately 56.8% of the outstanding ZCMI common stock. Pursuant to the agreements, each shareholder agreed not to transfer or otherwise dispose of their shares and not to solicit proxies to approve a transaction with an entity other than May. In addition, these shareholders have advised ZCMI that they intend to vote for the approval of the merger agreement.

APPRAISAL RIGHTS FOR DISSENTING SHAREHOLDERS (SEE PAGE 39)

    Under Utah law, ZCMI shareholders may dissent from the merger and have the fair value of their shares paid to them in cash. To exercise this right, ZCMI shareholders must follow certain specified procedures. These procedures include filing notices with ZCMI and not voting in favor of the merger. For more information on how to exercise these rights, see "Appraisal Rights of Dissenting Shareholders" and Annex VI to this document.

THE MERGER (SEE PAGE 17)

    Annex I to this proxy statement/prospectus sets forth the full merger agreement. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

    GENERAL

    The merger agreement provides that a wholly owned subsidiary of May will merge with and into ZCMI, and ZCMI will become a wholly owned subsidiary of May.

    ZCMI'S REASONS FOR THE MERGER; RECOMMENDATION OF ZCMI'S BOARD OF DIRECTORS

    ZCMI proposes merging with May because ZCMI believes that the two companies combined will create a stronger company to compete in the retail industry. ZCMI believes the merger will enable ZCMI and May to take advantage of the strategic fit of the two businesses and will help achieve cost savings which will create benefits for shareholders, customers, and employees. By receiving shares of May common stock in the merger, you will have the opportunity to participate in these long-term benefits. To review the background and reasons for the merger in greater detail, please see "The Merger--ZCMI's Reasons for the Merger."

    The ZCMI board of directors has determined that the terms of the merger agreement are fair to, and in the best interests of, ZCMI shareholders. The board of directors unanimously recommends that you vote "FOR" the approval and adoption of the merger agreement.

    OPINION OF FINANCIAL ADVISOR TO THE ZCMI BOARD OF DIRECTORS

    On October 14, 1999, Donaldson, Lufkin & Jenrette Securities Corporation delivered its written opinion to the ZCMI board of directors. The opinion states that, based on the assumptions set forth in the opinion, the merger consideration to be received by ZCMI shareholders, other than shareholders who are affiliates of ZCMI, pursuant to the merger agreement is fair to those ZCMI shareholders from a financial point of view. The opinion is attached as Annex II to this document. You should read the opinion carefully.

    INTERESTS OF CERTAIN PERSONS IN THE MERGER

    You should be aware that a number of ZCMI officers and directors have interests in the merger that are different from, or in addition to, yours and other shareholders. For example:

    - each outstanding stock option and each share of restricted stock owned by ZCMI executives will be converted into the right to receive cash;

    - ten key executives (two of whom are also directors and one of whom was a director until November 26, 1999) have entered into employment agreements with May;

    - five of these key executives have also entered into consulting contracts with May that become effective following the expiration of their employment agreements;

    - following the merger, May will continue ZCMI's practice of indemnifying and providing liability insurance to the ZCMI officers and directors; and

    - following the merger, May will continue ZCMI's practice of providing certain medical benefits and discounts on merchandise for certain officers.

    The ZCMI board of directors was aware of these additional interests, and considered them, when it approved the merger agreement and the merger. See "The Merger--Interests of Certain Persons in the Merger."

    ACCOUNTING TREATMENT

    May will account for the merger as a purchase of ZCMI for accounting and financial reporting purposes.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    May and ZCMI expect that the merger will qualify as a tax-free reorganization. If the merger qualifies as a tax-free reorganization, ZCMI shareholders will not recognize any gain or loss for federal income tax purposes upon the exchange of their ZCMI common stock for May common stock, except with respect to any cash received in lieu of a fractional share of May common stock. Any ZCMI shareholder who dissents from the merger and who receives cash in exchange for his or her ZCMI common stock generally will be treated as if the shareholder sold the shares in a taxable transaction. In addition, if ZCMI shareholders holding more than approximately 18% of the outstanding ZCMI common stock dissent from the merger, the merger will not qualify as a tax-free reorganization.

    CERTAIN REGULATORY MATTERS

    Pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, May and ZCMI each filed a Notification and Report Form in connection with the merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The FTC granted early termination of the waiting period on November 5, 1999. Even though the waiting period has terminated, at any time before or after the merger is completed, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to enjoin the merger or seeking a sale of assets or businesses of either May or ZCMI.

    RESTRICTIONS ON RESALES OF MAY COMMON STOCK BY AFFILIATES OF ZCMI

    The federal securities laws impose restrictions on the resale of shares of May common stock received in the merger by persons who are affiliates of ZCMI.

THE MERGER AGREEMENT (SEE PAGE 32)

    WHAT ZCMI SHAREHOLDERS WILL RECEIVE

    For each share of ZCMI common stock that you own on the closing date of the merger, you will receive a fraction of a share of May common stock equal to approximately $22.50. We will determine the exact number of shares of May common stock you will receive by dividing $22.50 by the arithmetic average of the high and low trading prices of May common stock on the NYSE during the 12(th) through 3(rd) trading days preceding the merger's closing date and multiplying that fraction by the number of ZCMI shares that you own. May will not issue any fractional shares. Instead, you will receive cash for your fractional share of May common stock.

    You should not send in your stock certificates for exchange until May instructs you to do so after we complete the merger.

    OWNERSHIP OF MAY AFTER THE MERGER

    Based on the current market price of May common stock, May expects to issue approximately 1,485,000 shares of May common stock to ZCMI shareholders in the merger. These shares will represent less than one-half of 1% of the May common stock outstanding after the merger. This information is based on the number of shares of May common stock and ZCMI common stock outstanding on the record date and assumes that the applicable price of May common stock will be $34.

    CONDITIONS TO THE MERGER

    The completion of the merger depends upon a number of conditions, including the following:

    - there being no law or court order that prohibits the merger;

    - approval of the merger agreement by ZCMI's shareholders;

    - the absence of a material adverse change applicable to ZCMI or May; and

    - the accuracy of each party's representations and warranties, and compliance by each party with its covenants, contained in the merger agreement.

    Where the law permits, any of the conditions to the merger may be waived by the company entitled to assert the condition. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed. However, pursuant to the election described below, May has irrevocably waived its conditions to complete the merger, other than the absence of any law or court order prohibiting the merger.

    ELECTION

    The merger agreement permits May to take control of all operations of ZCMI prior to the closing date of the merger by electing to irrevocably waive substantially all of the conditions of May's obligations to complete the merger. This election became effective automatically on November 5, 1999, when the FTC granted early termination of the HSR waiting period. Once the election became effective, ZCMI and May took steps to add representatives of May to the board of directors of ZCMI. This process was completed on November 26, 1999. May representatives now comprise a majority of ZCMI's board of directors.

    TERMINATION OF THE MERGER AGREEMENT

    May and ZCMI can agree at any time to terminate the merger agreement without completing the merger, even if the ZCMI shareholders have approved it. Also, ZCMI can terminate the merger agreement if any of the following occurs:

    - ZCMI shareholders do not approve the merger;

    - any governmental entity issues any final and non-appealable statute, order, decree, or regulation preventing the merger;

    - May breaches the merger agreement (and does not correct the breach promptly) in a way that would entitle ZCMI to not complete the merger, as long as ZCMI has not materially breached the merger agreement; or

    - the merger is not completed by January 31, 2000, unless the failure to complete the merger by that time is due to a violation of the merger agreement by ZCMI.

    TERMINATION FEE

    If ZCMI terminates the merger agreement because May materially breaches the agreement, May must pay ZCMI a termination fee of $3 million in cash and ZCMI will have all other remedies available at law or in equity. Prior to the election by May described above, May had the right to terminate the merger agreement in the event of a breach by ZCMI of certain provisions and to receive the payment of a termination fee of $3 million in cash from ZCMI. Now that May has elected to waive these provisions, May no longer has the right to terminate the merger agreement and receive payment of a termination fee. See "The Merger Agreement--Election."

COMPARATIVE RIGHTS OF OWNERS OF ZCMI COMMON STOCK AND MAY COMMON STOCK (SEE PAGE
  47)

    The rights of ZCMI shareholders are currently governed by Utah law and ZCMI's articles of incorporation and bylaws. The rights of May shareowners are governed by Delaware law and May's certificate of incorporation and bylaws. After we complete the merger, ZCMI shareholders will become shareowners of May and their rights will be governed by Delaware law and May's certificate of incorporation and bylaws. See "Comparison of Rights of Shareowners of May and Shareholders of ZCMI."

MAY SELECTED HISTORICAL FINANCIAL INFORMATION

    The selected historical financial information presented below for the fiscal years ended January 30, 1999, January 31, 1998, February 1, 1997, February 3, 1996 and January 28, 1995 and as of the end of each such fiscal year is derived from the consolidated financial statements of May, which have been audited by Arthur Andersen LLP, independent public accountants, and should be read in conjunction with the information and audited consolidated financial statements contained in May's Annual Report on Form 10-K for the fiscal year ended
January 30, 1999, which is incorporated by reference herein. The selected historical financial information presented below for the 26 week periods ended July 31, 1999 and August 1, 1998 and as of the end of each such 26 week period is derived from the unaudited financial statements contained in May's Quarterly Report on Form 10-Q for the period ended July 31, 1999, which is incorporated by reference herein. See "Where You Can Find More Information". All of the financial information presented below has been restated to reflect the May 4, 1996, distribution by May to its shareowners of all of the shares of common stock of its then wholly owned subsidiary, Payless ShoeSource, Inc.

                                 26 WEEKS ENDED(1)                                      FISCAL YEAR ENDED(2)
                            ---------------------------          -------------------------------------------------------------------
                            JULY 31,          AUGUST 1,          JANUARY 30,   JANUARY 31,   FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,
                              1999              1998                1999          1998          1997          1996          1995
                            --------          ---------          -----------   -----------   -----------   -----------   -----------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
Revenues..................  $ 6,190            $5,706              $13,413       $12,685       $12,000       $10,952       $10,107
Net earnings(3)...........      276               241                  849           779           749           700           650
FINANCIAL POSITION
Total assets..............  $10,348            $9,869              $10,533       $ 9,930       $10,059       $ 9,369       $ 8,443
Long-term debt, preferred
  and preference stock....    3,870             3,802                4,152         3,849         4,196         3,701         3,240
PER SHARE OF COMMON STOCK
Net earnings:(3)
  Basic...................  $  0.80            $ 0.67              $  2.43       $  2.18       $  1.97       $  1.82       $  1.69
  Diluted.................     0.77              0.64                 2.30          2.07          1.87          1.75          1.62
Cash dividends............     0.44 1/2          0.42 1/3             0.85          0.80          0.77          0.74          0.67
Book value................    11.49             11.22                11.46         10.99         10.27         10.26          8.96
WEIGHTED AVERAGE SHARES
  Basic...................    333.8             346.8                342.6         348.5         370.8         373.4         372.6
  Diluted.................    357.7             372.0                367.4         373.6         396.2         397.3         397.3

------------------------

(1) Operating results of periods which exclude Christmas may not be indicative of the operating results that may be expected for the full fiscal year.

(2) May's fiscal year ends on the Saturday closest to January 31. Fiscal year ended February 3, 1996 included 53 weeks.

(3) Represents net earnings and earnings per share from continuing operations.

    RECENT RESULTS AND DEVELOPMENTS

    For the 13 weeks ending October 30, 1999, May announced diluted earnings per share of 38 cents, versus 35 cents in the same period a year ago. Net earnings increased to $138 million from $130 million the prior year. Third quarter revenues were $3.24 billion, an increase of 5.1% compared with $3.09 billion in 1998. For the nine months ending October 30, 1999, May's diluted earnings per share were $1.15 per share, compared with 99 cents per share in 1998. Net earnings were $414 million, versus

$371 million a year ago. Revenues increased 7.3% during the nine months to $9.44 billion compared with $8.80 billion last year.

    May regularly evaluates and pursues business combination opportunities. Historically, May has been involved in numerous transactions of various sizes, for consideration which included cash or securities (including common stock) or combinations of both. As part of its long range planning and regular on-going evaluation of business combination opportunities, May is regularly engaged in a number of separate and unrelated discussions concerning possible business combinations and may in the future engage in discussions or negotiations which could involve material amounts of cash or stock or a combination of both. May cannot provide any assurance with respect to the timing, likelihood, or financial or business effect of any possible transactions. May does not publicly disclose possible transactions until the transactions reach a stage which makes them likely to be completed.

ZCMI SELECTED HISTORICAL FINANCIAL INFORMATION

    The selected historical financial information presented below for the fiscal years ended January 30, 1999, January 31, 1998, and February 1, 1997 and as of the end of each such fiscal year is derived from the consolidated financial statements of ZCMI, which have been audited by Deloitte & Touche LLP, independent auditors, and should be read in conjunction with the information and audited consolidated financial statements contained in ZCMI's Annual Report on Form 10-K/A for the fiscal year ended January 30, 1999, which is incorporated by reference herein. The selected historical financial information presented below for the 26 week periods ended July 31, 1999 and August 1, 1998 and as of the end of each such 26 week period has been obtained from the unaudited consolidated financial statements contained in ZCMI's Quarterly Report on Form 10-Q/A for the period ended July 31, 1999, which is incorporated by reference herein. See "Where You Can Find More Information."

                                       26 WEEKS
                                       ENDED(1)                                FISCAL YEAR ENDED(2)
                                 --------------------   -------------------------------------------------------------------
                                 JULY 31,   AUGUST 1,   JANUARY 30,   JANUARY 31,   FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,
                                   1999       1998         1999          1998          1997          1996          1995
                                 --------   ---------   -----------   -----------   -----------   -----------   -----------
                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
Revenues.......................   $  100     $  109        $  247        $  257        $  260        $  254        $  245
Net earnings (loss)............       (6)        (5)           (8)           --             2             1             4
FINANCIAL POSITION
Total assets...................   $  121     $  125        $  132        $  139        $  138        $  137        $  145
Long-term debt(3)                     15         55            63            57            43            56            51
PER SHARE OF COMMON STOCK
Net earnings (loss):
  Basic........................   $(2.91)    $(2.38)       $(3.93)       $ 0.10        $ 0.85        $ 0.27        $ 1.69
  Diluted......................    (2.91)     (2.38)        (3.93)         0.09          0.84          0.27          1.69
Cash dividends.................       --       0.32          0.48          0.63          0.60          0.60          0.60
Book value.....................    15.03      20.05         18.29         23.24         23.92         23.64         24.91
WEIGHTED AVERAGE SHARES
  Basic........................      2.2        2.2           2.2           2.2           2.2           2.2           2.1
  Diluted......................      2.2        2.2           2.2           2.2           2.2           2.2           2.1

------------------------

(1) Operating results of periods which exclude Christmas may not be indicative of the operating results that may be expected for the full fiscal year.

(2) ZCMI's fiscal year ends on the Saturday nearest the end of January. Fiscal year ended February 3, 1996 included 53 weeks.

(3) Includes long-term capital lease obligations. As of July 31, 1999, ZCMI was not in compliance with the financial covenants under its loan agreement. Accordingly, approximately $47 million of the long-term borrowings under the loan agreement were reclassified as short-term at July 31, 1999.

COMPARATIVE PER SHARE DATA

    The following table sets forth historical per share data for May and ZCMI, May combined pro forma per share data giving effect to the proposed merger accounted for as a purchase under generally accepted accounting principles and ZCMI equivalent pro forma per share data. The information presented should be read in conjunction with the historical financial statements and related notes thereto of May and ZCMI and the selected historical financial data including the notes thereto, each incorporated in or included elsewhere in this proxy statement/prospectus. Pro forma data have been included for comparative purposes only and do not purport to be indicative of (i) the results of operations or financial position which actually would have been obtained if the proposed merger had been completed at the beginning of the period or as of the date indicated or (ii) the results of operations or financial position which may be obtained in the future.

                                                                                     PRO FORMA
                                                          HISTORICAL        ---------------------------
                                                      -------------------       MAY           ZCMI
                                                        MAY        ZCMI     COMBINED(1)   EQUIVALENT(2)
                                                      --------   --------   -----------   -------------
NET EARNINGS (LOSS) PER COMMON SHARE:
BASIC
  Year ended January 30, 1999.......................   $ 2.43     $(3.93)     $ 2.39          $1.58
  26 weeks ended July 31, 1999......................     0.80      (2.91)       0.78           0.52
DILUTED
  Year ended January 30, 1999.......................   $ 2.30     $(3.93)     $ 2.27          $1.50
  26 weeks ended July 31, 1999......................     0.77      (2.91)       0.75           0.50
CASH DIVIDENDS PER COMMON SHARE
  Year ended January 30, 1999.......................   $ 0.85     $ 0.48      $ 0.85          $0.56
  26 weeks ended July 31, 1999......................     0.44 1/2      --       0.44 1/2       0.29
BOOK VALUE PER COMMON SHARE(3)
  As of January 30, 1999............................   $11.46     $18.29      $11.56          $7.65
  As of July 31, 1999...............................    11.49      15.03       11.59           7.67

------------------------

(1) Combines the historical operations of May and ZCMI adjusted to reflect the impact of purchase accounting by May and the issuance of approximately 1,485,000 shares of May common stock to ZCMI shareholders. The number of shares of May common stock to be issued in the merger assumes an average price per share of $34. See "The Merger Agreement--What ZCMI Shareholders Will Receive."

(2) ZCMI equivalent pro forma information is calculated by multiplying the May combined pro forma per share information by an assumed exchange ratio of .6618 of May shares for each share of ZCMI.

(3) Book value per share is computed by dividing common shareholders' equity by the number of shares of common stock outstanding at January 30, 1999 and July 31, 1999, respectively.

COMPARATIVE MARKET PRICE DATA

    May common stock is listed on the NYSE under the symbol "MAY." ZCMI common stock is traded in the over-the-counter ("OTC") market and quoted through the OTC Bulletin Board under the symbol "ZNCO." The following tables set forth for the periods indicated, the reported high and low per share sale prices of May common stock on the NYSE and the high and low bid price quotations for ZCMI common stock in the OTC market and dividends paid on such shares.

                                                         MAY                                    ZCMI
                                         -----------------------------------       -------------------------------
                                           HIGH       LOW        DIVIDENDS           HIGH       LOW      DIVIDENDS
                                         --------   --------   -------------       --------   --------   ---------
FISCAL YEAR ENDED JANUARY 31, 1998
  First Quarter.....................      $33.17     $29.08    $       0.20         $12.63     $12.50      $0.16
  Second Quarter....................       37.92      30.17            0.20          13.25      12.50       0.16
  Third Quarter.....................       38.08      33.83            0.20          14.63      13.25       0.16
  Fourth Quarter....................       37.92      33.25            0.20          14.50      14.50       0.16
FISCAL YEAR ENDED JANUARY 30, 1999
  First Quarter.....................      $44.33     $35.33    $   0.21 1/6         $15.12     $14.37      $0.16
  Second Quarter....................       47.25      41.33        0.21 1/6          15.00      14.50       0.16
  Third Quarter.....................       44.71      33.17        0.21 1/6          15.00      14.62       0.16
  Fourth Quarter....................       43.00      37.67        0.21 1/6          15.88      15.12         --(2)
FISCAL YEAR ENDED JANUARY 29, 2000
  First Quarter.....................      $41.50     $36.38    $   0.22 1/4         $15.00     $14.50      $  --
  Second Quarter....................       45.00      38.69        0.22 1/4          14.75      14.50         --
  Third Quarter.....................       41.50      32.63        0.22 1/4          22.00      14.00         --
  Fourth Quarter....................       34.13      31.63        0.22 1/4(1)       21.25      19.00         --
    (through November 29, 1999)

------------------------

(1) On November 12, 1999, May's board of directors declared the fourth quarter cash dividend of $.22 1/4 per share payable on December 15, 1999 to shareowners of record on December 1, 1999.

(2) On January 20, 1999, ZCMI's board of directors voted to suspend dividend payments.

    On October 14, 1999, the last full trading day prior to May's and ZCMI's announcement that they had reached an agreement concerning the merger, the closing sale prices of May common stock as reported by the NYSE and the ZCMI common stock as reported on the OTC market were $37 1/16 per share and $22 per share, respectively. Assuming an average price of $37 1/16 per share, the exchange ratio would have been .6071 of May common stock for each share of ZCMI common stock.

    On November 29, 1999, the last full trading day prior to the date of this proxy statement/ prospectus, the last reported sales prices per share of May common stock on the NYSE and the ZCMI common stock on the OTC market were $34 1/8 per share and $20 3/4 per share, respectively. Assuming an average price of $34 1/8 per share, the exchange ratio would have been .6593 of May common stock for each share of ZCMI common stock.

                                  RISK FACTORS

    In addition to the other information included in this document, you should consider carefully the risk factors described below.

MAY FACES COMPETITION IN THE RETAIL INDUSTRY.

    May conducts its retail merchandising business under highly competitive conditions. Although May is one of the nation's largest department store retailers, it has numerous competitors at the national and local level which compete with May's individual department stores. Competition is characterized by many factors including location, reputation, assortment, advertising, price, quality, service, and credit availability. May believes that it is in a strong competitive position with regard to each of these factors.

MAY'S EXPANSION DEPENDS ON ITS ABILITY TO SUCCESSFULLY ACQUIRE OR BUILD NEW STORES AND REMODEL AND/OR EXPAND EXISTING STORES.

    May's business expansion strategy focuses on acquiring or building new stores and remodeling and/or expanding existing stores. May evaluates each investment decision to determine if it meets its financial standards. May's success in achieving future growth through opening new stores or expanding existing stores will depend on its ability to identify, finance, obtain, construct, and operate these stores. Acquisitions depend on May's ability to identify, negotiate, and finance acquisitions on acceptable terms and integrate acquired stores into its operations. The failure by May to effectively implement its business expansion strategy could have a material adverse effect on its business and operations.

MAY'S SALES AND OPERATING RESULTS DEPEND ON CONSUMER PREFERENCES AND FASHION
  TRENDS.

    May's sales and operating results depend in part on its ability to predict or respond to changes in fashion trends and consumer preferences in a timely manner. May develops new retail concepts and continuously adjusts its inventory position in certain major and private-label brands and product categories in an effort to satisfy its customers. Any sustained failure by May to identify and respond to emerging trends in lifestyle and consumer preference could have a material adverse effect on its business. Consumer spending may be affected by many factors outside May's control, including competition from store-based retailers, mail order, and internet companies; consumer confidence and preferences; weather that affects customer traffic; and general economic conditions.

MAY FACES POTENTIAL YEAR 2000 ISSUES.

    In 1996, May began assessing and preparing its critical information systems, communications networks, equipment and facilities for the year 2000. As of the end of fiscal 1998, May completed this assessment and substantially completed the coding, testing, and installation of necessary modifications. In fiscal 1999, May successfully tested its electronic interfaces with major merchandise and service vendors for year 2000 compliance. Since May has completed its modifications, May does not expect any material disruption of business. Through monitoring year 2000 readiness disclosures and other means, May is receiving assurances from its primary merchandise vendors and service providers regarding their year 2000 readiness.

    Under the most reasonably likely worst case scenario, May does not anticipate more than isolated, temporary disruptions of its operations caused by year 2000 failures affecting either May or its primary merchandise and service vendors. May expects that its technically trained personnel, working in cooperation with key vendors and service providers, should be able to address year 2000 system issues that may arise. To the extent May's vendors are unable to deliver products and provide services due to their own year 2000 issues, May will generally have alternative sources for comparable products and services and does not expect to experience any material business disruptions. Many risks, however, such as the failure to perform by public utilities, telecommunications providers, and financial institutions, and the impact of the year 2000 issue on the economy as a whole, are outside May's control and could adversely affect the company and its ability to conduct business. While May has made a significant effort to address all anticipated risks within its control, this is an event without precedent; consequently, May cannot assure you that the year 2000 issue will not have a material adverse impact on May's financial condition, operating results, or business.

                     THE ZCMI SPECIAL SHAREHOLDERS' MEETING

    The board of directors of ZCMI is providing this proxy statement/prospectus to the holders of ZCMI common stock to solicit proxies for use at the special meeting of the shareholders of ZCMI and at any adjournments or postponements of that meeting. This proxy statement/prospectus and accompanying form of proxy are first being mailed to shareholders of ZCMI on or about December 1, 1999.

TIME AND PLACE; PURPOSES

    The special meeting will be held at the ZCMI Service Center, 2200 South 900 West, Salt Lake City, Utah 84137, on December 30, 1999, starting at 10:00 a.m., local time. At the special meeting, you will be asked to consider and to vote upon

    (1) a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 14, 1999, among ZCMI, May, and MS Acquisition, Inc., a Utah corporation and wholly owned subsidiary of May, pursuant to which MS Acquisition will be merged with and into ZCMI, with ZCMI surviving the merger as a wholly owned subsidiary of May, and

    (2) such other matters as may properly come before the special meeting or any postponement or adjournment thereof.

    The board of directors of ZCMI has determined that the terms of the merger agreement are fair to, and in the best interests of, the shareholders of ZCMI. The board of directors unanimously recommends that you vote "FOR" the approval and adoption of the merger agreement.

RECORD DATE; VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

    The record date for the special meeting is November 26, 1999. This means that you must have been a shareholder of record at the close of business on that date to vote at the special meeting. You are entitled to one vote for each share of ZCMI common stock that you owned at the close of business on the record date. As of the record date, there were issued and outstanding 2,244,441 shares of ZCMI common stock.

    The presence, in person or by proxy, of the holders of a majority of the votes entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. The affirmative vote by the holders of a majority of the shares of ZCMI common stock that were outstanding on the record date is required to approve and adopt the merger agreement and the merger.

PRINCIPAL SHAREHOLDERS

    As of the record date, the following shareholders owned more than 5% of the ZCMI common stock:

    - ZCMI Reserve Trust, a charitable trust of The Church of Jesus Christ of Latter-day Saints, 50 East North Temple, Salt Lake City, Utah 84150, beneficially owned an aggregate of at least 1,176,599 shares of ZCMI common stock (approximately 52.4% of the outstanding ZCMI common stock);

    - the directors and officers of ZCMI and their affiliates, as a group, beneficially owned an aggregate of 188,444 shares (excluding shares purchasable upon exercise of stock options) of ZCMI common stock (approximately 8.4% of the outstanding ZCMI common stock); and

    - the ZCMI Trust, a Utah grantor trust, 35 Century Park-Way, Salt Lake City, Utah 84115, beneficially owned an aggregate of 113,785 shares of ZCMI common stock (approximately 5.1% of the outstanding ZCMI common stock). These shares were transferred to the ZCMI Trust by John Price on September 15, 1999 for the benefit of the trust's named beneficiaries.

    Three shareholders, Richard H. Madsen, chief executive officer of ZCMI, Patricia Madsen, a director of ZCMI until November 26, 1999, and ZCMI Reserve Trust have entered into shareowner agreements with May. These shareholders have advised ZCMI that they intend to vote in favor of the merger agreement. Assuming favorable votes by these shareholders, approval of the merger is assured without the vote of any other ZCMI shareholders. See "The Shareowner Agreements."

PROXIES

    All shares of ZCMI common stock represented by properly executed proxy cards received prior to or at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on such proxy cards. If you send in your proxy card but do not mark your proxy card to tell the proxies how to vote your shares, the proxies will vote your shares "FOR" the approval of the merger agreement.

    If you mark "ABSTAIN" on a properly executed proxy card, you will be counted as present at the special meeting for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the special meeting. A proxy card marked "ABSTAIN" with respect to the merger proposal will have the effect of a vote against the merger agreement and the merger.

    If a broker, bank or other nominee holds your ZCMI common stock for your benefit but not in your own name, your shares are in "street name." In that case, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. Generally a nominee may only vote the common stock that it holds for you in accordance with your instructions. Consequently, a nominee cannot vote on the merger proposal if it does not receive your instructions. This is called a "broker nonvote." A broker nonvote will have the same effect as a vote against the approval of the merger agreement and the merger.

    You may revoke your proxy at any time before its use by

    - sending a written revocation to ZCMI's secretary;

    - signing another proxy card bearing a later date; or

    - attending the special meeting and voting in person.

SOLICITATION OF PROXIES

    ZCMI will pay the cost of its solicitation of proxies. May and ZCMI will share equally all printing and mailing expenses and filing fees. In addition to solicitation by mail, ZCMI will arrange with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and ZCMI will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing.

    Please do NOT send in any stock certificates with your proxy card. May will mail you a transmittal form with instructions for the surrender of your ZCMI stock certificates as soon as practicable after we complete the merger.

OTHER BUSINESS; ADJOURNMENTS

    The board of directors of ZCMI is not aware of any business to be acted upon at the special meeting other than as described in this proxy statement/prospectus. If, however, other matters are properly brought before the special meeting, or any adjournments or postponements thereof, the proxies will have discretion to vote or act on those matters according to their best judgment.

                                   THE MERGER

GENERAL

    The merger agreement provides for the merger of MS Acquisition with and into ZCMI, with ZCMI surviving the merger as a wholly-owned subsidiary of May. You will receive approximately $22.50 of May common stock for each share of ZCMI common stock that you own. To determine the exact number of shares of May common stock you will receive, first we will divide $22.50 by the arithmetic average of the high and low trading prices of May common stock during the 12(th) through 3(rd) trading days preceding the closing date of the merger. Then, we will multiply that fraction by the number of ZCMI shares that you own.

    May will not issue any fractional shares of May common stock. Instead, you will receive cash, without interest, for any fractional share. We will determine the amount of cash you will receive by multiplying the fraction of May common stock you would have otherwise been entitled to receive by the arithmetic average of the high and low trading prices of May common stock during the 12(th) through 3(rd) business days prior to the closing date of the merger.

    After completing the merger, May will send you instructions for exchanging your ZCMI stock certificates for a certificate representing shares of May common stock. The exchange agent will deliver to you May stock certificates and/or a check for any fractional share once it receives your ZCMI stock certificates. May will not pay you any dividends or other distributions with respect to May common stock with a record date occurring after the completion of the merger until you exchange your ZCMI stock certificates. You will not be able to vote any shares of May common stock until you exchange your ZCMI stock certificates.

    After completing the merger, no ZCMI shares will be transferred on ZCMI's stock transfer books. If you present a ZCMI stock certificate for transfer after the merger, the exchange agent will cancel the certificate and exchange it for a certificate representing shares of May common stock and a check for the amount to be paid for any fractional shares.

BACKGROUND OF THE MERGER

    Retail department store chains have been combining over the last several years. A number of competitive factors have contributed to this trend. These include the efficiencies that result from increased purchasing power, combined operations, and an ability to serve more markets. The consolidation of the department store industry has put increasing pressure on the operating margins of local and regional department store chains, including ZCMI.

    ZCMI's revenues have decreased during each of the last two fiscal years. ZCMI incurred significant losses during the fiscal year ended January 30, 1999, and has continued to incur losses during the current fiscal year. Decreased revenues and profitability have adversely affected ZCMI's financial position. At May 1, 1999, ZCMI was not in compliance with one of the financial covenants contained in its bank loan agreement. ZCMI was unable to regain compliance with this financial covenant, and at July 31, 1999, ZCMI was not in compliance with two additional financial covenants under the bank loan agreement.

    ZCMI's management has, from time to time, considered potential business combination transactions with a view to improving its competitive position and enhancing shareholder value. Because a majority of the outstanding ZCMI common stock is controlled by a single shareholder, any merger or business combination would require the approval of that shareholder under Utah law. Accordingly, in considering potential business combination transactions, ZCMI's management considered whether it could obtain the approval of its controlling shareholder. Although May and other large department store companies contacted ZCMI from time to time regarding potential business combination transactions, ZCMI's controlling shareholder was not interested in pursuing a business combination transaction until July, 1999. In light of the controlling shareholder's position and other factors, ZCMI determined that the preliminary discussions with May and other companies prior to July, 1999 did not present realistic opportunities for a business combination transaction.

    Between mid-July, 1995 and October, 1998, a representative of May contacted a representative of ZCMI on a number of occasions to discuss May's interest in pursuing a business combination or other transaction with ZCMI. Although representatives of ZCMI and May discussed general issues from time to time during this period relating to a potential business combination or other transaction, ZCMI and May did not engage in negotiations with respect to a specific proposal.

    In October 1998, the board of directors of ZCMI reviewed ZCMI's financial position and requested that management create a committee to examine the company's financial position, explore strategic alternatives and consult with retailing experts about ways to address ZCMI's declining performance and related issues and develop a plan of action.

    On January 20, 1999, the board of directors of ZCMI discussed past and present interest in ZCMI by other major retailers, and the trend towards consolidation in the industry and formed an ad hoc committee to review the company's specific situation and alternatives available to it.

    In late January and early March, 1999, R. Dean Wolfe, May's executive vice president of acquisitions and real estate, and Richard H. Madsen, ZCMI's chief executive officer, communicated on several occasions to discuss May's continued interest in a possible transaction with ZCMI.

    On April 21, 1999, Mr. Madsen reported to the board of directors of ZCMI on the increased interest by department stores in acquiring ZCMI.

    On April 29, 1999, Mr. Wolfe sent Mr. Madsen a letter of interest that contemplated May's purchase of all of ZCMI's assets.

    On July 13, 1999, ZCMI's controlling shareholder indicated that it would support ZCMI management's decision to hire an investment banking firm.

    On July 20, 1999, Mr. Wolfe and Thomas H. Lucas, May's vice president of corporate development, met with Mr. Madsen and outside members of the board of directors of ZCMI to discuss May's letter. Following that meeting, May sent to James Jardine, a director of ZCMI, a package of materials describing May's employee benefit plans and programs.

    On July 21, 1999, Mr. Madsen reviewed May's letter at a meeting of the board of directors of ZCMI. The board authorized management to hire a consultant to advise the board in connection with its selection of an investment banking firm to assist it in reviewing strategic alternatives, including merging with another department store company.

    On July 23, 1999, at a meeting of a committee of the board of directors of ZCMI, the investment banking firm of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") made a presentation reviewing recent events in the industry, including recent acquisitions, and outlining various alternatives available to ZCMI. Following its presentation, ZCMI engaged DLJ to assist ZCMI and begin a process to solicit acquisition proposals.

    During the following weeks, DLJ contacted a number of potential bidders, including May. On August 11, 1999, May and ZCMI entered into a confidentiality agreement, and the following day May sent representatives to Salt Lake City to begin a due diligence investigation of ZCMI. Throughout August 1999, ZCMI also entered into confidentiality agreements with four of the other potential bidders contacted by DLJ.

    On August 20, 1999, at its regularly scheduled board meeting, May's management presented to the May board of directors various materials concerning ZCMI and outlined the terms of a proposed acquisition transaction. The board of directors authorized management to pursue the transaction substantially as presented to the board.

    On August 27, 1999, DLJ sent a letter outlining the procedures for submitting an offer to acquire ZCMI and a form of agreement and plan of merger to May and another potential bidder. It requested that all offers be submitted by 12:00 p.m. noon (E.D.T.) on September 10, 1999.

    On September 10, 1999, May submitted a proposal to acquire ZCMI at $22.50 per share of ZCMI common stock. May expressed a willingness for the consideration to be paid in either cash or shares of May common stock. At the same time, May also submitted a form of shareowner agreement to be signed by the controlling shareholder and two members of the board of directors of ZCMI who own ZCMI common stock. During the rest of September, May continued its due diligence, and ZCMI's advisors and representatives and May's representatives negotiated the terms of the merger agreement and shareowner agreement.

    On September 13, 1999, one other bidder submitted a bid for the acquisition of ZCMI. The other bidder indicated an interest in acquiring all of the outstanding shares of ZCMI common stock at a price per share in cash below May's bid. DLJ informed the other bidder that its bid was below a bid previously received by ZCMI, but the other bidder declined to improve its bid.

    On September 21, 1999, at the request of the management of ZCMI, DLJ negotiated with May in an effort to determine whether May would increase its purchase price. May indicated that it was not willing to increase the proposed purchase price, but that it was willing to negotiate certain other aspects of the transaction.

    On September 27, 1999, May modified its proposal to address issues raised by ZCMI and the controlling shareholder. May proposed to limit its use of the "ZCMI" trade name and to keep the downtown Salt Lake City store closed on Sundays. May also proposed to offer employment and consulting agreements to certain executives of ZCMI and reaffirmed its proposal to provide an enhanced severance program for other ZCMI employees who are terminated other than for cause within six months after the closing of the merger.

    On September 27, 1999, ZCMI instructed DLJ to inform Mr. Wolfe that May would be the successful bidder if a final agreement could be reached.

    During the first week of October, 1999, several senior executives of May met with senior executives of ZCMI to discuss operational and transitional issues.

    On October 7, 1999, representatives of May met with the trustees of ZCMI Reserve Trust and its counsel to negotiate the terms of the shareowner agreement.

    On October 13, 1999, and October 14, 1999, representatives of May again met with the trustees of ZCMI Reserve Trust and its counsel to finalize specific terms of the ZCMI Reserve Trust's shareowner agreement and May's representatives and ZCMI's counsel continued to negotiate the terms of the merger agreement. See "The Shareowner Agreements--Special Provisions in ZCMI Reserve Trust Shareowner Agreement."

    Late on October 14, 1999, the board of directors of ZCMI met in a special meeting. At the meeting, ZCMI's management and legal and financial advisors reviewed the material terms of the merger agreement and the shareowner agreements with the members of the board of directors. DLJ made a presentation to the board, including a discussion of analyses used in evaluating the proposed transaction. During the meeting, DLJ provided its opinion that the merger consideration to be received by shareholders of ZCMI, other than shareholders who are affiliates of ZCMI, is fair to those shareholders from a financial point of view. After full consideration and discussion, the ZCMI board of directors unanimously approved the merger agreement.

    Immediately following the board meeting, the appropriate parties signed the merger agreement, Richard H. Madsen, Patricia Madsen and May signed shareowner agreements, and May signed the shareowner agreement that ZCMI Reserve Trust signed earlier in the evening. The parties issued a joint press release announcing the transaction on the morning of October 15, 1999.

ZCMI'S REASONS FOR THE MERGER

    At its October 14, 1999 meeting, after careful consideration, the ZCMI board of directors:

    - determined that the merger is fair to, and in the best interests of, the shareholders of ZCMI;

    - approved the merger agreement and the transactions contemplated thereby;
      and

    - resolved to recommend the merger agreement to the shareholders of ZCMI.

    The following section briefly describes certain of the reasons, factors and information taken into account by the board of directors in reaching its conclusion.

INFORMATION AND FACTORS CONSIDERED BY THE BOARD OF DIRECTORS

    The ZCMI board of directors made its determination after careful consideration of, and based on, a number of factors including those described below:

    - current industry, economic and market conditions, including in particular the significant amount of consolidation that has occurred and is likely to continue in the industry and the difficulties that smaller companies experience;

    - ZCMI's need to consolidate to keep pace with the larger department store chains;

    - the strategic fit between ZCMI and May, including the opportunity for synergies and cost savings;

    - the fact that ZCMI was not in compliance with the financial covenants under its bank loan agreement, ZCMI's ability to regain compliance with such covenants, and ZCMI's need for additional financing;

    - the fact that the merger consideration of $22.50 per share of ZCMI common stock represented a substantial premium over the average trading price of ZCMI common stock over the past year and that May common stock is highly liquid, has a higher annual dividend and would provide ZCMI shareholders with an opportunity to participate in the growth potential of May;

    - DLJ's analyses presented to the ZCMI board and DLJ's opinion that, based upon the assumptions, limitations, and qualifications in the opinion, the merger consideration to be received by shareholders of ZCMI, other than shareholders who are affiliates of ZCMI, pursuant to the merger agreement is fair to those shareholders from a financial point of view (See Annex II to this proxy statement/prospectus; see "--Opinion of Financial Advisor to the Board of Directors of ZCMI");

    - the expected ability to consummate the merger as a tax-free reorganization under the Internal Revenue Code of 1986, as amended;

    - advice from ZCMI's legal advisors as to the likelihood that certain of the legal conditions to the closing of the merger could be satisfied;

    - the other provisions of the merger agreement, including the requirement of ZCMI shareholder approval and the limited protection of the employment of certain employees of ZCMI (see "The Merger Agreement--Employee Matters and Benefit Plans");

    - the fact that ZCMI Reserve Trust, ZCMI's controlling shareholder, was in favor of the merger and willing to enter into a shareowner agreement with May; and

    - the interests of the officers and directors of ZCMI in the merger, including the matters described under "--Interests of Certain Persons in the Merger."

    In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the merger and the complexity of such matters, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, the board of directors did not undertake to determine specifically whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to its ultimate determination, but rather conducted a discussion of the factors described above, including asking questions of ZCMI's management and legal and financial advisors, and reached a general consensus that the merger is in the best interests of ZCMI and its shareholders. In considering the factors described above, individual members of the board of directors of ZCMI may have given different weight to different factors.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF ZCMI

    The ZCMI board of directors has determined that the terms of the merger agreement are fair to, and in the best interests of, ZCMI shareholders and unanimously recommends that you vote "FOR" the approval and adoption of the merger agreement.

OPINION OF FINANCIAL ADVISOR TO THE BOARD OF DIRECTORS OF ZCMI

    ZCMI selected DLJ as its financial advisor with respect to the merger because DLJ is a nationally recognized investment banking firm that has substantial experience in the department store industry. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In its role as financial advisor, DLJ was asked by the ZCMI board of directors to render an opinion as to the fairness from a financial point of view to the shareholders of ZCMI, other than shareholders who are affiliates of ZCMI, of the consideration to be received by such shareholders pursuant to the terms of the merger agreement. On October 14, 1999, DLJ delivered its written opinion to the ZCMI board of directors to the effect that, as of that date and based upon and subject to the assumptions, limitations, and qualifications in such opinion, the consideration to be received by the shareholders of ZCMI, other than shareholders who are affiliates of ZCMI, pursuant to the merger agreement is fair to such shareholders from a financial point of view.

    A copy of the DLJ opinion is attached as Annex II. You are urged to read the DLJ opinion carefully in its entirety for the assumptions made, the procedures followed, the matters considered, and the limits of the review made by DLJ in connection with its opinion. DLJ prepared its opinion for the ZCMI board of directors. The opinion is directed only to the fairness of the consideration to be received in the merger by shareholders of ZCMI, other than shareholders who are affiliates of ZCMI, from a financial point of view. The DLJ opinion does not constitute a recommendation to any shareholder as to how to vote on the merger and does not constitute an opinion as to the price at which the May stock will actually trade. DLJ did not, and was not requested by the ZCMI board of directors to, make any recommendation as to the form or amount of the consideration to be paid in the merger, which issues were resolved in arms-length negotiations between ZCMI and May.

    In preparing its opinion, DLJ:

    - reviewed the merger agreement;

    - reviewed financial and other information that was publicly available or furnished to it by ZCMI and May, including information provided during discussions with their respective managements;

    - reviewed the historical stock prices and trading volumes of the common stock of ZCMI and May;

    - compared certain financial and securities data of ZCMI with various other companies whose securities are traded in public markets;

    - reviewed prices and premiums paid in certain other business combinations; and

    - conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

    Included in the information provided during discussions with management were financial projections of ZCMI for the period beginning August 1, 1999 and ending January 31, 2004 prepared by the management of ZCMI and information concerning ZCMI's near-term liquidity concerns.

    In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by ZCMI and May or their representatives, or that was otherwise reviewed by it. DLJ relied on representations that the financial projections provided to it were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of ZCMI as to the future operating and financial performance of ZCMI. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it. DLJ also assumed that the merger will qualify as a tax-free reorganization.

    The DLJ opinion is necessarily based on economic, market, financial, and other conditions as they existed on, and on the information made available to DLJ as of, the date of the opinion. It does not address the relative merits of the merger and the other business strategies being considered by the ZCMI board of directors, nor does it address the board's decision to proceed with the merger. The DLJ opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the merger.

    The following is a summary of the material financial analyses presented by DLJ to the ZCMI board of directors on October 14, 1999. DLJ drew no specific conclusions from any of these analyses into its qualitative assessment of the relevant facts and circumstances. You should read the information presented in the tables together with the accompanying text.

    STOCK PRICE AND TRADING HISTORY. DLJ reviewed the daily trading activity, including price and volume, of ZCMI from October 12, 1998 to October 12, 1999. DLJ noted that the daily trading price of ZCMI common stock ranged from a high of $21.50 on October 12, 1999 to a low of $14.00 on July 29, 1999 and the daily trading volume ranged from 100 shares to 12,300 shares. DLJ also noted that the ZCMI closing price one day prior to date of the special committee meeting to discuss the sale of the company of July 23, 1999 was $14.38 and the closing price one day prior to the date of press coverage which rumored a sale of ZCMI of August 27, 1999 was $15.50.

    ANALYSIS OF SELECTED PUBLICLY-TRADED REGIONAL DEPARTMENT STORE
COMPANIES. DLJ analyzed the implied price per share of ZCMI based on the market values and trading multiples of selected publicly traded, regional department store companies. The regional department store companies consisted of: The Bon-Ton Stores, Inc., Elder-Beerman Stores Corp., Gottschalks Inc. and Stage Stores, Inc. DLJ compared the enterprise values of the comparable companies as multiples of their latest twelve months sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), projected fiscal year ending January 31, 2000, sales and projected fiscal year ending January 31, 2001 sales. DLJ also compared the closing stock prices of each of the comparable companies as multiples of their projected fiscal year ending January 31, 2000 earnings per share ("EPS"), and projected fiscal year ending January 31, 2001 EPS. In each case mentioned above, DLJ derived the implied price per share for ZCMI based on the average of each of the multiples. Sales and EPS projections for ZCMI were based upon estimates provided to DLJ by the management of ZCMI. Sales projections for the comparable companies were based upon publicly available research analyst estimates. EPS projections for the comparable companies were based upon First Call Research Network consensus research analyst estimates. All multiples were based on closing stock prices on October 12, 1999. The ranges of multiples and the implied prices per share of ZCMI based on the average of the multiples analyzed were as follows:

                                                              SELECTED REGIONAL DEPARTMENT STORE COMPANIES
                                                        ---------------------------------------------------------
                                                        IMPLIED ZCMI
                                                        STOCK PRICE*       AVERAGE          HIGH           LOW
                                                        ------------       --------       --------       --------
Enterprise value as multiple of:
Latest twelve months sales.......................          $9.25              0.4x           0.5x           0.2x
Latest twelve months EBITDA......................            n/m              7.0            9.7            4.4
Latest twelve months EBIT........................            n/m             17.1           40.4            7.0
Projected fiscal year ending January 31, 2000
  sales..........................................           2.78              0.3            0.4            0.2
Projected fiscal year ending January 31, 2001
  sales..........................................           1.08              0.3            0.4            0.2
Stock price as multiple of:
Projected fiscal year ending January 31, 2000
  EPS............................................            n/m             10.5x          14.0x           6.0x
Projected fiscal year ending January 31, 2001
  EPS............................................            n/m              8.6           12.9            5.0

------------------------

*   "n/m" means "not meaningful."

    ANALYSIS OF SELECTED COMPARABLE REGIONAL DEPARTMENT STORE MERGER AND ACQUISITION TRANSACTIONS. DLJ analyzed the implied transaction multiples paid in selected comparable regional department store merger and acquisition transactions. The transactions were: C.R. Anthony Company/ Stage Stores, Inc., G.R. Herberger's, Inc./Proffitt's, Inc., Parisian, Inc./Proffitt's, Inc. and Younkers, Inc./ Proffitt's, Inc. DLJ analyzed the multiple of the enterprise value in the comparable transactions to sales and EBITDA for the latest twelve months and the multiple of equity market value to net income for the latest twelve months. Enterprise value is equity market value plus total debt and the book value of preferred stock less excess cash and cash equivalents. Additionally, DLJ analyzed the average premiums paid in these transactions one day prior, one week prior and four weeks prior to the public announcement of the respective transaction. DLJ also calculated the price per share of ZCMI implied by the average transaction multiples and by the average premiums paid as of the July 23, 1999 special committee meeting to discuss the sale of ZCMI, respectively. This analysis provided the following results:

                                                              IMPLIED ZCMI
                                                              STOCK PRICE*   AVERAGE
                                                              ------------   --------
Enterprise value as multiple of:
  Latest twelve months sales................................     $27.80        0.6x
  Latest twelve months EBITDA...............................        n/m         9.3
Equity value as multiple of:
  Latest twelve months net income...........................        n/m        24.9
Implied premiums paid:
  One day prior to Special Committee meeting (07/22/99).....      15.95        11.0%
  One week prior to Special Committee meeting (07/15/99)....      16.27        15.8
  One month prior to Special Committee meeting (06/24/99)...      18.80        30.4

------------------------

*   "n/m" means "not meaningful."

    No company or transaction used in the "Analysis of Selected Publicly-Traded Regional Department Store Companies" or "Analysis of Selected Comparable Regional Department Store Merger and Acquisition Transactions" as a comparison is identical to ZCMI or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the comparable companies, comparable transactions or the business segment, company or transaction to which they are being compared.

    PREMIUMS PAID ANALYSIS. DLJ analyzed the purchase price premium paid over the market price prior to announcement in selected merger and acquisition transactions since October 1, 1994 involving stock consideration and with valuations ranging from $100.0 million to $250.0 million. DLJ analyzed the average premiums in these transactions one day prior, one week prior and four weeks prior to the public announcement of the respective transaction, and applied the average premiums to the ZCMI closing share prices one day prior, one week prior and four weeks prior to the July 23, 1999 special committee meeting to discuss the sale of ZCMI and prior to the August 27, 1999 press coverage which rumored a sale of ZCMI to calculate the implied price per share of ZCMI. This analysis yielded the following results:

                                                                              AVERAGE
                                                                 ZCMI         PREMIUMS       IMPLIED
                                                                CLOSING     IN SELECTED       ZCMI
                                                              STOCK PRICE   TRANSACTIONS   STOCK PRICE
                                                              -----------   ------------   -----------
One day prior to special committee meeting (07/22/99).......    $14.38           25.7%       $18.07
One week prior to special committee meeting (07/15/99)......     14.06           30.5         18.34
Four weeks prior to special committee meeting (06/24/99)....     14.43           41.7         20.45
One day prior to press coverage (08/26/99)..................     15.50           25.7         19.48
One week prior to press coverage (8/19/99)..................     15.19           30.5         19.82
Four weeks prior to press coverage (7/29/99)................     14.00           41.7         19.83

    DISCOUNTED CASH FLOW ANALYSIS. DLJ performed a discounted cash flow analysis of ZCMI using projections and assumptions provided by ZCMI's management. The discounted cash flow for ZCMI was estimated using discount rates ranging from 10% to 12% and estimated EBITDA multiples in 2004 ranging from 7.0x to 9.0x. This analysis yielded implied prices per share for ZCMI from ($4.20) to $3.36.

    LIQUIDATION ANALYSIS. DLJ analyzed the value that could potentially have been realized by a shareholder of ZCMI if ZCMI underwent an orderly liquidation of its assets. An orderly liquidation scenario contemplates that ZCMI would have sufficient time to liquidate its assets at market value for such assets. ZCMI management compared the book value of ZCMI assets as of July 31, 1999 from ZCMI internal balance sheets and provided estimated liquidation values for such assets. Total secured, unsecured and other estimated claims as of July 31, 1999 were subtracted from the total estimated asset value to determine an estimated per share value of ZCMI in a liquidation scenario. This analysis indicated that ZCMI shareholders would receive a value of $2.22 per share.

    The summary set forth above is not a complete description of the analyses performed by DLJ but describes, in summary form, the principal elements of the presentation by DLJ to the ZCMI board of directors on October 14, 1999 in connection with its opinion. The preparation of a fairness opinion involves various determinations about the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses together and did not place particular reliance or weight on any individual analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    ZCMI has agreed to pay DLJ for its services in connection with the merger an aggregate financial advisory fee of 1.50% of the value of the total transaction, including an aggregate fee of $500,000 for providing advisory services and rendering its fairness opinion to the ZCMI board of directors with respect to the merger. ZCMI also has agreed to reimburse DLJ for travel and other out-of-pocket expenses, including the fees and expenses of its legal counsel. ZCMI has also agreed to indemnify DLJ and related persons against liabilities, including liabilities under the federal securities laws, arising out of DLJ's engagement. DLJ has advised ZCMI that, in the ordinary course of business, DLJ and its affiliates may actively trade or hold the securities of ZCMI and May for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in their securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the board of directors of ZCMI with respect to the merger agreement and the merger, you should be aware that a number of ZCMI officers and directors have certain interests in the merger that are different from, or in addition to, yours and other shareholders, including those referred to below.

    STOCK OPTIONS AND RESTRICTED STOCK. The executive officers of ZCMI own options to purchase shares of ZCMI common stock and/or restricted shares of ZCMI common stock pursuant to ZCMI employee benefit plans. Under the merger agreement, each outstanding share of restricted stock will be cancelled and converted into the right to receive $22.50 in cash. Each outstanding stock option will be cancelled and converted into the right to receive in cash the excess of $22.50 over the exercise price of the option multiplied by the number of shares of ZCMI common stock subject to the option.

    EMPLOYMENT AND CONSULTING AGREEMENTS. On various dates in October, 1999, May entered into employment agreements with ten key executives of ZCMI. The employment agreements provide that each key executive will be employed by May following the closing of the merger for a period of up to one year and will provide services as required by May during the transition and integration period. All agreements provide that payments under the employment agreements stop if the executive becomes an employee or director of, or performs services for, a competitor of May during the term. In addition, the agreements for five of the key executives prohibit the executives from soliciting employees of May or from becoming employees or directors of, or performing services for, a competitor of May for 12 months after their employment with May ends. The employment agreements for the other five key executives prohibit these activities for a six month period. Five of the key executives have also entered into consulting contracts with May. The consulting contracts provide that these key executives will provide consulting services to May for up to 90 days during the 18 months following the first anniversary of the closing date of the merger. In the event Richard H. Madsen's medical condition worsens and he is no longer able to engage in full time employment, May will continue to employ him on inactive status for the remainder of the term of his employment agreement, retain his services for the remainder of the term of his consulting contract and continue to compensate him for the remainder of the terms of both the employment agreement and consulting agreement. In addition, May has agreed to provide certain medical benefits to Mr. Madsen and certain of his dependents after his retirement for the remainder of his life.

    CERTAIN BENEFIT PLANS. All executive officers of ZCMI are eligible to participate in certain of its employee benefit plans, bonus plans and retention programs. Pursuant to the merger agreement, May has agreed that it will provide benefits to employees of ZCMI that are no less favorable in the aggregate than the employee benefits provided to them prior to the merger or, at May's option, the employee benefits provided to similarly situated employees of May. See "The Merger Agreement--Employee Matters and Benefit Plans."

    INDEMNIFICATION AND INSURANCE. From and after the effective date of the merger, May or ZCMI, as the surviving corporation in the merger, will indemnify, defend and hold harmless certain ZCMI employees, officers and directors to the fullest extent permitted under applicable law, against any claim, liability, loss, damage, cost or expense based in whole or in part on, or arising out of any matter occurring at or prior to the merger, including matters arising out of or pertaining to the merger.

    For a period of four years after the merger, May will maintain in effect the policies of directors' and officers' liability insurance maintained by ZCMI, or substitute policies of at least the same coverage and amounts, with respect to matters arising before the merger, subject to the limitation that May will not be required to pay an annual premium for such insurance in excess of 200% of the annual premiums paid by ZCMI immediately prior to the execution date of the merger agreement.

    MERCHANDISE DISCOUNTS. May has agreed to provide discounts on purchases of merchandise at stores within the Meier & Frank division of May to certain officers and directors of ZCMI and certain members of their families.

ACCOUNTING TREATMENT

    May will account for the merger as a purchase of ZCMI by May for accounting and financial reporting purposes. Therefore, the aggregate consideration paid by May in connection with the merger will be allocated to ZCMI's assets and liabilities based on their fair values with any excess being treated as goodwill.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    This description of certain federal income tax consequences of the merger is included solely for the general information of ZCMI shareholders. It is not a comprehensive description of all of the tax consequences that may be relevant to a shareholder of ZCMI, including tax consequences that arise from rules of general application to all taxpayers or to some classes of taxpayers or that are generally assumed to be known by investors. This description is based upon the Internal Revenue Code, applicable Treasury Regulations and administrative rulings and judicial authority as of the date of this document, all of which are subject to change (possibly on a retroactive basis) and to differing interpretations.

    ZCMI has obtained an opinion letter from its counsel, Stoel Rives LLP, as to certain tax consequences of the merger which is attached as Exhibit 8.1 to the registration statement of which this document forms a part, to the effect that if the merger occurs as set forth in the merger agreement and as described herein, and assuming that May acquires at least 80 percent of the outstanding ZCMI common stock in exchange for May common stock:

    - The merger will qualify as a "reorganization"within the meaning of
      Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    - Shareholders of ZCMI (a) will not recognize gain or loss for federal income tax purposes as a result of the exchange of their shares of ZCMI common stock for May common stock in the merger, except with respect to cash received instead of a fractional share of May common stock, as discussed below, and (b) will have a tax basis in the May common stock received in the merger equal to the tax basis of the ZCMI common stock surrendered in the merger less any tax basis of the ZCMI common stock surrendered that is allocable to a fractional share of May common stock for which cash is received.

    - A ZCMI shareholder's holding period with respect to the May common stock received in the merger will include the holding period of the ZCMI common stock surrendered in the merger, assuming the shareholder holds the shares of ZCMI common stock as a capital asset on the date of the exchange.

    - To the extent that a shareholder of ZCMI common stock receives cash instead of a fractional share of May common stock, the shareholder will recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the shareholder's shares of ZCMI stock allocable to such fractional share of May common stock. Assuming the shareholder holds the shares of ZCMI common stock as a capital asset on the date of the exchange, the gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the shares of ZCMI common stock exchanged for the fractional share of May common stock were held for more than one year at the effective time of the merger.

    - A shareholder of ZCMI who dissents from the merger and who receives cash in exchange for the ZCMI common stock held by the shareholder will generally recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the tax basis of the shareholder's shares of ZCMI stock. There may, however, be circumstances peculiar to a dissenting shareholder which would cause the cash received to be treated as a distribution of property to which
      Section 301 of the Code applies (which could under certain circumstances result in the cash being taxed as a dividend).

    - None of May, ZCMI or MS Acquisition will recognize gain or loss for federal income tax purposes with respect to the merger. However, ZCMI may recognize income or gain in connection with the receipt of rights and properties by ZCMI in accordance with the letter agreement dated
      October 14, 1999 between May and The Church of Jesus Christ of Latter-day Saints.

    The tax opinions do not address the tax consequences of the merger to ZCMI shareholders who are subject to special rules, such as shareholders who are not citizens or residents of the United States or organized under the laws of the United States, financial institutions, tax-exempt organizations, insurance companies, brokers or dealers in securities, traders in securities electing mark to market, shareholders who acquired their ZCMI common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation or shareholders who hold their ZCMI common stock pursuant to a tax-qualified retirement plan or as part of a straddle, hedge or conversion transaction.

    The tax opinions are based upon the reasoned conclusion of counsel that the rights and properties acquired by ZCMI Reserve Trust under the ZCMI Reserve Trust shareowner agreement solely for the rights and properties to be received by ZCMI in accordance with the letter agreement between May and The Church of Jesus Christ of Latter-day Saints does not prevent the merger from satisfying the "substantially all of its properties" requirement for a reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The matter is not entirely free from doubt.

    The tax opinions are based upon the assumption that May will acquire at least 80 percent of the outstanding ZCMI common stock in exchange for May common stock. ZCMI common stock acquired for cash with May funds in the merger, such as the restricted stock of ZCMI (representing approximately 2% of the outstanding ZCMI common stock) and stock of ZCMI shareholders who dissent from the merger, will be treated as acquired by May for cash. If the amount of this stock exceeds 20 percent of the ZCMI common stock, the merger would not qualify as a tax-free reorganization and, among other consequences, ZCMI shareholders who receive May common stock in the merger would be treated as if they had sold their ZCMI common stock for cash in an amount equal to the value of the May common stock received.

    The tax opinions are also based upon certain factual assumptions, and upon certain representations and assurances of May, MS Acquisition, ZCMI and ZCMI Reserve Trust set forth in certificates signed by officers of May, MS Acquisition and ZCMI and by a trustee of ZCMI Reserve Trust. While some of those representations are limited to the best knowledge of the officer or trustee, or express an intention with respect to future conduct, counsel assumed for purposes of rendering its opinion that those representations were true without the knowledge limitation and that the representations accurately describe future conduct.

    An opinion of counsel is not binding upon the IRS or the courts. There is no assurance that the IRS or a court would agree with the tax opinions of counsel. No ruling from the IRS concerning the tax consequences of the merger has been requested.

    Cash payments to ZCMI shareholders in the merger (including cash paid to dissenting shareholders) generally will be subject to backup withholding at a rate of 31% unless either (1) the shareholder provides its taxpayer identification number (social security or employer identification number) and certifies that the number is correct or (2) an exemption from backup withholding applies under the applicable laws and regulations.

    IF YOU ARE A ZCMI SHAREHOLDER, YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE TAX RETURN REPORTING REQUIREMENT, THE APPLICABILITY OF FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS. ANY SHAREHOLDER WHO INTENDS TO DISSENT FROM THE MERGER IS PARTICULARLY URGED TO CONTACT HIS OR HER OWN TAX ADVISOR.

CERTAIN REGULATORY MATTERS

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder provide that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. The respective obligations of May and ZCMI to consummate the merger are conditioned upon all waiting periods (and extensions thereof) applicable to the consummation of the merger under the HSR Act having expired or been terminated. See "The Merger Agreement--Conditions to

Obligations." May and ZCMI both made the requisite filings under the HSR Act by October 28, 1999, in connection with the merger. The FTC granted early termination of the waiting period on November 5, 1999. Notwithstanding that the HSR Act waiting period has been terminated, at any time before or after the effective time of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or advisable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of assets or businesses of May or ZCMI.

    In addition, at any time before or after the effective time of the merger, and notwithstanding that the HSR Act waiting period has been terminated, any state could take such action under its antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of assets or businesses of May or ZCMI. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

    Based on information available to them, May and ZCMI believe that the merger may be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such a challenge were made, May and ZCMI would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the merger.

    Neither May nor ZCMI is aware of any other governmental or regulatory filings or approvals required in connection with the merger, other than compliance with applicable securities laws.

RESTRICTIONS ON RESALES OF MAY COMMON STOCK BY AFFILIATES OF ZCMI

    The shares of May common stock to be issued to ZCMI shareholders in the merger are being registered under the Securities Act pursuant to the registration statement of which this proxy statement/prospectus is a part. These shares will be freely transferable, except those received by ZCMI "affiliates," as that term is defined under the Securities Act, at the time of the special meeting. The shares of May common stock received by affiliates may be resold by them only pursuant to an effective registration statement under the Securities Act, in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act, or if sold in compliance with an exemption from the registration requirements of the Securities Act. Persons who may be considered affiliates of ZCMI include individuals or entities that control, are controlled by, or are under common control with ZCMI, and may include some of ZCMI's officers and directors as well as ZCMI's principal shareholders.

    Pursuant to Rule 145 under the Securities Act, the sale of May common stock acquired by such affiliates of ZCMI pursuant to the merger will be subject to certain restrictions. Such persons may sell May common stock under Rule 145 only if

    - May has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, during the preceding
      12 months;

    - the May common stock is sold in a "broker's transaction," which is defined in Rule 144 under the Securities Act as a sale in which

       (a) the seller does not solicit or arrange for orders to buy the securities,

       (b) the seller does not make any payment other than to a broker,

       (c) the broker does no more than execute the order and receive a nominal commission,

       (d) the broker does not solicit customer orders to buy the securities;
           and

    - such sale and all other sales made by such person within the preceding three months do not collectively exceed the greater of

        (x) 1% of the outstanding shares of May common stock and

        (y) the average weekly trading volume of May common stock on all national securities exchanges during the four-week period preceding the sale.

    ZCMI Reserve Trust may be deemed to be an "affiliate" of ZCMI within the meaning of Rule 145 under the Securities Act. This proxy statement/prospectus also constitutes the prospectus of ZCMI Reserve Trust relating to its possible resale of the shares of May common stock it will receive in the merger.

    The following table provides certain information with respect to ZCMI Reserve Trust's expected beneficial ownership of shares of May common stock following the merger:

                                                                                  MAXIMUM
                                                                                 NUMBER OF
                                                              SHARES OF MAY    SHARES OF MAY
                                                               COMMON STOCK       COMMON
                                                              OWNED PRIOR TO       STOCK
NAME                                                          THE OFFERING *      OFFERED
----                                                          --------------   -------------
ZCMI Reserve Trust..........................................     778,673          778,673

------------------------

* The number of shares of May common stock that ZCMI Reserve Trust will own after the merger assumes that the average of the high and low trading prices of May common stock on the NYSE during the 12(th) through 3(rd) trading days preceding the merger's closing date was $34.

    ZCMI Reserve Trust may effect an immediate distribution of its May common stock in one or more of the following transactions:

    (a) through brokerage transactions (which may involve block transactions) with the broker acting as principal or agent, in special offerings, in the over-the-counter market or otherwise, in each case at market prices obtainable at the time of sale, at negotiated prices or at fixed prices,

    (b) to underwriters who will acquire the shares of May common stock for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time),

    (c) directly or through brokers or agents in private sales at negotiated prices,

    (d) to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder, or

    (e) by any other legally available means.

In addition, agents designated from time to time by ZCMI Reserve Trust may solicit offers to purchase the shares of May common stock. Underwriters or other agents participating in an offering made pursuant to this proxy statement/prospectus (as amended or supplemented from time to time) may receive underwriting discounts or commissions under the Securities Act, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agents' commissions or fees.

    At the time ZCMI Reserve Trust offers any shares of May common stock, to the extent required by law, it will distribute a prospectus supplement setting forth the amount of May common stock being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for any May common stock purchased from ZCMI Reserve Trust, any discounts, commission and other items constituting compensation from ZCMI Reserve Trust and any discounts, commissions or concessions allowed or filed or paid to dealers.

    In order to comply with the securities laws of certain states, if applicable, only registered or licensed brokers or dealers will sell the May common stock sold under this section. In addition, in certain states the May common stock may not be sold under this section unless the May common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

    ZCMI Reserve Trust has advised May that, as of the date hereof, it has made no arrangements with any broker for the sale of its shares of May common stock. ZCMI Reserve Trust and any underwriters, brokers or dealers involved in the sale of the May common stock may be considered "underwriters" as that term is defined by the Securities Act, although ZCMI Reserve Trust disclaims such status.

                              THE MERGER AGREEMENT

    The following is a brief summary of certain provisions of the merger agreement which are not described in detail elsewhere in this proxy statement/prospectus. The merger agreement is attached as Annex I and incorporated herein by reference. This summary is qualified in its entirety by reference to the merger agreement. We encourage you to read the merger agreement because it is the legal document that governs the merger.

GENERAL

    Under the terms and conditions set forth in the merger agreement, MS Acquisition will merge with and into ZCMI, with ZCMI as the surviving corporation. The merger will become effective at the time articles of merger are filed with the Department of Commerce, Division of Corporations and Commercial Code, of the State of Utah or such later time as May and ZCMI agree. ZCMI will file the Articles of Merger on or as promptly as practicable following the closing of the merger. The closing will occur as soon as practicable after the conditions set forth in the merger agreement have been satisfied or waived, unless May and ZCMI agree on a different date. The effectiveness on November 5, 1999, of the election (as defined under "--Election") constitutes the waiver by May of most of the conditions to the merger. As a result, May is obligated to close the merger at a time prior to February 1, 2000, as determined by May unless there is a law or court order prohibiting the merger.

MERGER CONSIDERATION

    At the time of the merger, each share of ZCMI common stock will be cancelled and converted into the right to receive a fraction of a share of May common stock equal to approximately $22.50.

TREATMENT OF ZCMI STOCK OPTIONS AND RESTRICTED SHARES

    Immediately prior to the merger's closing date, each option to purchase ZCMI common stock outstanding under the ZCMI 1996 Equity-Based Incentive Plan will be cancelled and May will cause the paying agent to provide to each owner of a ZCMI option cash in an amount equal to the product of (a) the excess of $22.50 over the exercise price of the ZCMI option, multiplied by (b) the number of shares subject to the ZCMI option, less any applicable withholding taxes. In addition, each restricted share of ZCMI common stock issued to employees pursuant to incentive plan will be cancelled and May will cause the paying agent to provide to each owner cash in an amount equal to the product of $22.50 multiplied by the number of restricted shares held by each owner, less any applicable withholding taxes.

EXCHANGE OF SHARES

    May will designate The Bank of New York as the paying agent for the purpose of exchanging certificates representing shares of ZCMI common stock for certificates representing shares of May common stock. As promptly as practicable after the merger, the paying agent will mail a letter of transmittal to each record holder of ZCMI common stock for use in the exchange and instructions explaining how to surrender certificates to the paying agent. Owners of ZCMI common stock that surrender their ZCMI certificates, together with a properly completed letter of transmittal, to the paying agent, will receive May common stock certificates representing the number of whole shares of May common stock they have the right to receive pursuant to the merger agreement together with a cash payment in lieu of fractional shares, if any. Owners of unexchanged shares of ZCMI common stock will not be entitled to vote their shares or receive any dividends or other distributions payable by May after the merger until their certificates are surrendered. Upon surrender of their certificates, subject to applicable laws, these owners will receive accumulated dividends after the date of the merger and distributions payable on the whole shares of May common stock with a record date subsequent to the merger, without interest.

RIGHTS OF DISSENTING SHAREOWNERS

    In some instances the Utah Revised Business Corporation Act ("URBCA") grants certain rights to owners of shares that are outstanding immediately prior to the effective time of the merger and held by a shareholder who has not voted in favor of the merger and has notified ZCMI of his intent to dissent. See "Appraisal Rights of Dissenting Shareholders."

CERTAIN COVENANTS

    From October 14, 1999, the date of the merger agreement, until the effective time of the merger, ZCMI must conduct its business in the ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and key executives, and preserve its relationships with customers, employees, creditors, suppliers, licensors, licensees, distributors and its other business partners.

    During this period, ZCMI may not, without May's approval and subject to certain limited exceptions, among other things:

    - declare dividends with respect to its capital stock or redeem its capital stock;

    - amend its articles of incorporation or bylaws;

    - acquire certain assets having a material effect on ZCMI;

    - enter into any merger or similar significant transaction;

    - increase executive officer or director compensation or severance benefits;

    - establish any new benefit plans or arrangements;

    - enter into any new, or amending existing, employment, consulting, indemnification, severance or termination agreements with certain officers or directors;

    - make any changes in accounting methods;

    - sell or otherwise dispose of assets (other than in the ordinary course of business);

    - incur indebtedness, other than pursuant to its existing loan agreements;

    - make new capital expenditures in excess of a specified amount;

    - take certain actions with respect to tax matters;

    - enter into contracts with any beneficial owner of more than 5% of the ZCMI common stock; and

    - modify, amend or terminate any material contracts.

NO SOLICITATIONS

    ZCMI has agreed that neither it nor its affiliates will (and that it will use its best efforts to cause its officers, directors, employees, representatives and agents not to) directly or indirectly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or entity concerning any merger, consolidation, tender offer, exchange offer, sale of a material portion or product line of ZCMI, sale of shares of capital stock or debt securities, restructuring, recapitalization, or similar transactions. ZCMI also has agreed to stop any existing activities, discussions or negotiations with other parties.

ADDITIONAL AGREEMENTS

REASONABLE EFFORTS TO RESOLVE ANTITRUST ISSUES

    May and ZCMI have agreed to cooperate with each other to take all actions necessary to complete the merger. In particular, May and ZCMI have agreed to promptly provide to governmental entities with regulatory jurisdiction over enforcement of any applicable antitrust laws information and documents they request or which are necessary, proper or advisable to complete the merger and the transactions contemplated by the merger agreement. If any permanent or preliminary injunction or order is entered or becomes reasonably foreseeable to be entered in any antitrust proceeding that would delay the merger, May and ZCMI shall promptly take all steps necessary to complete the merger on a schedule as close as possible to the schedule contemplated by the merger agreement.

INDEMNIFICATION OF ZCMI DIRECTORS AND OFFICERS

    May has agreed that after the effective time of the merger, it will, or it will cause ZCMI to, indemnify and insure directors and officers of ZCMI against certain liabilities. See "The Merger--Interests of Certain Persons in the Merger--Indemnification and Insurance."

EMPLOYEE MATTERS AND BENEFIT PLANS

EMPLOYMENT OF ZCMI EMPLOYEES

    The merger agreement requires May to offer employment and consulting agreements to certain ZCMI key executives. See "The Merger--Interests of Certain Persons in the Merger--Employment and Consulting Agreements."

    May has agreed to interview all other corporate office employees. If May decides not to continue to employ a corporate office employee of ZCMI after the merger and that employee continues to work through the effective time of the merger, the employee will receive severance when the employee's employment ends, unless the employee is terminated for cause. "Severance" means severance pay of 2 weeks of salary or wages, as the case may be, plus 1 week of salary or wages for each year of service by the employee.

    If May wants a corporate office employee of ZCMI to continue employment with ZCMI for an agreed period of up to 1 year after the effective time of the merger, May will offer continuing employment to that employee. If the corporate office employee rejects the offer, the employee will receive no severance (unless the offer would require the employee to relocate to a work location more than 35 miles from his or her current work location). If the corporate office employee accepts the offer of continuing employment and May terminates the employment without cause prior to the end of the agreed period, the employee will receive severance.

    May will continue the employment of all other ZCMI employees (other than corporate office employees and employees receiving employment and/or consulting agreements). If any of these employees voluntarily terminates employment within six months following the merger, that employee will not receive severance. If May terminates the employee's employment without cause within six months following the merger, the employee will receive severance.

RETENTION BONUS ARRANGEMENTS

    If a corporate office employee accepts an offer of continuing employment and works through the agreed period following the merger, that employee will receive a stay bonus of 25-75% (depending on level) of pay during the agreed period as well as severance when his or her employment ends. If the employee voluntarily terminates employment before the end of the agreed period, the employee will not receive severance or a stay bonus.

EMPLOYEE BENEFIT PLANS

    Pursuant to the merger agreement, on and after the effective time of the merger, May will cause ZCMI to provide employee benefits on an uninterrupted basis to employees of ZCMI which are, in the aggregate, no less favorable than
(i) the employee benefits they were provided immediately prior to the effective time of the merger, or, at May's option (ii) the employee benefits provided to similarly situated employees of May and its affiliates. With respect to these employee benefits, May will credit all service with ZCMI for eligibility and vesting purposes, except in situations which would result in duplication of benefits.

    In addition, the ZCMI Retirement Plan in effect at the effective time will continue until it is amended, terminated or merged into another qualified benefit plan. On and after the effective time of the merger, May will ensure that the benefits calculated for ZCMI employees covered under the ZCMI Retirement Plan credit all service with May or its affiliates. If ZCMI employees become covered under a defined benefit plan maintained by May (other than the ZCMI Retirement Plan), May will provide these employees with credit for past service with ZCMI for eligibility and vesting purposes.

REPRESENTATIONS AND WARRANTIES

REPRESENTATIONS AND WARRANTIES OF ZCMI

    The merger agreement contains customary representations and warranties made by ZCMI to May as to: organization, good standing and corporate power; subsidiaries and equity interests; capital structure; corporate authority, execution, delivery and enforceability; board approval; conflicts; governmental consents; SEC documents; absence of certain changes; undisclosed liabilities; compliance with the Employee Retirement Income Security Act of 1974, as amended; litigation; compliance with law; intellectual property; contracts; taxes; environmental matters; no default; opinion of financial advisors; brokers fees; property; board recommendation; labor matters; year 2000 compliance; insurance; accounts receivable and inventory; and real estate matters.

REPRESENTATIONS AND WARRANTIES OF MAY

    The merger agreement contains customary representations and warranties made by May and MS Acquisition to ZCMI as to: organization, good standing and corporate power; corporate authority, execution, delivery and enforceability; no conflicts; governmental consents; May common stock, absence of certain changes; no undisclosed liabilities; litigation, compliance with law; no default; property; and year 2000 compliance.

CONDITIONS TO OBLIGATIONS

CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER

    Prior to the effectiveness of the election by May (see "--Election"), the respective obligations of each of May, ZCMI and MS Acquisition to effect the merger were subject to the satisfaction on or prior to the closing date of each of the following conditions:

    - the approval of the merger agreement by ZCMI's shareholders;

    - the absence of any order by any governmental entity or any statute, rule, decree or regulation restraining, prohibiting or making illegal the consummation of the merger;

    - expiration or termination of any waiting period under the HSR Act;

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
    - effectiveness of the Registration Statement under the Securities Act and the absence of any stop order or proceeding seeking a stop order; and

    - the receipt by May of all state securities authorizations necessary to issue May common stock pursuant to the merger.

Now that the election has become effective, May has waived all of the foregoing conditions other than the second one set forth above. The conditions still apply to ZCMI's obligation to effect the merger.

CONDITIONS TO THE OBLIGATIONS OF ZCMI

    The obligations of ZCMI to effect the merger are further subject to all of the following conditions:

    - the representations and warranties of May and MS Acquisition contained in the merger agreement being true and correct in all material respects both when made and, except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date, as of the closing date and ZCMI shall have received a certificate from May to that effect; and

    - the performance in all material respects by May and MS Acquisition of their obligations required to be performed under the merger agreement at or prior to the closing date of the merger.

CONDITIONS TO THE OBLIGATIONS OF MAY AND MS ACQUISITION

    Prior to the effectiveness of the election, the obligations of May and MS Acquisition to effect the merger were further subject to all of the following conditions:

    - the representations and warranties of ZCMI contained in the merger agreement being true and correct in all material respects both when made and, except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date, as of the closing date and the receipt by May of a certificate from ZCMI to that effect;

    - the performance in all material respects by ZCMI of its obligations required to be performed under the merger agreement at or prior to the closing date; and

    - since January 31, 1999, the absence of any event, change, effect or development that has had a material adverse effect on ZCMI.

Now that the election has become effective, May and MS Acquisition have waived all of the foregoing conditions.

ELECTION

    The merger agreement provides May a mechanism to waive the conditions set forth above (except the condition relating to the absence of any order by any governmental entity or any statute, rule, decree or regulation restraining, prohibiting or making illegal the consummation of the merger). This election became effective automatically on November 5, 1999. As a result of the election, May has approval over the operations of ZCMI prior to the closing date. Effective November 26, 1999, ZCMI modified the number of directors on the ZCMI board and elected three nominees designated by May. The May nominees constitute a majority of the board of directors.

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TERMINATION OF MERGER AGREEMENT

RIGHT TO TERMINATE

    The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval:

    (a) by the mutual consent of May and ZCMI;

    (b) by either May or ZCMI if:

       (1) the ZCMI shareholders fail to approve and adopt the merger agreement; or

       (2) any governmental entity shall have issued or threatened to issue a statute, order, decree or regulation or taken any other action permanently restraining or enjoining the merger and such statute, order, decree, regulation or other action shall have become final and non-appealable.

    (c) by ZCMI, if May or MS Acquisition materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained in the merger agreement or breaches its representations and warranties in the merger agreement in any material respect; however, ZCMI may not terminate the merger agreement if the breach is curable through the exercise of the breaching party's reasonable best efforts and for so long as the breaching party is so attempting to cure the breach for a period not to exceed 20 days.

    (d) by May, if:

       (1) ZCMI breaches or fails in any respect to perform certain specified covenants, or breaches certain representations and warranties;

       (2) there are any breaches or failures by ZCMI of its covenants and agreements contained in the merger agreement which individually or in the aggregate constitute a material adverse effect; or

       (3) ZCMI materially breaches or fails in any material respect to perform or comply with any of its other covenants or agreements contained in the merger agreement or breaches its other representations and warranties in the merger agreement in any material respect, except that May may not terminate the merger agreement if the breach is curable through the exercise of ZCMI's reasonable best efforts and ZCMI is attempting to cure the breach for a period not to exceed
           20 days.

    (e) if the merger has not been completed by January 31, 2000, the merger agreement automatically terminates.

Now that the election has become effective, May's rights to terminate the merger agreement are substantially limited. May is only entitled to terminate the merger agreement under the circumstances described in b(2), above.

TERMINATION FEES AND EXPENSES

    If ZCMI terminates the merger agreement pursuant to (c) above, May shall immediately pay ZCMI $3 million in cash and ZCMI will have all other remedies available at law or in equity. Prior to the effectiveness of the election, May had the right to terminate the merger agreement pursuant to (d) above and receive payment of $3 million in cash from ZCMI as a termination fee. Now that the election has become effective, May no longer has this right to terminate and receive a termination fee.

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
OTHER EXPENSES

    Except for filing fees pursuant to the HSR Act, for which May is solely responsible, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses.

AMENDMENTS, EXTENSION; WAIVER

    May and ZCMI may amend the merger agreement in writing before or after ZCMI shareholder approval of the merger. An amendment requires approval of ZCMI shareholders if the amendment is made after shareholder approval of the merger and changes the merger consideration or changes any of the terms of the merger agreement in a manner that materially adversely affects the rights of the shareholders.

    May and ZCMI may extend the time for the performance of any of the obligations of May and ZCMI and waive any inaccuracies in the representations and warranties or compliance with any of the agreements or conditions contained in the merger agreement. Any extension or waiver must be in writing and be signed by both May and ZCMI.

                  APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

    Under Utah law, you may dissent from the merger and have the fair value of your shares paid to you in cash. To exercise this right, you must follow certain procedures. The steps you must take if you wish to exercise dissenters' rights with respect to the merger are described below. The description is not complete. You should read Sections 16-10a-1301 through 16-10-1331 of the URBCA. These Sections are attached as Annex VI to this document. FAILURE TO TAKE ANY ONE OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF YOUR DISSENTERS' RIGHTS UNDER THE URBCA. If you are a ZCMI shareholder considering dissenting, you should consult you own legal advisor.

    To exercise dissenters' rights, you must comply with the provisions of Sections 16-10a-1301 through 16-10a-1331 of the URBCA, including the following five conditions:

    - you must be a shareholder on the date the merger is approved by the shareholders,

    - prior to the vote of the shareholders on the merger, you must deliver to ZCMI written notice of your intent to demand payment for your shares,

    - you must not vote your shares in favor of the merger,

    - you must demand payment in accordance with the terms of a dissenters' notice, which will be sent to dissenting shareholders within 10 days after the merger is completed, and

    - you must deposit your certificates in accordance with the terms of the dissenters' notice.

    The following is a more detailed description of the conditions you must satisfy to perfect dissenters' rights:

    1. MUST BE A SHAREHOLDER ON THE DATE THE MERGER IS APPROVED. To be entitled to dissenters' rights, you must be the record holder of the dissenting shares on the date the merger is approved by the shareholders of ZCMI. If you have a beneficial interest in shares of ZCMI common stock that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

    2. NOTICE OF INTENT TO DEMAND PAYMENT. If you intend to exercise your dissenters' rights, you must perfect such rights prior to the vote of the ZCMI shareholders at the special meeting by delivering to ZCMI a written notice of your intent to demand payment for your shares.

    3. NO VOTE IN FAVOR OF THE MERGER. You must not vote shares as to which you seek "fair value" in favor of the approval and adoption of the merger agreement and approval of the merger and the ZCMI special meeting. This requirement will be satisfied:

    - if a properly executed proxy is submitted with instructions to vote "against" the merger or to "abstain from this vote,

    - if no proxy is returned and no vote is cast at the ZCMI special meeting in favor of the merger, or

    - if you revoke a proxy and later abstain from or vote "against" the merger.

A VOTE "FOR" THE MERGER IS A WAVIER OF DISSENTERS' RIGHTS. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the merger and will constitute a waiver of dissenters' rights. Failure to vote does not constitute a waiver of dissenters' rights.

    4. DEMAND FOR PAYMENT. If the merger is completed, ZCMI will deliver a dissenters' notice to each shareholder who provided ZCMI with written notice of their intent to demand payment for their shares. The dissenters' notice will be delivered to dissenting shareholders within 10 days after the date the merger is completed. The dissenters' notice will state that the merger was authorized and the effective date or proposed effective date of the merger. In addition, the dissenters' notice will provide important instructions you must follow in order to demand payment for your shares. Specifically, the dissenters' notice will set forth the following:

    - the address to which you must send the payment demand,

    - where and when certificates for shares must be deposited and the date by which ZCMI must receive the payment demand (which date must not be fewer than 30 days nor more that 70 days after the date on which the dissenters' notice is delivered),

    - a form for demanding payment which will request you to state the address to which payment is to be made and which includes the date of the first public announcement of the terms of the merger and requires you to certify whether you acquired beneficial ownership of the shares before that date, and

    - a copy of the sections of the URBCA pertaining to dissenters' rights.

    5. DEPOSIT OF CERTIFICATES. Once you receive the dissenters' notice, you must deposit your stock certificates in accordance with the terms of the dissenters' notice. If you do not demand payment or you do not deposit your certificates as required by the dissenters' notice, you will not be entitled to a dissenters' right of payment for your shares.

    Upon the later of consummation of the merger or receipt of the payment demand, ZCMI shall pay each shareholder who has complied with the requirements set forth above, and who certifies that he acquired beneficial ownership of the shares before the date of the first public announcement to the news media of the terms of the merger, the amount that ZCMI estimates to be the fair value of such shares, plus accrued interest. The payment will be accompanied by the latest available financial statements of ZCMI, a statement of the estimate of the fair value of the respective shares and the amount of interest payable with respect to such shares, a statement of your rights if you are dissatisfied with the payment and a copy of the sections of the URBCA pertaining to dissenters' rights.

    If (a) you believe that the amount paid by ZCMI is less than the fair value of your shares or that the interest due is incorrectly calculated, (b) ZCMI fails to make payment within 60 days after the date set in the dissenters' notice for demanding payment, or (c) the merger is not consummated and ZCMI does not return to you your deposited certificates within 60 days after the date set in the dissenters' notice for demanding payment, you may notify ZCMI of your estimate of the fair value of your shares and the amount of interest due and demand payment of your estimate, less any payment previously received. You must notify ZCMI of your demand in writing within 30 days after ZCMI made or offered payment for your shares. If, within 60 days after receipt by ZCMI of a demand described in this paragraph, the demand remains unsettled, ZCMI shall commence a proceeding and shall petition the court to determine the fair value of the shares and accrued interest thereon. If ZCMI does not bring the proceeding within such 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. If the proceeding is brought within the 60-day period, you will be entitled to judgment for the amount by which the court finds the fair value of your shares plus interest exceeds the amount paid by ZCMI.

                           THE SHAREOWNER AGREEMENTS

    The following is a brief summary of certain provisions of each shareowner agreement, is not intended to be a complete description of the terms and conditions thereof, and is qualified in its entirety by reference to the full text of each agreement. The shareowner agreements are filed as Annexes III, IV and V to this proxy statement/prospectus and are incorporated by reference herein.

GENERAL

    Concurrently with the execution of the merger agreement, each of ZCMI Reserve Trust, Richard H. Madsen and Patricia Madsen entered into shareowner agreements with May. The shareowner agreements were subsequently superseded by amended and restated shareowner agreements dated as of October 14, 1999, between May and each of ZCMI Reserve Trust, Richard H. Madsen and Patricia Madsen. These shareholders beneficially own in the aggregate a total of approximately 1,275,899 shares of ZCMI common stock (approximately 56.8% of the outstanding shares of ZCMI common stock as of the record date) which are subject to the shareowner agreements.

RESTRICTIONS ON TRANSFER AND ENCUMBRANCES

    Each shareholder has agreed not to transfer, sell, offer, pledge, or otherwise dispose of or encumber any ZCMI shares during the period commencing on October 14, 1999 and ending on the earlier of (i) the effective date of the merger; or (ii) the termination of the shareowner agreement.

NO PROXY SOLICITATIONS

    Each shareowner agreement provides that the shareholder will not, and will not permit any entity under the shareholder's control to,

    - solicit proxies (or become a participant in a solicitation) in opposition to or in competition with the consummation of the merger,

    - directly or indirectly solicit, encourage, initiate, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to, any merger, consolidation, tender offer, exchange offer, sale of a material portion of ZCMI's assets and business (whether in one or more transactions), sale of shares of ZCMI's capital stock or debt securities, restructuring, recapitalization, or similar transaction involving ZCMI or any division or operating principal business unit of ZCMI (whether in one or more transactions), or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any person relating to, such an acquisition proposal, or

    - become a member of a group with respect to any ZCMI voting securities for the purpose of opposing or competing with the consummation of the merger.

TERMINATION

    Each shareowner agreement terminates upon the earlier of:

    (i) consummation of the merger;

    (ii) written agreement of the parties to terminate the shareowner agreement; or

   (iii) termination of the merger agreement.

SPECIAL PROVISIONS IN ZCMI RESERVE TRUST SHAREOWNER AGREEMENT

    May agreed to certain additional terms in the ZCMI Reserve Trust shareowner agreement concerning use of the "ZCMI" name and closing of the downtown
Salt Lake City ZCMI store on

Sundays. May agreed that within two years of the effective date of the merger, May will change the corporate name of ZCMI to a name that does not include any of the following words: "Zions," "Co-operative," "Mercantile," or "ZCMI," and May and ZCMI will cease use of the "ZCMI" name. May further agreed that as long as May uses the "ZCMI" name, it will not open any of the stores operated by ZCMI on Sundays. Once it no longer operates any of the stores under the "ZCMI" name, May may open any of the stores on Sundays except the store located on South Main Street in downtown Salt Lake City, Utah. May also agreed that it would not open the Salt Lake City downtown store on Sunday for so long as The Church of Jesus Christ of Latter-day Saints or any of its affiliates is the landlord of the downtown store or unless other stores in that shopping center are permitted to open on Sundays. In addition to the above, May agreed to cause ZCMI to transfer, subject to some restrictions on use, all rights to the "ZCMI" trademark or trade name to the ZCMI Reserve Trust after May and ZCMI stop using the name.

    In addition to the foregoing, The Church of Jesus Christ of Latter-day Saints has agreed that, after the merger, it will cause one of its affiliates to amend its lease with ZCMI for ZCMI's headquarters and service center at 2200 South 900 West, Salt Lake City, Utah. As amended, the lease will provide that after the merger, the purchase price under the option granted to ZCMI to purchase the headquarters and service center property, plus, at ZCMI's option, an additional three acres of undeveloped land adjacent to the headquarters and service center, will be $2.5 million. Currently, the lease grants ZCMI an option to purchase only the headquarters and service center for a price equal to the greater of (i) the undepreciated book value of the leased premises and (ii) the fair market value of the leased premises. At the time the merger agreement and the shareowner agreements were executed, May estimated that the current fair market value of the headquarters and service center property was approximately $8 million.

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
                        DESCRIPTION OF MAY CAPITAL STOCK

    As of July 31, 1999, May's authorized capital stock consisted of 1,000,000,000 shares of May common stock, par value $0.50 per share, of which 331,739,531 shares were issued and outstanding and 138,715,963 were held in treasury, and 25,000,000 shares of preferred stock, par value $0.50 per share, of which 633,273 shares were issued and outstanding.

    The descriptions set forth below of May common stock, May preferred stock and the preferred stock purchase rights associated with the May common stock constitute brief summaries of provisions of May's certificate of incorporation, May's bylaws, the rights agreement dated as of August 19, 1994 with the Bank of New York, and the assignment and assumption of the rights agreement dated
May 24, 1996, and are qualified in their entirety by reference to the relevant provisions of such documents, all of which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part and are incorporated herein by reference.

MAY COMMON STOCK

    Owners of May common stock are entitled to one vote per share on all matters submitted to a vote of the shareowners of May, including the election of directors. The May board of directors is divided into three classes to be as nearly equal in number as possible. One third of the directors are elected every year and serve three-year terms. Owners of May common stock do not have the right to cumulate votes in the election of directors and have no preemptive or subscription rights. May common stock is neither redeemable nor convertible, and there are no sinking fund provisions relating to the stock. Subject to the prior rights of any outstanding shares of May preferred stock, owners of May common stock are entitled to receive such dividends as may be lawfully declared from time to time by May's board of directors. Upon any voluntary or involuntary liquidation, dissolution or winding up of May, owners of May common stock will be entitled to receive such assets as are available for distribution to shareowners in accordance with applicable law, after the payment of creditors.

    The outstanding shares of May common stock are, and the shares of May common stock to be issued in connection with the merger will be, fully paid and nonassessable. Additional shares of May common stock may be issued, as authorized by May's board of directors from time to time, without shareowner approval, unless shareowner approval is required by the NYSE.

    The transfer agent and registrar for May's common stock and preferred stock is The Bank of New York.

MAY PREFERRED STOCK

    May's certificate of incorporation authorizes 25,000,000 shares of preferred stock. May's board of directors has designated 1,000,000 shares of preferred stock as junior participating preference shares and has authorized these shares for issuance in connection with the rights agreement. As of the date of this proxy statement/prospectus, no shares of junior participating preference stock have been issued. In addition, 800,000 shares of preferred stock have been designated ESOP preference shares. As of July 31, 1999, 633,273 shares of ESOP preference stock were issued and outstanding.

    RIGHTS; JUNIOR PARTICIPATING PREFERENCE STOCK. Pursuant to May's rights agreement, each owner of an outstanding share of May common stock has received one right entitling the owner to purchase from May, at a price of $150, subject to adjustment, one four-hundredth of a share of May's junior participating preference stock on or after a rights distribution date.

    For each share of May common stock you receive in connection with the merger, you will receive one right. The rights are not, however, currently evidenced by separate certificates.

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    Until the earlier of:

    - a person acquiring beneficial ownership of 20% or more of the outstanding shares of May common stock or commencing a tender or exchange offer which would result in such person beneficially owning 30% or more of the outstanding shares of May common stock; or

    - the May board of directors declaring any person to be an "adverse person,"

     - upon a determination that such person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of May common stock which the board determines to be substantial (at least 15% of the then outstanding shares of common stock); and

     - upon a determination that such ownership is intended to

       - cause May to repurchase the May common stock beneficially owned by such person, or

       - cause pressure on May to take action or enter into a transaction intended to provide that person with short-term financial gain under circumstances where the board determines that the best long-term interests of May and its shareowners would not be served, or

       - cause, or be reasonably likely to cause, a material adverse impact on the business or prospects of May to the detriment of May shareowners,

the rights will be evidenced only by certificates representing May common stock, will be transferable only in connection with the transfer of the May common stock and will not be exercisable. After the earlier of the two dates, the rights become exercisable, and separate certificates evidencing the rights will be mailed to the registered owners of outstanding shares of May common stock. The separate certificates will thereafter be the sole evidence of the rights.

    If

    - any person becomes the beneficial owner of 30% or more of the outstanding shares of May common stock other than pursuant to an offer for all outstanding shares of May common stock which the board of directors determines to be fair to, and otherwise in the best interest of, shareowners;

    - May is the surviving corporation in a merger with an acquiring person and the May common stock is not changed or exchanged;

    - one or more reclassifications, recapitalizations or similar transactions occurs, resulting in the proportionate ownership of any class of May equity security by any acquiring person increasing by more than one percentage point; or

    - the board of directors declares any person to be an adverse person;

then each owner of a right, other than the acquiring person, adverse person or affiliates and associates of any such person (or certain transferees of such persons), may purchase, at the right's then current purchase price, May common stock (or, in certain circumstances, a combination of May common stock, other securities, cash or other property) having a calculated value of twice the right's purchase price. In addition, if, after the rights become exercisable, May is acquired in a merger or other business combination transaction or 50% or more of its assets, cash flow or earning power is sold, each right will entitle its holder to purchase, at the right's then current purchase price, common stock of the acquiring company having a calculated value of twice the applicable purchase price.

    The board of directors may redeem the rights at $.01 per right at any time prior to the tenth business day following a public announcement that a 20% position has been acquired or through such later period as the redemption right may be extended by amendment of the rights agreement. After the redemption period expires, the right of redemption will be reinstated if, prior to the occurrence of a triggering event, an acquiring person reduces its beneficial ownership to 10% or less of the May common stock (other than in a transaction with May) and there are no other acquiring persons. The board may not redeem the rights if it has previously declared any person to be an adverse person. The rights will expire on August 31, 2004, unless the May board redeems them earlier or extends the expiration date.

    ESOP PREFERENCE SHARES. May may issue ESOP preference shares only to a trustee acting on behalf of an employee stock ownership plan or other employee benefit plan of May. If such a trustee transfers ESOP preference shares to any person other than another such plan trustee, the ESOP preference shares so transferred, upon such transfer and without any further action by May or the holder, will automatically convert into shares of May common stock on the terms provided for such conversion (described below). In that case, the transferee will not have any of the voting powers, preferences and relative, participating, optional or special rights ascribed to ESOP preference shares. Instead, the transferee will have only the rights and powers pertaining to the May common stock (described above) into which such ESOP preference shares are so converted.

    ESOP preference shares have a liquidation preference of $507.00 per share (plus accumulated and unpaid dividends) and pay cumulative dividends semi-annually in an amount per share equal to $38.025 per share per annum. So long as ESOP preference shares remain outstanding, May may not declare or pay a dividend, or set a dividend apart for payment, on any other series of stock of May ranking on a parity with the ESOP preference shares as to dividends unless it declares or pays a like dividend or sets apart a like dividend for payment, on ESOP preference shares. Moreover, except for

    - dividends payable solely in shares of stock of May ranking, as to dividends or as to distributions upon the liquidation, dissolution or winding-up of May, junior to the ESOP preference shares; or

    - acquisitions of any shares of stock of May ranking, as to dividends or as to liquidation distributions, junior to the ESOP preference shares in exchange solely for shares of stock of May ranking junior to the ESOP preference shares, in the event that full cumulative dividends on the shares of ESOP preference shares have not been declared and paid or set apart for payment when due,

May may not declare or pay a dividend, or set apart for payment any dividend, or make any distribution in respect of, or make any payment on account of, the purchase, redemption or other retirement of any other class of stock or series thereof of May ranking, as to dividends or as to liquidation distributions, junior to the ESOP preference shares, until full cumulative dividends on the ESOP preference shares shall have been paid or declared and provided for.

    Generally, May may redeem ESOP preference shares, in whole or in part, at May's option at a redemption price (payable in cash or securities or a combination thereof) of $507.00 per share, plus an amount equal to all dividends accumulated and unpaid on such shares to the date fixed for redemption.

    However, under certain circumstances, an owner of ESOP preference shares (for example, a plan trustee) may, upon not less than five days written notice, elect to require May to redeem such shares at a redemption price of $507.00 per share plus an amount equal to all dividends accumulated and unpaid on such shares to the date fixed for redemption.

    ESOP preference shares are, at any time prior to the close of business on the date fixed for redemption of such shares, convertible into shares of May common stock, at a conversion rate of 33.78747 shares of May common stock for each ESOP preference share, subject to anti-dilution adjustment under certain circumstances. Whenever May issues shares of May common stock upon conversion of ESOP preference shares, May will issue an associated right under the May rights agreement with each share of May common stock.

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    Owners of the ESOP preference shares are entitled to vote upon all matters submitted to a vote of the owners of May common stock voting together with the owners of May common stock as a single class. Each ESOP preference share carries the number of votes equal to the number of shares of May common stock into which such ESOP preference share could be converted on the record date for determining the shareowners entitled to vote, rounded to the nearest one-tenth of a vote. Owners of ESOP preference shares enjoy no special voting rights and their consent is not specially required for the taking of any corporate action; provided, however, that the vote of the owners of at least 66 2/3% of the outstanding ESOP preference shares, voting separately as a series, is necessary before certain actions may be taken which would adversely affect the rights of the ESOP preference shares.

    Owners of ESOP preference shares have certain additional rights if May should

    - consummate a merger, consolidation or similar extraordinary transaction pursuant to which the outstanding shares of May common stock are, by operation of law, exchanged solely for, or changed, reclassified or converted solely into, stock of any successor or resulting company (including May), which stock constitutes "employer securities" with respect to a holder of ESOP preference shares (within the meaning of Section 409(l) of the Internal Revenue Code, or any successor provisions of law) and "qualifying employer securities" with respect to a holder of ESOP preference shares (within the meaning of Section 407(d)(5) of ERISA, or any successor provisions of law),

    - consummate an extraordinary transaction pursuant to which the outstanding shares of May common stock are, by operation of law, exchanged for, or changed, reclassified or converted into, other stock, securities, cash or any other property, or any combination thereof, or

    - enter into any agreement providing for any extraordinary transaction pursuant to which the outstanding shares of May common stock would, upon consummation thereof, be, by operation of law, exchanged for, or changed, reclassified or converted into, other stock, securities, cash or any other property, or any combination thereof, other than any such consideration constituted solely of qualifying employer securities and cash payments in lieu of fractional shares, as the case may be.

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
      COMPARISON OF RIGHTS OF SHAREOWNERS OF MAY AND SHAREHOLDERS OF ZCMI

GENERAL

    In the merger, you will receive May common stock and automatically will become a shareowner of May. Your rights as a shareowner will be determined by May's certificate of incorporation and bylaws and the Delaware General Corporation Law (the "DGCL") instead of ZCMI's articles of incorporation and bylaws and the URBCA. The following is a summary of the material differences in the rights of shareowners of May and the shareholders of ZCMI following the merger. This summary is necessarily general and does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the URBCA, the DGCL and the other documents described below. See "Where You Can Find More Information."

CHARTER AMENDMENTS

    MAY. Under the DGCL, an amendment or change to the certificate of incorporation generally requires the approval of the board of directors, followed by a vote of the owners of a majority of the shares entitled to vote thereon. When an amendment of the certificate would affect certain substantial rights of the owners of a class of stock, or the shares of a series of a class, the DGCL provides that the enactment of the amendment requires the approval of the owners of a majority of the outstanding shares of the class entitled to vote thereon. The May certificate of incorporation provides that any proposal to amend, repeal or adopt any provision of the certificate of incorporation that is inconsistent with the "business combination" proposed by an "interested shareowner" or an affiliate or associate thereof must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast thereon (not including such "interested shareowner" or an affiliate or associate thereof) unless approved by a majority of the board of directors.

    ZCMI. Under the URBCA, an amendment or change to the articles of incorporation must be proposed by and (in most cases) recommended to the corporation's shareholders by the corporation's board of directors and requires the approval of shareholders holding a majority of the voting power entitled to vote on the matter unless otherwise specified in the corporation's articles of incorporation, except that the board of directors of the corporation may, without shareholder approval, make nominal changes to the corporation's articles or effect a forward share split. The ZCMI articles of incorporation do not specify otherwise.

AMENDMENTS TO BYLAWS

    MAY. Under the DGCL, bylaws may be adopted, amended or repealed by the shareowners entitled to vote thereon, provided, however, that any corporation may, in its certificate of incorporation, confer this power upon the directors, provided the power vested in the shareowners shall not be divested or limited where the board of directors also has such power. The May certificate of incorporation provides that the board of directors may adopt, repeal, alter, amend or rescind the May bylaws by a vote of two-thirds of the entire board of directors.

    ZCMI. Under the URBCA, both the shareholders and the directors have the power to amend a corporation's bylaws, except to the extent that the corporation's articles of incorporation and/or bylaws reserve this power exclusively to the shareholders. The ZCMI bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted by the board of directors at any regular or special meeting of the board.

DIVIDEND RIGHTS

    MAY. Under the DGCL, a corporation may pay dividends out of surplus or, if no such surplus exists, out of net profits for the fiscal year in which such dividends are declared and/or for its preceding

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
fiscal year, provided, however, that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. The May bylaws provide that, subject to the provisions in the May certificate of incorporation, May can pay dividends at such times and in such amounts as the board of directors may determine. The May certificate of incorporation does not limit this right.

    ZCMI. Under the URBCA, a corporation is generally permitted, subject to restriction in its articles of incorporation, to declare and pay distributions/dividends, but only if the corporation is solvent and the payment would not render the corporation insolvent. The ZCMI articles of incorporation place no further restrictions on distributions.

SIZE AND CLASSIFICATION OF DIRECTORS

    MAY. Under the DGCL, a board of directors must have one or more members, as fixed by, or in the manner provided by, the bylaws unless fixed by the certificate of incorporation. The May certificate of incorporation provides that the number of directors will be not less than three nor more than 21 with the exact number to be fixed by the May bylaws. The May bylaws currently fix the number of directors at 14.

    Delaware law enables directors to be divided into up to three classes in either the certificate of incorporation or the bylaws. The May certificate of incorporation provides for a classified board consisting of three classes, with the number of directors divided as evenly as possible among the three classes. Each class is elected for a term of three years. Each year the term of one class of directors expires and approximately one-third of the directors are elected.

    ZCMI. Under the URBCA, a corporation's board of directors must have at least three members as specified in or fixed in accordance with the bylaws. The ZCMI articles of incorporation provide that the number of directors will be determined from time to time by the board, but will not be less than five or more than 20.

    Under the URBCA, a corporation's articles of incorporation may provide for staggering the terms of its directors by dividing the directors into two or three groups. The ZCMI articles of incorporation do not divide the directors into groups. All directors are elected annually and hold office until the next annual meeting of shareholders.

REMOVAL OF DIRECTORS

    MAY. Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the owners of a majority of the shares then entitled to vote at an election of directors. If the board is classified (as the May board is), shareowners may effect such removal only for cause.

    ZCMI. Under the URBCA, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of a corporation unless the corporation's articles of incorporation otherwise provide. The ZCMI articles of incorporation do not otherwise provide.

LIABILITY OF DIRECTORS

    MAY. The DGCL permits a corporation to include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to such corporation or its shareowners for monetary damages arising from a breach of fiduciary duty, except for:

    - a breach of the duty of loyalty to the corporation or its shareowners,

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
    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of the DGCL, or

    - any transaction from which the director derived an improper personal benefit.

The May certificate of incorporation eliminates director liability to the maximum extent permitted by the DGCL.

    ZCMI. The URBCA permits a corporation, if so provided in its articles of incorporation, its bylaws or in a shareholder resolution, to eliminate or limit the personal liability of a director for monetary damages due to any action taken or any failure to take action as a director, except liability for:

    - an improper financial benefit received by the director;

    - intentional infliction of harm on the corporation or its shareholders;

    - payment of distributions/dividends to shareholders making the corporation insolvent; and

    - an intentional violation of criminal law.

The ZCMI articles of incorporation eliminate directors liability to the maximum extent permitted by Utah law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    MAY.  Under the DGCL, a corporation

    - may indemnify any person involved in a third party action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and settlement amounts

     - actually and reasonably incurred in connection with such action, suit or proceeding (and against expenses incurred in a derivative action on behalf of such corporation), or

     - incurred by reason of such person's being or having been a representative of such corporation,

    if such person acted in good faith and reasonably believed that his actions were in or not opposed to the best interests of such corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; and

    - may advance to such director or officer expenses incurred by him in defending any action, upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification

    A determination as to the amount of the indemnification to be made by the corporation shall be made by a majority vote of the directors who are not parties to such action, even though less than a quorum, or, if such directors so direct, by independent legal counsel. No indemnification for expenses in derivative actions is permitted under the DGCL where the person is adjudged liable to the corporation, unless a court finds him entitled to such indemnification. If, however, the person is successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory.

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
    The DGCL provides further that the provisions for indemnification contained therein are nonexclusive of any other rights to which the party may be entitled under any by-law, agreement or vote of shareowners or disinterested directors.

    The May bylaws provide for indemnification of directors and officers to the fullest extent permitted by law and authorize May to purchase and maintain insurance on behalf of any such person whether or not May would have the power to indemnify such director or officer against such liability under the DGCL.

    ZCMI. Under the URBCA, a corporation may indemnify any person made a party to a proceeding who is or was a director, against liability in the proceeding if

    - his conduct was in good faith;

    - he reasonably believed his conduct was in, or not opposed to, the corporation's best interests; and

    - in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

    Utah law prohibits indemnification of a director if a director is adjudged liable to the corporation in the following circumstances:

    - in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

    - in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in the director's official capacity, the director is adjudged liable on the basis of the improper personal benefit derived by the director.

    Furthermore, under the URBCA, a corporation must, unless limited by the articles of incorporation, indemnify a director or officer who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the defense.

    Under the URBCA, a corporation may indemnify and advance expenses to an officer who is not a director to a greater extent if not inconsistent with public policy and if provided in its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

    The ZCMI articles of incorporation provide for indemnification of directors and officers to the fullest extent permitted by law and authorize ZCMI to purchase and maintain insurance on behalf of any such person.

FIDUCIARY DUTIES OF DIRECTORS

    MAY. Under the DGCL, directors have a fiduciary relationship to the corporation and its shareowners and are required to discharge their duties in good faith, and in a manner reasonably believed to be in the best interests of the corporation and its shareowners. Directors must use the same care, including reasonable inquiry, skill and diligence, that a person of ordinary prudence would exercise under similar circumstances. In the absence of a breach of fiduciary duty, a lack of good faith, or self-dealing, any act of the board of directors, a committee of the board or an individual director is presumed to be in the best interests of the corporation. Delaware courts also impose upon directors a duty of care which requires directors to exercise informed business judgment, whereby directors must inform themselves of all reasonably available material information. In addition, Delaware courts have found a heightened standard of conduct to be imposed on directors when responding to a proposed change in control or engaging in a sale or auction of the corporation.

    ZCMI. The URBCA provides that directors must discharge their duties in good faith, with the care that an ordinarily prudent person in a like position would use under similar circumstances and in a manner which the director reasonably believes to be in the best interests of the corporation. A director is not liable to the corporation or its shareholders for any action taken, or failure to take any action as a director, unless the director breached or failed to perform the duties of his office in compliance with the URBCA and the breach or failure to perform constitutes gross negligence, willful misconduct or intentional infliction of harm on the corporation or the shareholders.

SPECIAL MEETINGS

    MAY. Under the DGCL, a special meeting of the shareowners may be called by the board of directors or such other person as may be authorized by the certificate of incorporation or the bylaws. The May certificate of incorporation provides that special meetings of shareowners may be called at any time only by a majority of the entire board of directors.

    ZCMI. The URBCA provides that a special meeting of shareholders may be called by a majority of a corporation's directors, holders of at least 10% of the votes entitled to be cast on any issue proposed to be considered at the meeting, or any other person authorized by the bylaws to call a special meeting. The ZCMI bylaws provide that special meetings may be called by the board of directors and as otherwise provided by law.

ACTION BY SHAREOWNERS WITHOUT A MEETING

    MAY. The DGCL provides that any action that may be taken at a shareowners' meeting may be taken without a meeting, without prior notice and without a vote, if the owners of common stock having not less than the minimum number of votes otherwise required to approve the action at a meeting of shareowners consent in writing, unless the certificate of incorporation provides otherwise. The May certificate of incorporation expressly includes a provision requiring that corporate action may only be taken by unanimous written consent.

    ZCMI. The URBCA provides that any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice, if the holders of common stock having not less than the minimum number of votes otherwise required to approve the action at a meeting of shareholders consent in writing, unless otherwise provided by a corporation's certificate of incorporation. The ZCMI articles do not otherwise provide. However, the URBCA provides that action by one or more written consents of less than all of a corporation's shareholders may not be taken by a corporation in existence on July 1, 1992 (ZCMI was in existence on that date) until a resolution providing otherwise is approved by either a unanimous written consent of all shareholders of the corporation or at a duly convened meeting of the shareholders. The shareholders of ZCMI have not adopted such a resolution.

SHAREOWNER PROPOSALS

    MAY. The DGCL does not include a provision restricting the manner in which nominations for directors may be made by shareowners or the manner in which business may be brought before a meeting. The May bylaws, however, include detailed provisions regarding the procedures to be followed by shareowners with respect to the business desired to be brought before the meeting and with respect to the procedures to be followed in the nomination of directors by shareowners.

    ZCMI. The URBCA does not contain a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before an annual meeting of the shareholders. Under the URBCA, only purposes within the purpose(s) described in the meeting notice may be conducted at a special shareholders' meeting, unless notice of the meeting is waived by all shareholders. The ZCMI bylaws include detailed provisions regarding the procedures to be followed by shareholders with respect to the business desired to be brought before a meeting of the shareholders and with respect to the procedures to be followed in the nomination of directors by shareholders.

MERGERS AND MAJOR TRANSACTIONS

    MAY. Under the DGCL, whenever the approval of the shareowners of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, such agreement, sale, lease or exchange must be approved by the affirmative vote of the owners of a majority of outstanding shares entitled to vote thereon. Notwithstanding the foregoing, unless required by its certificate of incorporation, no vote of the shareowners of a constituent corporation surviving a merger is necessary to authorize such merger if:

    - the agreement of merger does not amend the certificate of incorporation of such constituent corporation,

    - each share of stock of such constituent corporation outstanding prior to such merger is to be an identical outstanding or treasury share of the surviving corporation after such merger,

    - either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such common stock are to be issued under such agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger, and

    - certain other conditions are satisfied.

    In addition, the DGCL provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation without the approval of such subsidiary's shareowners or board of directors.

    Furthermore, the DGCL provides that no shareowner vote is required to approve a merger of a constituent corporation with a single direct or indirect wholly owned subsidiary of such corporation, subject to certain qualifications. The May certificate of incorporation provides that a transaction which constitutes a "business combination" proposed by or on behalf of an "interested shareowner," or any affiliate or associate thereof, must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by owners of all the outstanding shares of the corporation's stock entitled to vote generally in the election of directors.

    ZCMI. Under the URBCA, a plan of merger or share exchange must be authorized by each voting group voting separately on the plan by a majority of the shares entitled to be cast on the plan by that voting group. However, notwithstanding the foregoing, unless required by the corporation's articles of incorporation, action by the shareholders of the surviving corporation on a plan of merger is not required if:

    - The articles of incorporation, with certain exceptions, will not be amended in the merger;

    - Each shareholder of the surviving corporation will hold the same number of shares with identical designations, preferences, limitations, and relative rights immediately after the merger;

    - The number of voting shares of the corporation outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger; and

    - The number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

    In addition, the URBCA permits a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation to merge the subsidiary into itself or to merge itself into the subsidiary without a vote of the shareholders of the subsidiary if all the provisions enumerated above are met with respect to the merger. If the subsidiary is to be the surviving corporation, the approval of the shareholders of the parent must be sought. The ZCMI charter does not otherwise provide.

DISSENTERS' RIGHTS OF APPRAISAL

    MAY. Under the DGCL, unless the certificate of incorporation of a corporation provides otherwise, there are no appraisal rights provided in the case of certain mergers, a sale or transfer of all or substantially all of its assets or an amendment to the corporation's certificate of incorporation. Moreover, the DGCL does not provide appraisal rights in connection with a merger or consolidation, unless the certificate of incorporation provides otherwise, to the owners of shares of a corporation that are either

    - listed on a national securities exchange or designated as a national market system security by the NASD, or

    - held of record by more than 2,000 shareowners,

unless the applicable agreement of merger or consolidation requires the owners of such shares to receive in exchange for such shares anything except:

     - shares of stock of the resulting or surviving corporation,

     - shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders,

     - cash in lieu of fractional shares, or

     - any combination of the foregoing.

In addition, the DGCL denies appraisal rights to the shareowners of the surviving corporation in a merger if such merger did not require for its approval the vote of the shareowners of such surviving corporation.

    ZCMI.  Under the URBCA, dissenters' rights are available for:

    - any plan of merger to which a corporation is a party if a shareholder vote is required;

    - certain sales, leases, exchanges or other dispositions of all or substantially all the corporation's assets; and

    - certain share exchanges.

However, dissenters' rights are not permitted in such transactions (unless otherwise provided in the corporation's articles of incorporation or bylaws or by a resolution of the corporation's board of directors) if the stock is listed on a national securities exchange or on the NASDAQ or if the stock is held by 2,000 or more shareholders. These provisions do not apply if the shareholder receives for his shares anything except shares of the corporation surviving the consummation of the plan of merger or share exchange, shares of a corporation whose shares are listed on a national exchange or NASDAQ or held of record by not less than 2,000 holders or cash in lieu of fractional shares.

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
ANTI-TAKEOVER PROVISIONS

    MAY. Under the DGCL, a corporation is prohibited from engaging in any business combination with a person who, together with his affiliates or associates owns (or within a three-year period did own) 15% or more of the corporation's voting stock (an "interested shareowner"), unless

    - prior to such date, the board of directors approved either the business combination or the transaction which resulted in the shareowner becoming an interested shareowner;

    - the interested shareowner acquired 85% of the voting stock of the corporation (excluding specified shares) upon consummation of the transaction; or

    - on or subsequent to such date the business combination is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such interested shareowner).

A "business combination" includes (i) mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested shareowner, (ii) certain transactions resulting in the issuance or transfer to an interested shareowner of any stock of such corporation or its subsidiaries, and (iii) other transactions resulting in a disproportionate financial benefit to an interested shareowner. This provision of the DGCL does not apply to a corporation if the certificate of incorporation or by-laws contain a provision expressly electing not to be governed by this provision or the corporation does not have voting stock either listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 shareowners.

    In addition, the May certificate of incorporation includes a "business combination" provision substantially similar to that provided in the DGCL.

    ZCMI. The URBCA provides that any person who makes a "control share acquisition," that is who acquires 20% or more of the outstanding voting shares or the power to direct the exercise of voting power of such shares of a publicly held Utah corporation, is denied voting rights with respect to the acquired shares unless a majority of the disinterested shareholders of the corporation votes to restore the voting rights. Disinterested shareholders are shareholders other than the officers and employee directors of the corporation and other than the person making the control share acquisition. The shareholders of the corporation must consider the status of those voting rights at the next annual or special meeting of shareholders. The acquiror may accelerate the decision and require the corporation to hold a special meeting of shareholders for the purpose of considering the status of those rights if the acquiror

    - files an "acquiring person statement" with the corporation; and

    - agrees to pay the corporation's expenses of the meeting.

If the shareholders do not vote to restore voting rights to the control shares, the corporation may, if its articles of incorporation or bylaws so provide, redeem the control shares from the acquiror at fair market value. An acquisition pursuant to a merger with respect to which the corporation is a party to the agreement of merger and which is conducted pursuant to the merger provisions of the URBCA, which generally will require shareholder approval, is not considered a "control share acquisition" and is therefore exempt from these provisions of Utah law.

    A corporation's articles of incorporation or bylaws may provide that these provisions of Utah law do not apply to control share acquisitions of shares of the corporation after the adoption of the provision in the articles of incorporation or bylaws. Neither the ZCMI articles of incorporation nor the ZCMI bylaws contain such a provision.

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DISSOLUTION

    MAY. Under the DGCL, if the board of the directors of the corporation deems it advisable that the corporation should be dissolved and a majority of the outstanding stock of the corporation entitled to vote thereon votes in favor of the proposed dissolution, the corporation shall be dissolved upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware. The corporation shall continue after dissolution for the purposes of defending suits and settling its affairs for a three-year period. Persons having a claim against the corporation in a pending action, suit or proceeding shall be given notice and file their claims according to certain procedures specified in the DGCL. A corporation or successor entity which has given notice in accordance with the procedures specified in Section 280(a) of the DGCL shall petition the Court of Chancery to determine the amount of security that the corporation must provide that will be reasonably likely to be sufficient as compensation for any claim against the corporation which is the subject of a pending action, suit or proceeding, which is not barred and which is likely to arise or become known to the corporation or successor entity within five years after the date of dissolution or such longer period as the Court of Chancery may determine not to exceed ten years. Under the DGCL, directors of a dissolved corporation that comply with the payment and distribution procedures provided therein shall not be personally liable to the claimants of the dissolved corporation.

    ZCMI. For a proposal to dissolve a Utah corporation to be authorized, the board of directors generally must recommend the dissolution to the shareholders and the shareholders entitled to vote on the dissolution proposal must approve the proposal by a majority of all the votes entitled to be cast on the proposal by each voting group entitled to vote separately on the proposal, unless a greater vote is required by the corporation's articles of incorporation, bylaws or by the board of directors. Dissolution, once authorized, is effected by delivering articles of dissolution to the Division of Corporations and Commercial Code, but may be revoked by the corporation within 120 days after the effective date of the dissolution if authorized in the same manner as the dissolution was authorized. A dissolved corporation continues its corporate existence, but may not carry on any business except that appropriate to wind up and liquidate the business and affairs of the corporation. A dissolved corporation may dispose of the known claims against it by following the procedures outlined in the URBCA. Claims may be enforced under the applicable provisions of the URBCA against the dissolved corporation to the extent of the corporation's undistributed assets or against a shareholder of the dissolved corporation if the corporation's assets have been distributed in liquidation, but a shareholder's total liability for all claims may not exceed the total value of the assets distributed to him as that value is determined at the time of the distribution. A dissolved corporation must either maintain a registered office in the State of Utah to accept service of process on its behalf or be deemed to have authorized service of process on it by registered or certified mail, return receipt requested, to the address of its principal office as set forth in its articles of dissolution.

RIGHTS AGREEMENTS

    MAY. May has in place a "shareowner rights plan" pursuant to which a right is attached to each outstanding share of May common stock. The rights become exercisable only under certain circumstances involving actual or potential acquisitions of May's common stock by a person or affiliated persons. See "DESCRIPTION OF MAY CAPITAL STOCK."

    ZCMI.  ZCMI does not have a rights plan.

PREEMPTIVE, SUBSCRIPTION OR REDEMPTION RIGHTS

    MAY. The owners of May common stock do not have preemptive, subscription, redemption or conversion rights.

    ZCMI. The owners of ZCMI common stock do not have preemptive, subscription, redemption or conversion rights.

                                 LEGAL MATTERS

    The validity of the shares of May common stock to be issued in the merger is being passed on for May by Alan E. Charlson, Esq., senior vice president and chief counsel of May. Mr. Charlson beneficially owns 10,253 shares of May common stock.

    Stoel Rives LLP, counsel to ZCMI, has delivered an opinion concerning certain United States federal income tax consequences of the merger.

                                    EXPERTS

    The consolidated financial statements and schedule of May and its subsidiaries incorporated in this proxy statement/prospectus by reference to the May Annual Report on Form 10-K for the period ended January 30, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports dated February 10, 1999, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    With respect to May's unaudited interim financial information for the quarters ended May 1, 1999 and July 31, 1999, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared and certified by the accountants within the meaning of Sections 7 and 11 of the Act.

    The financial statements and related financial statement schedule of ZCMI incorporated in this proxy statement/prospectus by reference to the ZCMI Annual Report on Form 10-K/A for the period ended January 30, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    May and ZCMI file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information they file at the SEC's public reference rooms at the following locations:

Public Reference Room              New York Regional Office           Chicago Regional Office
450 Fifth Street, N.W.             7 World Trade Center               Citicorp Center
Room 1024                          Suite 1300                         500 West Madison Street
Washington, D.C. 20549             New York, NY 10048                 Suite 1400
                                                                      Chicago, IL 60661-2511

    Please call 1-800-SEC-0330 for further information on the public reference rooms. You may also request copies by mail from the Public Reference Section of the SEC, 450 South Fifth Street, N.W., Room 1024, Washington, D.C., at prescribed rates. These filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

    May filed a registration statement on Form S-4 to register with the SEC the May common stock to be issued to ZCMI shareholders in the merger. This proxy statement/prospectus is part of that registration statement and constitutes a prospectus of May in addition to being a proxy statement for ZCMI. This proxy statement/prospectus also constitutes a prospectus of ZCMI Reserve Trust. As allowed by the SEC's rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information that we include in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC. These documents contain important information about May, ZCMI and their finances.

MAY SEC FILINGS                                PERIOD                                         DATE FILED
---------------                                ------                                         ----------
Annual Report on Form 10-K                     Year ended January 30, 1999                    April 21, 1999
Quarterly Report on Form 10-Q                  Quarter ended May 1, 1999                      June 8, 1999
Quarterly Report on Form 10-Q                  Quarter ended July 31, 1999                    September 8, 1999
Form S-8 Registration Statement                                                               April 13, 1999
Current Report on Form 8-K                                                                    April 21, 1999
Current Report on Form 8-K                                                                    July 15, 1999

ZCMI SEC FILINGS                               PERIOD                                         DATE FILED
----------------                               ------                                         ----------
Annual Report on Form 10-K                     Year ended January 30, 1999                    April 30, 1999
Annual Report on Form 10-K/A                   Year ended January 30, 1999                    September 16, 1999
Annual Report on Form 10-K/A                   Year ended January 30, 1999                    October 12, 1999
Quarterly Report on Form 10-Q                  Quarter ended May 1, 1999                      June 16, 1999
Quarterly Report on Form 10-Q/A                Quarter ended May 1, 1999                      June 23, 1999
Quarterly Report on Form 10-Q/A                Quarter ended May 1, 1999                      September 20, 1999
Quarterly Report on Form 10-Q/A                Quarter ended May 1, 1999                      October 12, 1999
Quarterly Report on Form 10-Q                  Quarter ended July 31, 1999                    September 14, 1999
Quarterly Report on Form 10-Q/A                Quarter ended July 31, 1999                    September 16, 1999
Current Report on Form 8-K                                                                    February 11, 1999
Current Report on Form 8-K                                                                    October 27, 1999

    We also incorporate by reference additional documents that we file with the SEC between the date of this proxy statement/prospectus and the effective time of the merger.

    Most of these documents (other than some exhibits) are available to you for free if you call or write to us and ask for them. You should direct any requests to:

Zions Co-operative Mercantile Institution      The May Department Stores Company
2200 South 900 West                            611 Olive Street
Salt Lake City, Utah 84137                     St. Louis, Missouri 63101
Attention: Keith C. Saunders                   Attention: Corporate Secretary
Telephone: (801) 579-6404                      Telephone Number: (314) 342-6330

    May supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to May, and ZCMI supplied all such information relating to ZCMI.

    We have not authorized anyone to give you any information or to make any representations about the merger and other transactions we discuss in this proxy statement/prospectus other than those contained herein or in the documents we incorporate herein by reference. If you are given any information or representations about these matters that is not discussed or incorporated in this proxy statement/prospectus, you must not rely on that information. This proxy statement/prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this proxy statement/ prospectus or the common stock of May offered hereby does not, under any circumstances, mean that there has been no change in the affairs of May or ZCMI since the date hereof. It also does not mean that the information in this proxy statement/prospectus or in the documents we incorporate herein by reference is correct after this date.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus contains certain forward-looking statements about the financial condition, results of operations and business of May and ZCMI. These statements may be made expressly in this document, or may be "incorporated by reference" to other documents filed with the SEC and may include statements for the period following the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this proxy statement/prospectus or incorporated herein.

    These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause the actual results, performance or achievements of May or ZCMI to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

    - the competitive nature of the department store and retail merchandising business;

    - the ability of May to successfully integrate the acquisition of ZCMI and other business acquisitions;

    - the possibility of antitrust scrutiny by the Antitrust Division of the Department of Justice and the Federal Trade Commission, including limitations on future acquisition opportunities and possible divestiture requirements;

    - consumer preferences and fashion trends; and

    - year 2000 readiness of merchandise vendors and service providers.

    Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. May shareowners and ZCMI shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the dates of such documents. See "Risk Factors."

    Neither May nor ZCMI undertakes any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this proxy statement/prospectus. Additionally, neither May nor ZCMI undertakes any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained or incorporated by reference in this proxy statement/prospectus.

                                                                         ANNEX I

                                   AGREEMENT
                                      AND
                                 PLAN OF MERGER
                                  BY AND AMONG
                       THE MAY DEPARTMENT STORES COMPANY
                              MS ACQUISITION, INC.
                                      AND
                   ZIONS CO-OPERATIVE MERCANTILE INSTITUTION
                                OCTOBER 14, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ARTICLE I...................................................     I-1

THE MERGER..................................................     I-1
  Section 1.1 The Merger....................................     I-1
  Section 1.2 Effective Time................................     I-2
  Section 1.3 Closing.......................................     I-2
  Section 1.4 Articles of Incorporation; Bylaws.............     I-2
  Section 1.5 Directors and Officers of the Surviving
  Corporation...............................................     I-2

ARTICLE II..................................................     I-2

CONVERSION OF SHARES........................................     I-2
  Section 2.1 Conversion of Common Stock....................     I-2
  Section 2.2 Exchange of Certificates......................     I-3
  Section 2.3 Company Option Plans; Restricted Shares.......     I-5
  Section 2.4 Dissenters' Rights............................     I-5
  Section 2.5 Stockholders' Meeting.........................     I-5

ARTICLE III.................................................     I-7

REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     I-7
  Section 3.1 Organization..................................     I-7
  Section 3.2 Capitalization................................     I-7
  Section 3.3 Authorization; Validity of Agreement..........     I-8
  Section 3.4 No Violations; Consents and Approvals.........     I-8
  Section 3.5 SEC Reports and Financial Statements..........     I-9
  Section 3.6 Absence of Certain Changes....................     I-9
  Section 3.7 No Undisclosed Liabilities....................     I-9
  Section 3.8 Information in Registration Statement and
  Proxy Statement...........................................     I-9
  Section 3.9 Employee Benefit Plans; ERISA.................    I-10
  Section 3.10 Litigation; Compliance with Law..............    I-12
  Section 3.11 Intellectual Property........................    I-12
  Section 3.12 Company Agreements...........................    I-12
  Section 3.13 Taxes........................................    I-13
  Section 3.14 Environmental Matters........................    I-14
  Section 3.15 No Default...................................    I-15
  Section 3.16 Opinion of Financial Advisors................    I-15
  Section 3.17 Brokers......................................    I-16
  Section 3.18 Property.....................................    I-16
  Section 3.19 Board Recommendations........................    I-16
  Section 3.20 Labor Matters................................    I-16
  Section 3.21 Year 2000....................................    I-16
  Section 3.22 Insurance....................................    I-16
  Section 3.23 Accounts Receivable; Inventory...............    I-17
  Section 3.24 Real Estate Matters..........................    I-17

ARTICLE IV..................................................    I-18

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION....    I-18
  Section 4.1 Organization..................................    I-18
  Section 4.2 Authorization; Validity of Agreement..........    I-18

                                                                PAGE
                                                              --------
  Section 4.3 Consents and Approvals; No Violations.........    I-19
  Section 4.4 Information in Registration Statement and
  Proxy Statement...........................................    I-19
  Section 4.5 Parent Common Stock...........................    I-19
  Section 4.6 Absence of Certain Changes....................    I-20
  Section 4.7 No Undisclosed Liabilities....................    I-20
  Section 4.8 Litigation; Compliance with Law...............    I-20
  Section 4.9 No Default....................................    I-21
  Section 4.10 Property.....................................    I-21
  Section 4.11 Year 2000....................................    I-21

ARTICLE V...................................................    I-21

COVENANTS...................................................    I-21
  Section 5.1 Interim Operations of the Company.............    I-21
  Section 5.2 No Solicitations..............................    I-24
  Section 5.3 Access to Information.........................    I-24
  Section 5.4 Further Action; Reasonable Best Efforts.......    I-24
  Section 5.5 Employee Benefits.............................    I-24
  Section 5.6 Notification of Certain Matters...............    I-27
  Section 5.7 Directors' and Officers' Insurance and
  Indemnification...........................................    I-27
  Section 5.8 Existing Credit Documents.....................    I-28
  Section 5.9 Parent Undertaking............................    I-29
  Section 5.10 WARN Act.....................................    I-29
  Section 5.11 Fashion Place................................    I-29

ARTICLE VI..................................................    I-29

CONDITIONS..................................................    I-29
  Section 6.1 Conditions to Each Party's Obligation To
  Effect the Merger.........................................    I-29
  Section 6.2 Conditions to the Obligation of the Company to
  Effect the Merger.........................................    I-29
  Section 6.3 Conditions to Obligations of Parent and
  Acquisition to Effect the Merger..........................    I-30
  Section 6.4 Election......................................    I-30

ARTICLE VII.................................................    I-30

TERMINATION.................................................    I-30
  Section 7.1 Termination...................................    I-30
  Section 7.2 Effect of Termination.........................    I-31

ARTICLE VIII................................................    I-32

MISCELLANEOUS...............................................    I-32
  Section 8.1 Fees and Expenses.............................    I-32
  Section 8.2 Amendment; Waiver.............................    I-32
  Section 8.3 Survival......................................    I-32
  Section 8.4 Notices.......................................    I-32
  Section 8.5 Interpretation................................    I-33
  Section 8.6 Section Headings..............................    I-33
  Section 8.7 Counterparts..................................    I-33
  Section 8.8 Entire Agreement..............................    I-33
  Section 8.9 Severability..................................    I-34
  Section 8.10 Governing Law; Waiver of Jury Trial;
  Enforcement...............................................    I-34
  Section 8.11 Assignment...................................    I-34
  Section 8.12 Continuation of Attorney-Client Privilege....    I-34
  Section 8.13 Publicity....................................    I-34

                             TABLE OF DEFINED TERMS

TERM                                                            SECTION
----                                                          ------------
Acquisition.................................................  Heading
Acquisition Proposal........................................  5.2
Affiliates..................................................  8.5
Agreement...................................................  Heading
Assertion...................................................  5.7
Associates..................................................  8.5
Articles of Merger..........................................  1.2
Audit.......................................................  3.13(b)
Average Closing Price.......................................  2.1(a)
beneficial ownership........................................  8.5
Certificate.................................................  2.2(b)
Certificates................................................  2.2(b)
Closing.....................................................  1.3
Closing Date................................................  1.3
Code........................................................  Recitals
Company.....................................................  Heading
Company Agreements..........................................  3.4
Company Balance Sheet.......................................  3.23(a)
Company Common Stock........................................  2.1
Company Employee............................................  5.5(a)
Company Employees...........................................  5.5(a)
Company Option..............................................  2.3
Company SEC Documents.......................................  3.5
Conflict Matter.............................................  5.7
Disclosure Schedule.........................................  3.4
Dissenting Shares...........................................  2.4
DLJ.........................................................  2.5(a)(iii)
Effective Time..............................................  1.2
Election....................................................  6.4
Election Date...............................................  6.4
Encumbrance.................................................  3.24(a)
Encumbrances................................................  3.24(a)
Environmental Claim.........................................  3.14(e)(i)
Environmental Law...........................................  3.14(e)(ii)
ERISA.......................................................  3.9(a)
ERISA Affiliate.............................................  3.9(a)
ERISA Plans.................................................  3.9(a)
Exchange Act................................................  2.5(a)(ii)
Existing Credit Documents...................................  5.8
GAAP........................................................  3.5
Government Antitrust Entity.................................  5.4(c)
Governmental Entity.........................................  3.4
Hazardous Substance.........................................  3.14(e)(iii)
HSR Act.....................................................  3.4
Indemnified Liability.......................................  5.7
Indemnified Parties.........................................  5.7
Indemnified Party...........................................  5.7

TERM                                                            SECTION
----                                                          ------------
Indemnitor..................................................  5.7
Indemnitors.................................................  5.7
Intellectual Property.......................................  3.11
Key Executive...............................................  5.1(a)
Key Executives..............................................  5.1(a)
knowledge of the Company....................................  3.6
Lease.......................................................  3.24(b)
Leases......................................................  3.24(b)
Leased Properties...........................................  3.24(a)
Leased Property.............................................  3.24(a)
Liens.......................................................  3.4
made available..............................................  8.5
Majority Shareholder........................................  Recitals
Material Adverse Effect.....................................  3.1
Material Company Agreements.................................  3.12
Merger......................................................  1.1
Merger Consideration........................................  2.1(a)
Merger Communications.......................................  8.12
Non-Key Employees...........................................  5.1(d)
Option Plan.................................................  2.3
Owned Property..............................................  3.24(a)
Parent......................................................  Heading
Parent Common Stock.........................................  2.1(a)
Parent Filings..............................................  4.5(c)
Parties.....................................................  Heading
Party.......................................................  Heading
Paying Agent................................................  2.2(a)
PBGC........................................................  3.9(c)
Person......................................................  3.1
Plans.......................................................  3.9(a)
Primary Loan Agreement......................................  5.8
Proxy Statement.............................................  2.5(a)(iii)
Real Properties.............................................  3.24(a)
Real Property...............................................  3.24(a)
Registration Statement......................................  2.5(a)(ii)
Release.....................................................  3.14(e)(iv)
Representatives.............................................  5.2
Restricted Plan Shares......................................  2.3(b)
SEC.........................................................  2.5(a)(iii)
Securities Act..............................................  3.5
Shareowner Agreement........................................  Recitals
Shareowner Agreements.......................................  Recitals
Shares......................................................  2.1
Special Meeting.............................................  2.5(a)(i)
Subsidiary..................................................  3.1
Supplemental Loan Agreement.................................  5.8
Surviving Corporation.......................................  1.1
Taxes.......................................................  3.13(i)
Tax Return..................................................  3.13(i)
Twelve Month Premiums.......................................  5.7

TERM                                                            SECTION
----                                                          ------------
URBCA.......................................................  Recitals
Utah DOC....................................................  1.2
Voting Debt.................................................  3.2(a)
ZCMI Retirement Plan........................................  5.5(b)
1934 Act....................................................  2.5(a)(ii)
1934 Act Rules..............................................  2.5(a)(ii)

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of October 14, 1999, by and among THE MAY DEPARTMENT STORES COMPANY, a Delaware corporation ("PARENT"), MS ACQUISITION, INC., a Utah corporation and a wholly-owned subsidiary of Parent ("ACQUISITION"), and ZIONS CO-OPERATIVE MERCANTILE INSTITUTION, a Utah corporation (the "COMPANY"). Parent, Acquisition and the Company are later in this Agreement sometimes referred to individually as a "PARTY" or collectively as the "PARTIES."

                                    RECITALS

    This Agreement is entered into with reference to the following facts, objectives, and definitions:

    A. The Boards of Directors of Parent, Acquisition and the Company have each approved, and, if required by law, have determined to recommend to their respective stockholders, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement, which contemplates a transaction in which Parent will acquire all of the outstanding capital stock of the Company for securities of Parent as described herein through a reverse subsidiary merger of Acquisition with and into the Company.

    B. It is contemplated by each of the Parties that the transaction described above will constitute a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "CODE").

    C. In furtherance of such acquisition, the Boards of Directors of Parent, Acquisition and the Company have each approved this Agreement and the merger of Acquisition with and into the Company in accordance with the terms of this Agreement and the Utah Revised Business Corporation Act (the "URBCA").

    D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Acquisition to enter into this Agreement, Parent has entered into separate Shareowner Voting Agreements each dated as of the date hereof with each of ZCMI Reserve Trust (the "MAJORITY SHAREHOLDER"), Richard Madsen and Patricia Madsen (collectively, the "SHAREOWNER AGREEMENTS" and, individually, a "SHAREOWNER AGREEMENT"). Pursuant to the Shareowner Agreements, each of the Majority Shareholder, Richard Madsen and Patricia Madsen has granted an option in favor of Parent to purchase all of the shares of Company Common Stock (as hereafter defined) held by each, respectively, and has granted Parent an irrevocable proxy to vote all of the shares of Company Common Stock held by each, respectively, in favor of the Merger (as hereafter defined).

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement and in accordance with the URBCA, at the Effective Time (as defined in Section 1.2), Acquisition shall be merged (the "Merger") with and into the Company and the separate corporate existence of Acquisition shall cease. After the Merger, the Company shall continue as the surviving corporation (sometimes later in this Agreement referred to as the "SURVIVING CORPORATION"). The Merger shall have the effects set forth in the URBCA. Without limiting the generality of the foregoing, at the Effective Time, all the rights, privileges, immunities, powers, properties and franchises of the Company and Acquisition shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and Acquisition shall become the obligations, duties, debts and liabilities of the Surviving Corporation.

    Section 1.2 EFFECTIVE TIME. On or as promptly as practicable following the Closing (as hereafter defined), the Company will cause appropriate Articles of Merger (the "ARTICLES OF MERGER") to be filed with the Department of Commerce, Division of Corporations and Commercial Code, of the State of Utah (the "UTAH DOC") in such form and executed as provided in the URBCA. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Utah DOC or such later time as is agreed upon by the Parties and specified in the Articles of Merger in accordance with the URBCA, and such time is later in this Agreement referred to as the "Effective Time."

    Section 1.3 CLOSING. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., Salt Lake City time, on a date to be specified by the Parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI, other than those conditions (including the vote of the shareholders of the Company) that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "CLOSING DATE"), at the offices of Stoel Rives LLP, 201 South Main Street, Suite 1100, Salt Lake City, UT 84111, unless another date or place is agreed to in writing by the Parties. Notwithstanding the foregoing, in the event the Parent delivers an Election (as hereafter defined) in the manner set forth in Section 6.4, the Closing will take place at a time prior to February 1, 2000 as determined in the sole discretion of Parent.

    Section 1.4 ARTICLES OF INCORPORATION; BYLAWS. The Articles of Incorporation of the Company, in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The Bylaws of the Company in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation and such Bylaws.

    Section 1.5  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

    (a) The directors of Acquisition immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the URBCA, and the Surviving Corporation's Articles of Incorporation and Bylaws.

    (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly appointed and qualified, or until their earlier death, resignation or removal.

                                   ARTICLE II
                              CONVERSION OF SHARES

    Section 2.1 CONVERSION OF COMMON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of any shares of common stock, par value $.001 per share, of the Company (the "SHARES" or the "COMPANY COMMON STOCK"):

    (a) Each issued and outstanding share of the Company Common Stock (other than Shares to be canceled in accordance with Section 2.1(c), Restricted Plan Shares (as defined in Section 2.3(b)) to be canceled in accordance with
Section 2.3(b) and Dissenting Shares (as defined in Section 2.4)) shall be converted into the right to receive such number of shares of the common stock of Parent ("PARENT COMMON STOCK") which is the equivalent of $22.50, based on the arithmetic average rounded to two decimal places of the high and low trading prices of the Parent Common Stock (the "AVERAGE CLOSING PRICE") as reported on the Composite Tape for New York Stock Exchange listed securities for the 12(th) through the 3(rd) business days immediately preceding the Closing Date (the "MERGER CONSIDERATION"), upon surrender of the certificate formerly representing such share of the Company Common Stock in the manner provided in Section 2.2. All such shares of the Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2. Any payment made pursuant to this Section 2.1(a) shall be made net of applicable withholding taxes to the extent such withholding is required by law in accordance with
Section 2.2(d).

    (b) Each issued and outstanding share of common stock, par value $1.00 per share, of Acquisition shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    (c) All shares of Company Common Stock that are owned at the Effective Time by the Company, Parent, Acquisition or any other direct or indirect wholly-owned Subsidiary (as later defined) of the Company, Parent or Acquisition shall be canceled and retired and no Merger Consideration shall be delivered in exchange therefor.

    Section 2.2  EXCHANGE OF CERTIFICATES.

    (a) Prior to the Effective Time, Parent shall designate an agent reasonably satisfactory to the Company to act as paying agent in connection with the Merger (the "PAYING AGENT") for purposes of effecting the exchange of the Merger Consideration for certificates which, prior to the Effective Time, represented Shares and with respect to which the owner thereof is entitled to receive the Merger Consideration pursuant to Section 2.1. On the Closing Date, Parent and Acquisition will provide the Paying Agent, in trust for the benefit of the holders of Shares, that number of whole shares of Parent Common Stock equal to the aggregate Merger Consideration to be paid to the holders of Shares pursuant to Section 2.1.

    (b) As promptly as practicable after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "CERTIFICATES" or individually, a "CERTIFICATE"), a form of letter of transmittal that is reasonably acceptable to the Company (which shall specify that delivery shall be effective, and risk of loss and title to a Certificate shall pass, only upon proper delivery of the Certificate to the Paying Agent) and instructions for effecting the surrender of a Certificate in consideration of payment of the Merger Consideration for the Shares represented by the Certificate. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other required documents, the holder of such Certificate shall receive promptly in exchange therefor the Merger Consideration for each Share formerly evidenced thereby, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of a Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall (i) pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or (ii) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. One hundred eighty (180) days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any shares of Parent Common Stock which have been made available to the Paying Agent for payment of the Merger Consideration hereunder and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general unsecured creditors thereof with respect to the cash payable upon due surrender of their Certificate(s). Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration for Shares.

From and after the Effective Time, until surrendered in accordance with the provisions of this Section 2.2(b), each Certificate (other than Certificates which represented (i) Restricted Plan Shares, (ii) Shares held by the Company, Parent, Acquisition or any direct or indirect wholly-owned Subsidiary of Parent or Acquisition and (iii) Dissenting Shares) shall represent for all purposes only the right to receive consideration equal to the Merger Consideration multiplied by the number of Shares evidenced by such Certificate, without any interest thereon. From and after the Effective Time, holders of Certificates shall have no right to vote or to receive any dividends or other distributions with respect to any Shares which were theretofore represented by such Certificates, other than any dividends or other distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights other than as provided herein or by applicable law. Unless and until any such outstanding Certificate shall be so surrendered, no dividend or other distribution, if any, payable to holders of record of Parent Common Stock as of any date on or subsequent to the Effective Time shall be paid to the holder of such outstanding Certificate, but upon surrender of such outstanding Certificate, there shall be paid to the record owner of such outstanding Certificate shares of Parent Common Stock issued in exchange therefor and the amount, without interest thereon, of dividends and other distributions, if any, which theretofore and subsequent to the Effective Time have become payable with respect to the number of whole shares of Parent Common Stock represented thereby.

    (c) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

    (d) The Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts, if any, as the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code. To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate(s) in respect of which such deduction and withholding was made by the Paying Agent.

    (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this
Article II; PROVIDED, that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

    (f) No fractional shares of Parent Common Stock shall be issued in the Merger, but, in lieu of any such fractional shares of Parent Common Stock, each holder of Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of stock certificates for exchange pursuant to this Section 2.2 will be paid an amount of cash (without interest) determined by multiplying (i) the Average Closing Price by (ii) the fractional share interest in Parent Common Stock to which such holder would otherwise be entitled.

    (g) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock split, combination, exchange of shares or similar readjustment, or a stock dividend thereon shall be declared with a record date after the Election Date, if any, and prior to the Effective Time, the number of shares or class of Parent

Common Stock to be issued and delivered in the Merger in exchange for each outstanding share of Company Common Stock as provided in this Agreement shall be appropriately adjusted.

    Section 2.3  COMPANY OPTION PLANS; RESTRICTED SHARES.

    (a) The Company shall take such actions as are appropriate to provide that, immediately prior to the Closing Date, (i) each option (a "COMPANY OPTION") outstanding under the Company's ZCMI 1996 Equity-Based Incentive Plan (the "OPTION PLAN"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each such Company Option shall be canceled and
(iii) in consideration of such cancellation and in full satisfaction of all rights of the holder of the Company Option and as promptly as possible after the Effective Time Parent shall cause the Paying Agent to provide to the holder of the Company Option cash in an amount equal to the product of (A) the excess of $22.50 over the exercise price of the Company Option, multiplied by (B) the number of Shares subject to the Company Option (such payment to be net of applicable withholding taxes).

    (b) The Company shall take such actions as are appropriate to provide that, immediately prior to the Closing Date, (i) each restricted Share of Company Common Stock issued to employees of the Company pursuant to the Option Plan (the "RESTRICTED PLAN SHARES") shall be canceled and (ii) in consideration of such cancellation and in full satisfaction of all rights of each holder of the Restricted Plan Shares and as promptly as possible after the Effective Time Parent shall cause the Paying Agent to provide to each holder of the Restricted Plan Shares cash in an amount equal to the product of $22.50 multiplied by the number of Restricted Plan Shares held by each such holder (such payment to be net of applicable withholding taxes).

    (c) The Company shall take such actions as are appropriate to provide that from and after the Closing Date the Company will not be bound by any options, warrants, rights or agreements which would entitle any person, other than Parent or its wholly-owned subsidiaries, to own beneficially, or to receive any payments (other than as otherwise contemplated by this Agreement) in respect of, any capital stock or equity of the Company or the Surviving Corporation.

    Section 2.4 DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for payment of such shares in accordance with Sections 16-10a-1301 through 16-10a-1331 of the URBCA ("DISSENTING SHARES"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.1, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his or her right to payment as a dissenting shareholder under the URBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses his or her right to payment as a dissenting shareholder, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for payment of Shares, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

    Section 2.5  STOCKHOLDERS' MEETING.

    (a) As soon as practicable following the execution and delivery of this Agreement,

        (i) the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "SPECIAL MEETING") of its stockholders and submit this Agreement to a vote of the Company's stockholders;

        (ii) Parent and the Company shall prepare a Joint Proxy/Registration Statement (the "REGISTRATION STATEMENT") which shall comply as to form with all applicable laws and which shall include all information concerning the Company, Parent and Acquisition required to be set forth therein pursuant to the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and the applicable rules and regulations thereunder (the "1934 ACT RULES" and, together with the 1934 Act, the "EXCHANGE ACT");

        (iii) the Company shall, subject to review of the Registration Statement by the Securities and Exchange Commission (the "SEC") and notification (either orally or in writing) to the Company that the SEC has no further comments relating to such Registration Statement, distribute a letter to stockholders, notice of meeting, proxy statement and form of proxy to stockholders of the Company in connection with the Merger (collectively, including any amendments or supplements thereto, the "PROXY STATEMENT"), and include in the Proxy Statement (A) the recommendation of the Board of Directors of the Company that stockholders of the Company vote to approve this Agreement and the Merger and (B) the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") that the Merger Consideration is fair to the stockholders of the Company (other than stockholders who are Affiliates of the Company) from a financial point of view;

        (iv) the Company shall file a definitive form of the Proxy Statement, which shall reflect compliance with the comments and requests in accordance with the Exchange Act from the SEC as the Company and Parent shall deem appropriate;

        (v) the Company shall distribute the definitive Proxy Statement to its stockholders in accordance with applicable law; and

        (vi) the Company shall take all such other action reasonably necessary or appropriate to obtain the lawful approval of this Agreement by the stockholders of the Company.

    (b) The Company and Parent shall each pay one-half ( 1/2) of the expenses related to the printing, preparation, filing and mailing of the Proxy Statement. The Parent shall pay the registration statement fee to the SEC.

    (c) Parent and Acquisition shall furnish to the Company all information concerning Parent, Acquisition and their Affiliates (as defined in Section 8.5) required by the Exchange Act or as otherwise required by the SEC to be set forth in the Proxy Statement.

    (d) Each of the Company and Parent shall consult and confer with the other and the other's counsel regarding the Registration Statement and the Proxy Statement and each shall have the opportunity to comment on the Registration Statement and the Proxy Statement and any amendments and supplements thereto before the Registration Statement and the Proxy Statement, and any amendments or supplements thereto, are filed with the SEC or mailed to Company stockholders. Each of the Company and Parent will provide to the other copies of all correspondence between it (or its advisors) and the SEC relating to the Registration Statement and the Proxy Statement.

    (e) Parent will vote, or cause to be voted, all Shares acquired by Parent, Acquisition or any other Subsidiary of Parent in favor of the Merger and the approval of this Agreement.

    (f) Parent, Acquisition and the Company shall also take such actions as reasonably may be required to be taken under applicable "blue sky" laws in connection with the issuance of the Parent Common Stock pursuant to the Merger.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Acquisition that:

    Section 3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah, has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to conduct its business as it is now being conducted, and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing and in good standing or to have such power, authority or governmental approvals, or to be so qualified would not have a Material Adverse Effect (as defined below) on the Company. The Company has previously delivered to Parent a complete and correct copy of each of the Company's Articles of Incorporation, as amended, and its Bylaws, as currently in effect. The Company has no Subsidiaries. For purposes of this Agreement, (i) any reference to any event, change or effect having a "MATERIAL ADVERSE EFFECT" on or with respect to any entity (or group of entities taken as a whole) means an event, change or effect, individually or in the aggregate with other events, changes, or effects, that is materially adverse to the financial condition, businesses, results of operations, assets, liabilities or properties of such entity (or, if used with respect thereto, of such group of entities taken as a whole); (ii) "SUBSIDIARY" shall mean with respect to any Person, any corporation or other entity of which more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such entity is directly or indirectly owned by such Person; and (iii) "PERSON" shall mean an individual, partnership, joint venture, limited liability company, trust, corporation, unincorporated entity or Governmental Entity (as defined in Section 3.4).

    Section 3.2  CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, par value $.001 per share. As of the date of this Agreement, (i) 2,209,159 shares of Company Common Stock are issued and outstanding (including 42,000 Restricted Plan Shares) and (ii) Company Options to acquire 113,450 shares of Company Common Stock are outstanding under the Option Plan. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("VOTING DEBT") of the Company issued and outstanding. Except as set forth above, (i) there are no shares of the capital stock of the Company authorized, issued or outstanding and
(ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of its capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares of the capital stock of the Company or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity and following the Merger, the Company will not have any obligation to issue, transfer or sell any shares of its capital stock.

    (b) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. The Company is not required to redeem, repurchase or otherwise acquire shares of the capital stock of the Company as a result of the transactions contemplated by this Agreement.

    (c) At the Effective Time, the number of shares of Company Common Stock outstanding (assuming all Company Options outstanding on the date hereof are exercised) shall not exceed 2,322,609.

    Section 3.3  AUTHORIZATION; VALIDITY OF AGREEMENT.

    (a) The Company has the requisite corporate power and corporate authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by Section 2.5, to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of the Company and, except for obtaining the stockholder approval contemplated by Section 2.5 in the case of this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Acquisition, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by
(i) bankruptcy, insolvency or other similar laws, now or later in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

    (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by it for the consummation by the Company of the transactions contemplated by this Agreement. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve this Agreement and the Merger.

    Section 3.4  NO VIOLATIONS; CONSENTS AND APPROVALS.  Except as set forth in
Section 3.4 of the Disclosure Schedule attached hereto and incorporated herein (the "DISCLOSURE SCHEDULE"), and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the URBCA, for the approval of this Agreement and the Merger by the Company's stockholders and the filing and recordation of the Articles of Merger required by the URBCA, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will
(i) conflict with or violate any provision of the Articles of Incorporation or ByLaws of the Company, (ii) require any filing with, or any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, agency or official (a "GOVERNMENTAL ENTITY"), (iii) assuming the accuracy of the representations and warranties of, and performance of the covenants by Parent and Acquisition as set forth in this Agreement, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound (collectively, the "COMPANY AGREEMENTS") or result in the imposition or creation of any lien, charge, security interest, option, claim or encumbrance of any nature whatsoever (collectively, "LIENS") on the assets of the Company or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets; except in the case of clauses (ii), (iii) or (iv), (A) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect on the Company, or
(B) such violations, breaches or defaults which would not have a Material Adverse Effect on the Company.

    Section 3.5 SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the SEC, and has made available to Parent through EDGAR true and complete copies of, all forms and documents required to be filed by it since January 1, 1996 and on or before the Closing Date under the Exchange Act, or the Securities Act of 1933, as amended (the "SECURITIES ACT") (as such documents have been amended since the time of their filing, collectively, the "COMPANY SEC DOCUMENTS"). Except as set forth in Section 3.5 of the Disclosure Schedule, as of their respective dates (or, if amended, as of the date of the last such amendment), the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and
(ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The consolidated financial statements included in the Company SEC Documents (i) have been prepared from, and are in accordance with, the books and records of the Company, (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the quarterly financial statements are subject to year end adjustment and do not contain all footnote disclosures required by GAAP), (iii) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the financial position and the results of operations and cash flows of the Company as at the dates thereof or for the periods presented therein.

    Section 3.6 ABSENCE OF CERTAIN CHANGES. Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.6 of the Disclosure Schedule, since January 31, 1999, the Company has conducted its businesses and operations only in the ordinary course and consistent with past practice, and there have not occurred (i) any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or which would have a Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company; or (iii) any change by the Company in accounting principles or methods, except insofar as was or may be required by a change in GAAP. Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 5.1 of the Disclosure Schedule, since January 31, 1999, the Company has not taken any of the actions prohibited by Section 5.1. For purposes of this Agreement, "KNOWLEDGE OF THE COMPANY" shall mean the actual knowledge of the individuals specified in Item 4 of Section 3.6 of the Disclosure Schedule.

    Section 3.7 NO UNDISCLOSED LIABILITIES. Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement and except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, since January 31, 1999, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would have, a Material Adverse Effect on the Company, or that would be required to be reflected or reserved against in the financial statements of the Company (including notes thereto) prepared in accordance with GAAP. Section 3.7 of the Disclosure Schedule describes all material personal property leases of the Company.

    Section 3.8 INFORMATION IN REGISTRATION STATEMENT AND PROXY STATEMENT. The Registration Statement, and the Proxy Statement at the date it is mailed to Company stockholders and at the time of the Special Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act; provided, that no representation is made by the Company with respect to statements made in the Registration Statement and Proxy Statement based on written information supplied by Parent or Acquisition for inclusion in the Registration Statement and Proxy Statement.

    Section 3.9  EMPLOYEE BENEFIT PLANS; ERISA.

    (a) Section 3.9(a) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement, fund, policy, practice or arrangement, including all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored, maintained or contributed to by the Company (or for which the Company makes payroll deductions) or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with the Company would be deemed a "single employer" within the meaning of section 4001 of ERISA, for the benefit of any employee or former employee of the Company and their dependents, or any ERISA Affiliate (collectively, the "PLANS").
Section 3.9(a) of the Disclosure Schedule identifies each of the Plans that is an "employee benefit plan," as defined in section 3(3) of ERISA (collectively, the "ERISA PLANS").

    (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents:

        (i) the Plan document, including all amendments thereto;

        (ii) the annual report and actuarial report for the most recent three plan years, if required under ERISA;

        (iii) the most recent Summary Plan Description (as defined in ERISA) required under ERISA with respect thereto, including all summaries of material modifications;

        (iv) if the Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement and the latest financial statements thereof; and

        (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Code or copies of any pending determination letter requests.

    (c) No liability under Title IV of ERISA or any applicable state laws has been incurred by the Company or any ERISA Affiliate with respect to the Plans that has not been satisfied or otherwise discharged in full, and no condition exists or is, to the knowledge of the Company, reasonably likely to arise that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title or any applicable state laws, other than liability for contributions due in the ordinary course and premiums due the Pension Benefit Guaranty Corporation (the "PBGC") (which contributions and premiums have been paid when due). There are no amendments or revisions to any Plan which have been communicated to employees but not reflected in Plan documents or summaries.

    (d) No ERISA Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any ERISA Plan a plan described in section 4063(a) of ERISA.

    (e) To the knowledge of the Company, no ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date. There have been no reportable events under section 4043 of ERISA in relation to the ERISA Plans. No Lien imposed under the Code or ERISA exists or is to the knowledge of the Company likely to be imposed on account of any ERISA Plan. The form of each ERISA Plan intended to be "qualified" within the meaning of section 401(a) of the Code has been determined as of October 3, 1996 (the date of the most recent determination letters) by the Internal Revenue Service to be so qualified (or timely application has been made therefor); to the knowledge of the Company, no event has occurred since the date of such determination that would adversely affect such qualification for which the cost of correction would have a Material Adverse Effect on the Company; and each trust maintained thereunder has been determined by the Internal Revenue Service to be exempt from taxation under section 501(a) of the Code. Except as disclosed in Section 3.10(b) of the Disclosure Schedule, each Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA, the Code and applicable state laws, except for such non-compliance that would not have a Material Adverse Effect on the Company.

    (f) There are no pending, threatened in writing or, to the knowledge of the Company, anticipated actions, suits, proceedings or claims (other than routine claims for benefits) by, on behalf of, or against, any of the Plans or any trusts related thereto that if determined adversely to the Company would have a Material Adverse Effect on the Company.

    (g) The PBGC has not instituted proceedings to terminate any of the ERISA Plans and to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

    (h) There are no pending, scheduled or, to the knowledge of the Company, anticipated audits or investigations with respect to the Plans by any governmental agency or authority as a result of which the Plans or the Company could be subject to liability which would have a Material Adverse Effect on the Company.

    (i) As of December 31, 1998, the present value of accrued benefits under the Company's defined benefit plan subject to Title IV of ERISA, as determined using the actuarial assumptions and methods used for SFAS 87 and 132 financial disclosure purposes as of January 31, 1999, did not exceed the market value of the assets of such plan by more than $4,200,000. As of August 31, 1999, the market value of the assets of such plan was approximately $23,652,173.38. During the period from February 1, 1999 to August 31, 1999, the total amount of payments which were made from the plan to satisfy obligations under the plan was approximately $1,309,000.

    (j) To the knowledge of the Company, none of the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, any trustee or administrator and any other person or entity acting as a fiduciary thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code that would have a Material Adverse Effect on the Company.

    (k) No amounts payable under the Plans or any other agreement or arrangement to which the Company is a party will, as a result of the transaction contemplated by this Agreement, fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

    (l) Except as disclosed in Section 3.9(l) of the Disclosure Schedule, no Plan provides benefits, including without limitation death, medical, dental or life insurance benefits (whether or not insured), with respect to current or former employees after retirement or other termination of employment, other than
(i) coverage mandated by applicable law, (ii) disability, death or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits or severance benefits accrued as liabilities on the books of the Company or an

ERISA Affiliate, (iv) severance pay, disability benefits and benefit claims under ERISA Plans incurred on or prior to a termination of employment but not reported or paid until after such termination, or (v) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

    (m) Except as disclosed in Section 3.9(m) of the Disclosure Schedule, the Company does not have employment agreements or severance agreements with any officer, director or other employee as of the date of this Agreement. There are no such agreements whose terms have expired but pursuant to which the Company has any continuing liability to any officer, director or employees or any former officer, director or employee of the Company.

    Section 3.10  LITIGATION; COMPLIANCE WITH LAW.

    (a) Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10(a) of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its properties which, if determined adversely to the Company, would have a Material Adverse Effect on the Company or would prevent or delay the Company from consummating the Merger or the other transactions contemplated by this Agreement.

    (b) Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10(b) of the Disclosure Schedule, the Company is in compliance in all material respects with all laws, statutes, regulations, rules, ordinances, judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property currently or formerly owned or leased by it, or applicable to its business, including, but not limited to, employment and employment practices, labor relations, occupational safety and health, environmental, tax, interstate commerce and antitrust laws, except for such noncompliance which would not have a Material Adverse Effect on the Company. Except as expressly set forth in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its properties is subject to any judgment, decree, order, writ or injunction having, or which would have, a Material Adverse Effect on the Company, or which would prevent or delay the consummation of the transactions contemplated by this Agreement.

    (c) The Company holds all licenses, permits, variances and approvals of Governmental Entities necessary for the lawful conduct of its businesses as currently conducted except where the failure to hold such licenses, permits, variances or approvals would not have a Material Adverse Effect on the Company.

    Section 3.11  INTELLECTUAL PROPERTY.

    Section 3.11 of the Disclosure Schedule is a complete list of all patents, trademarks and service marks (registered or unregistered), trade names and copyrights and applications therefor (collectively, the "INTELLECTUAL PROPERTY") owned or filed by or licensed to the Company, and with respect to registered trademarks and service marks, contains a list of all jurisdictions in which such trademarks and service marks are registered or applied for and all registration and application numbers. Except as disclosed in Item 3 of Section 3.11 of the Disclosure Schedule, such Intellectual Property that is owned by the Company is not subject to any Liens except for such Liens that would not have a Material Adverse Effect on the Company and, to the knowledge of the Company, there are no infringements or other violations or conflicts with the rights of others with respect to the (i) use of or other conduct by the Company within the scope of,
(ii) ownership of, (iii) validity of, or (iv) enforceability of, any Intellectual Property owned by the Company that has or would have a Material Adverse Effect on the Company.

    Section 3.12 COMPANY AGREEMENTS. Each of the Company Agreements that is material to the business and operations of the Company as currently conducted (collectively, the "MATERIAL COMPANY

AGREEMENTS") is a valid, binding and enforceable obligation of the Company, except where the failure to be valid, binding and enforceable would not have a Material Adverse Effect on the Company, and there are no defaults thereunder on the part of the Company or, to the knowledge of the Company, on the part of any other party thereto), except those defaults that would not have a Material Adverse Effect on the Company. Except as disclosed in Section 3.12 of the Disclosure Schedule, the Company is not a party to any license agreement or sales agency or distributorship agreement that limits in any material manner the ability of the Company to compete in or conduct any significant line of business or compete with any Person or in any geographic area or during any period of time exceeding one year from the date of this Agreement. The Company is not bound by any agreement or contract for consulting, advisory, professional or other similar services which is not unilaterally terminable by the Company upon notice of 30 days or less without penalty or additional cost to the Company.

    Section 3.13  TAXES.

    (a) The Company has (i) filed (or there have been filed on its behalf) with the appropriate Governmental Entity all material Tax Returns (as later defined) required to be filed by it and such Tax Returns are true, correct and complete in all material respects, (ii) maintained in all material respects all required records with respect to all material Tax Returns, (iii) withheld or paid, as appropriate, in full (or there has been paid on its behalf) all material Taxes (as later defined) that are due and payable for all taxable periods and portions thereof except to the extent of reserves established in accordance with GAAP on the financial statements included in the Company SEC Documents and (iv) made provision, in accordance with GAAP, for all future material Tax liabilities (including reserves for deferred Taxes established in accordance with GAAP and for all material contingent Tax liabilities) for all taxable periods and portions thereof.

    (b) No federal, state, local or foreign audit or other administrative proceeding ("AUDIT") or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and the Company has not received written or, to the knowledge of the Company, oral notice of either the commencement of any such Audit or of the intention on the part of any Governmental Entity to commence any such Audit, and the Company has not received written notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it.

    (c) No Governmental Entity has asserted in writing against the Company any material deficiency for any Taxes which have not been satisfied in full or adequately reserved for in accordance with GAAP on the financial statements included in the Company SEC Documents.

    (d) There are no Liens for Taxes upon any property or assets of the Company (except for current Taxes that are not yet due and payable).

    (e) The income Tax Returns of or including the Company have been examined by and settled with the appropriate Governmental Entity (or the applicable statutes of limitation for the assessment of income Taxes for such periods have expired) for all periods through and including January 28, 1995.

    (f) The Company has not waived any statute of limitation with respect to Taxes (which waiver is currently in effect) or agreed to any extension of time with respect to a Tax assessment or deficiency (which has not yet been paid) or extended the time to file any income or other material Tax Return (which Tax Return has not subsequently been filed).

    (g) The Company is not a party to any income tax allocation, tax indemnity or tax sharing agreement or arrangement, nor has the Company ever joined in the filing of a consolidated, combined, unitary or other group Tax Return with any other corporation since January 28, 1995. The Company could not have any liability for Taxes of any other corporation, person or entity under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) by contract, or otherwise that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

    (h) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and, except to the extent of any reserves established in accordance with GAAP on the financial statements included in the Company SEC Documents has, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under all applicable laws.

    (i) For purposes of this Agreement: "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, workers' compensation, estimated, social security, unemployment, occupation, sales, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording or other taxes, assessments or charges imposed by any Governmental Entity and any interest, penalties, or additions to tax attributable thereto; and "TAX RETURN" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, including any information return or report with respect to backup withholding and other payments to third parties, claim for refund, amended return or declaration of estimated Tax.

    Section 3.14  ENVIRONMENTAL MATTERS.

    (a) Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.14(a) of the Disclosure Schedule, the Company is in compliance in all respects with all applicable Environmental Laws (as later defined) which compliance includes
(i) the possession of permits, licenses, registrations, variances, exemptions, orders and other governmental authorizations and financial assurances required under applicable Environmental Laws for the Company to operate its businesses as currently conducted, and (ii) compliance with the terms and conditions thereof, except in all cases above where such non-compliance would not have a Material Adverse Effect on the Company.

    (b) Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.14(b) of the Disclosure Schedule, (i) there are no Environmental Claims (as later defined) pending or, to the knowledge of the Company, threatened, against the Company that would result in a Material Adverse Effect on the Company, (ii) the Company has not received any written request for information under any Environmental Law (as later defined) from any Governmental Entity with respect to any actual or alleged environmental contamination which has not been remediated or otherwise resolved and the remediation of which contamination or the resolution of the request would have a Material Adverse Effect on the Company; (iii) neither the Company, nor to the knowledge of the Company, any Governmental Entity, is conducting or has conducted (or, to the knowledge of the Company, is threatening to conduct) any environmental remediation or investigation which would result in a Material Adverse Effect on the Company under any Environmental Law; and
(iv) the Company is not subject to the order of any Governmental Entity under any Environmental Law or relating to the remediation of any Hazardous Substance (as later defined) contamination.

    (c) Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.14(c) of the Disclosure Schedule, (i) to the knowledge of the Company, there is no friable asbestos-containing material in or on any real property currently or formerly owned or leased by the Company, (ii) there are no polychlorinated biphenyls in any equipment currently or formerly owned or leased by the Company and
(iii) there are and, to the knowledge of the Company, have been no underground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, hydraulic lifts, surface impoundments, injection wells or other land disposal units in or on any property currently or, to the knowledge of the Company, formerly owned or leased by the Company where in each case, the ownership or leasing of which would result in a Material Adverse Effect on the Company.

    (d) Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.14(d) of the Disclosure Schedule, to the knowledge of the Company, there have been no Releases (as later defined) of Hazardous Substances (as later defined) at any of the property currently or formerly owned or leased by the Company, or of Hazardous Substances which were generated, stored, disposed of or transported by the Company, which could form the basis of any Environmental Claim against the Company, or to the knowledge of the Company, against any person or entity whose liability for any Releases the Company has or may have retained or assumed either contractually or by operation of law, which would have a Material Adverse Effect on the Company.

    (e) As used in this Agreement:

        (i) the term "ENVIRONMENTAL CLAIM" means any claim, action, investigation or written notice to the Company by any person or entity alleging potential liability or responsibility of the Company (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not currently or formerly owned or leased by the Company or (b) circumstances forming the basis of any violation or alleged violation of any applicable Environmental Law;

        (ii) the term "ENVIRONMENTAL LAW" means all federal, state, local and foreign laws, rules, regulations, ordinances, decrees, orders and other binding legal requirements, as in effect as of the date of this Agreement, relating to pollution or protection of the environment or human health in any manner applicable to the Company, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances;

        (iii) the term "HAZARDOUS SUBSTANCE" means any materials, chemicals, pollutants, contaminants, hazardous wastes, toxic substances or radioactive materials regulated under any Environmental Law, and oil and petroleum products; and

        (iv) the term "RELEASE" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

    Section 3.15 NO DEFAULT. Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in
Section 3.15 of the Disclosure Schedule the business of the Company is not being conducted in default or violation of any term, condition or provision of
(a) its Articles of Incorporation or Bylaws, (b) any Material Company Agreement, or (c) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgement, decree, writ, injunction, franchise, permit or license or other governmental authorization or approval applicable to the Company, excluding from the foregoing clauses (b) or (c), defaults or violations that would not have a Material Adverse Effect on the Company or would not materially impair the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

    Section 3.16 OPINION OF FINANCIAL ADVISORS. The Board of Directors of the Company has received an opinion from DLJ to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company (other than stockholders who are Affiliates of the Company) from a financial point of view, and a true and correct copy of such opinion has been delivered to Parent.

    Section 3.17 BROKERS. Except for the fees payable by the Company to DLJ (a true and complete copy of whose engagement letter has been provided to Parent), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    Section 3.18 PROPERTY. The Company has (i) good and valid title to, or in the case of leased property, has valid leasehold interests in all real and personal, whether tangible or intangible, properties and assets, and (ii) all rights, licenses, easements and other contractual rights, in the case of each of clause (i) and (ii) above, as necessary to conduct the business of the Company as currently conducted, except to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect on the Company.

    Section 3.19 BOARD RECOMMENDATIONS. The Board of Directors of the Company, at a meeting duly called and held, has by a majority vote of those directors present (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of the stockholders of the Company and has approved the same, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated in this Agreement.

    Section 3.20 LABOR MATTERS. Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement, the Company is not a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor, to the knowledge of the Company, as of the date of this Agreement, are there any activities or proceedings of any labor union to organize any such employees. Except as expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement, (i) there are no current union representation questions involving employees of the Company which have, had or would have a Material Adverse Effect on the Company, (ii) there are no unfair labor practice charges or complaints pending against the Company before the National Labor Relations Board and (iii) there is no labor strike, lockout, organized slowdown or organized work stoppage in effect or, to the knowledge of the Company, threatened against the Company.

    Section 3.21 YEAR 2000. Except as disclosed in Section 3.21 of the Disclosure Schedule, to the Company's knowledge, there are no material impediments to the Company being year 2000 compliant by December 31, 1999 (i.e., that products, hardware, software and other date-sensitive equipment manufactured, sold, owned, leased, licensed or used by the Company will be capable of correctly storing and processing date data (including, but not limited to, calculating, comparing and sequencing) accurately prior to, during and after the calendar year 2000 when used, assuming that all third party products, hardware, software and other date-sensitive equipment used in combination therewith are capable of properly exchanging date data) except to the extent the failure of this representation to be true would not have a Material Adverse Effect on the Company.

    Section 3.22 INSURANCE. The Company is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged. Each insurance policy to which the Company is a party is in full force and effect and will not require any consent as a result of the consummation of the Merger. The Company is not in material breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by the Company or would permit termination, modification or acceleration, under such policies. The Company has not received any written notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general.

    Section 3.23  ACCOUNTS RECEIVABLE; INVENTORY.

    (a) Subject to any reserves set forth in the balance sheet of the Company included in the most recent Company SEC Documents (the "COMPANY BALANCE SHEET"), the accounts receivable shown in the Company Balance Sheet arose in the ordinary course of business, were not, as of the date of the Company Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim, and represented, as of the date of the Company Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of the Company arising after the date of the Company Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Company Balance Sheet is believed by the Company as of the date of the Company Balance Sheet to be sufficient to provide for any material losses which may be sustained or failure to realize the accounts receivable shown in the Company Balance Sheet.

    (b) To the knowledge of the Company, as of the date of the Company Balance Sheet, the inventories shown on the Company Balance Sheet consisted in all material respects of items of a quantity and quality usable or saleable in the ordinary course of business. All of such inventories were acquired by the Company in the ordinary course of business and, as of the date of this Agreement, have been replenished by the Company in all material aspects in the ordinary course of business consistent with past practices. All such inventories are valued on the Company Balance Sheet in accordance with GAAP, applied on a basis consistent with the Company's past practices, and, except as disclosed in
Section 3.23(b) of the Disclosure Schedule, provision has been made or reserves have been established on the Company Balance Sheet, in each case in an amount believed by the Company as of the date of this Agreement to be adequate in all material respects, for all slow-moving, obsolete or unusable inventories.

    Section 3.24  REAL ESTATE MATTERS.

    (a) The Company has good, valid, and insurable title to: (i) the fee interest in the real property listed (together with all agreements having a bearing on the Company's costs therewith, or occupancy or operation thereof) in
Section 3.24(a)(i) of the Disclosure Schedule (the "OWNED PROPERTY"), and
(ii) all of the leasehold estates in all real properties listed (together with all agreements having a bearing on the Company's costs therewith, or occupancy or operation thereof) in Section 3.24(a)(ii) of the Disclosure Schedule (collectively, the "LEASED PROPERTIES" or individually, a "LEASED PROPERTY"; the Owned Property and Leased Properties being sometimes collectively referred to in this Agreement as the "REAL PROPERTIES" or individually as a "REAL PROPERTY"), in each case free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way, subleases and other similar restrictions and encumbrances ("ENCUMBRANCES" or individually, an "ENCUMBRANCE"), except for Encumbrances (x) set forth in the copies of title commitments delivered to Parent for the Real Properties listed in Sections 3.24(a)(i) and 3.24(a)(ii) of the Disclosure Schedule or (y) which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. The Company neither owns, leases, licenses, uses, occupies or otherwise holds any interest in any real estate other than the Real Properties.

    (b) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company:
(i) each of the agreements by which the Company has obtained a leasehold interest in a Leased Property (individually, a "LEASE" and collectively, the "LEASES") is in full force and effect in accordance with its respective terms and the Company is the holder of the lessee's or tenant's interest thereunder; to the knowledge of the Company, there exists no default under any Lease and no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default including, without limitation, the transactions contemplated by this Agreement; the Company has complied with and timely performed all conditions, covenants, undertakings and obligations on its part to be complied with or performed under each of the Leases; the Company has paid all rents and other charges to the extent due and payable under the Leases; (ii) other than as described in Section 3.24(b) of the Disclosure Schedule, there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than the Company any right to the possession, use, occupancy or enjoyment of any Real Property or any portion thereof; (iii) the current operation and use of the Real Properties does not violate any statute, law, regulation, rule, ordinance, permit, requirement, order or decree now in effect; the use being made of each Real Property at present is in conformity with the certificate of occupancy, if any, issued for such Real Property;
(iv) there are no existing, or to the knowledge of the Company, threatened, condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Real Properties or any portion thereof; (v) no default or breach exists under any of the covenants, conditions, restrictions, rights-of-way, or easements, if any, affecting all or any portion of a Real Property, which are to be performed or complied with by the Company; and (vi) all the buildings, structures, equipment and other tangible assets of the Company (whether owned or leased) are in normal operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of business of the Company.

    (c) The Company is not obligated under or bound by any option, right of first refusal, purchase contract, or other contractual right or obligation to acquire, use or operate any real property not listed in Sections 3.24(a)(i) or 3.24(a)(ii) of the Disclosure Schedule nor to sell or dispose of any Real Property or any portions thereof or interests therein.

    (d) Other than as disclosed in Section 3.24(d) of the Disclosure Schedule, the Company has not transferred, sold, terminated or otherwise disposed of any real property interests for which the Company has any continuing liability with respect to such real property.

    (e) Any error, misstatement, omission or inaccuracy with respect to the representations set forth in this Section 3.24, viewed as if it were individually made without reference to Material Adverse Effect, which either individually or collectively would result in a material ongoing impairment in the operation of, or material adverse financial arrangements with respect to, one or more of the Real Properties as a warehouse, a specialty store or a department store, as the case may be, shall constitute a Material Adverse Effect.

    (f) The Company has provided to Parent prior to the execution of this Agreement title commitments for all Real Properties listed in Sections 3.24(a)(i) or 3.24(a)(ii) of the Disclosure Schedule except with respect to the downtown Salt Lake City auto service center.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

    Parent and Acquisition, jointly and severally, represent and warrant to the Company as follows:

    Section 4.1 ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Each of Parent and Acquisition has all requisite corporate power and corporate authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted except where the failure to have such power or authority would not have a Material Adverse Effect on Parent or Acquisition, taken as a whole, or materially impair or delay the consummation of the transactions contemplated by this Agreement.

    Section 4.2 AUTHORIZATION; VALIDITY OF AGREEMENT. Each of Parent and Acquisition has the requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Acquisition of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the respective Boards of Directors of Parent and Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize the execution and delivery of this Agreement by Parent and Acquisition and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and binding obligation of Parent and Acquisition, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or later in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

    Section 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the HSR Act and the filing and recordation of the Articles of Merger as required by the URBCA, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Parent or Acquisition of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated by this Agreement nor compliance by Parent or Acquisition with any of the provisions of this Agreement will (i) conflict with or violate any provision of the Articles of Incorporation or Certificate of Incorporation, as the case may be, or Bylaws, of Parent or Acquisition or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Acquisition or any of their respective properties or assets, except in the case of clause (ii) where such violations would not have a Material Adverse Effect on Parent and Acquisition taken as a whole.

    Section 4.4  INFORMATION IN REGISTRATION STATEMENT AND PROXY
STATEMENT. None of the information supplied by Parent or Acquisition for inclusion in the Registration Statement and the Proxy Statement will, at the date mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement and the Proxy Statement or necessary in order to make the statements in the Registration Statement and the Proxy Statement, in light of the circumstances under which they are made, not misleading.

    Section 4.5  PARENT COMMON STOCK.

    (a) The authorized capital stock of Parent consists of (i) 25,000,000 shares of Preference Stock, including ESOP Preference Shares, par value $0.50 per share, of which 633,273 were issued and outstanding as of July 31, 1999 and
(ii) 1,000,000,000 shares of common stock, par value $0.50 per share, of which 331,739,531 shares were issued and outstanding and 138,715,963 shares were held in treasury by Parent as of July 31, 1999. All the shares of Parent Common Stock will, when issued pursuant to this Agreement, be duly authorized, validly issued, fully paid and non-assessable.

    (b) The authorized capital stock of Acquisition consists of 1,000 shares of common stock, par value $1.00 per share. The issued capital stock consists of 100 shares of common stock, all or which are owned by Parent on the date of this Agreement. Acquisition was incorporated in the State of Utah on September 7, 1999, is validly existing and in good standing under the laws of the State of Utah and has engaged in no business and incurred no liabilities except as contemplated by this Agreement. All the outstanding shares of Acquisition's capital stock are duly authorized, validly issued, fully paid and non-assessable.

    (c) Since January 31, 1999, each of Parent and its subsidiaries that is required to make filings under the Securities Act or the Exchange Act has filed with the SEC all forms, reports and documents required to be filed by it pursuant to the Securities Act and the Exchange Act, all of which, as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Parent has heretofore made available to the Company through EDGAR a true and complete copy of
(i) each registration statement, final prospectus and definitive proxy statement filed by Parent or any of its subsidiaries with the SEC since January 31, 1999, and (ii) each report filed by Parent or any of its subsidiaries with the SEC since January 31, 1999 (the documents referred to in clauses (i) and (ii) being hereinafter referred to as the "PARENT FILINGS"). None of the Parent Filings as of the respective dates on which they were filed with the SEC contained any untrue statement of a material fact or omitted to state a material fact necessary to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (d) Parent shall use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger, and will pay all expenses incident thereto.

    Section 4.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Parent Filings filed prior to the date of this Agreement, since January 31, 1999 Parent has conducted its businesses and operations only in the ordinary course and consistent with past practice, and there have not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or which would have a Material Adverse Effect on Parent.

    Section 4.7 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Parent Filings filed prior to the date of this Agreement and except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, since January 31, 1999, Parent has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would have, a Material Adverse Effect on Parent, or that would be required to be reflected or reserved against in the financial statements of Parent (including notes thereto) prepared in accordance with GAAP.

    Section 4.8  LITIGATION; COMPLIANCE WITH LAW.

    (a) Except as disclosed in the Parent Filings filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened, against or affecting Parent or any Affiliate of Parent or any of their respective properties which, if determined adversely to Parent or any Affiliate of Parent, would have a Material Adverse Effect on Parent or would prevent or delay Parent from consummating the Merger or the other transactions contemplated by this Agreement.

    (b) Except as disclosed in the Parent Filings filed prior to the date of this Agreement, Parent and each Affiliate of Parent are in compliance in all material respects with all laws, statutes, regulations, rules, ordinances, judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by it, or applicable to its business, including, but not limited to, employment and employment practices, labor relations, occupational safety and health, environmental, tax, interstate commerce and antitrust laws, except for such noncompliance which would not have a Material Adverse Effect on Parent. Except as set forth in the Parent Filings filed prior to the date of this Agreement, neither Parent, any Affiliate of Parent nor any of their respective properties is subject to any judgment, decree, order, writ or injunction having, or which would have, a Material Adverse Effect on Parent, or which would prevent or delay the consummation of the transactions contemplated by this Agreement.

    (c) Parent and each Affiliate of Parent holds all licenses, permits, variances and approvals of Governmental Entities necessary for the lawful conduct of its businesses as currently conducted except where the failure to hold such licenses, permits, variances or approvals would not have a Material Adverse Effect on Parent.

    Section 4.9 NO DEFAULT. Except as disclosed in the Parent Filings filed prior to the date of this Agreement, the business of Parent and each Affiliate of Parent is not being conducted in default or violation of any term, condition or provision of (a) its Certificate of Incorporation, Articles of Incorporation or Bylaws or (b) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgement, decree, writ, injunction, franchise, permit or license or other governmental authorization or approval applicable to Parent or such Affiliate, excluding from the foregoing, defaults or violations that would not have a Material Adverse Effect on Parent or would not materially impair the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement.

    Section 4.10 PROPERTY. Parent and each Affiliate of Parent has good and valid title to, or in the case of leased property, has valid leasehold interests in all real and personal, whether tangible or intangible, properties and assets necessary to conduct the business of Parent or such Affiliate as currently conducted, except to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect on Parent.

    Section 4.11 YEAR 2000. To Parent's knowledge, there are no material impediments to Parent and each Affiliate of Parent being year 2000 compliant by December 31, 1999 (i.e., that products, hardware, software and other date-sensitive equipment manufactured, sold, owned, leased, licensed or used by Parent and each Affiliate of Parent will be capable of correctly storing and processing date data (including, but not limited to, calculating, comparing and sequencing) accurately prior to, during and after the calendar year 2000 when used, assuming that all third party products, hardware, software and other date-sensitive equipment used in combination therewith are capable of properly exchanging date data) except to the extent the failure of this representation to be true would not have a Material Adverse Effect on Parent.

                                   ARTICLE V
                                   COVENANTS

    Section 5.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, except as (i) provided to the contrary in this Agreement,
(ii) disclosed in Section 5.1 of the Disclosure Schedule or (iii) approved in writing by Parent (which approval Parent shall not unreasonably withhold, delay, or condition), after the date of this Agreement and prior to the Effective Time:

    (a) the business of the Company shall be conducted only in the ordinary course consistent with the requirements of law and past practice and, to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, and the Company shall use its reasonable efforts to cause the key executive employees of the Company (such individuals being later collectively referred to as the "KEY EXECUTIVES" or individually as a "KEY EXECUTIVE" (which Key Executives are identified and listed on Section 5.1 of the Disclosure Schedule) to continue to perform their duties as currently performed for the Company;

    (b) the Company will not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock;

    (c) the Company shall not: (i) amend its Articles of Incorporation or Bylaws; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;
(iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of the capital stock of any class of the Company, other than issuances pursuant to the exercise of Company Options and Company benefit plan obligations disclosed in
Section 3.9(a) of the Disclosure Schedule, in each case which are outstanding on the date hereof; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets other than in the ordinary and usual course of business; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

    (d) the Company shall not, except as required by law or as otherwise expressly provided elsewhere in this Agreement: (i) grant any increase in the compensation payable or to become payable by the Company to any of the Key Executives, key employees or directors or (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement, program, fund, policy, practice or arrangement; or (ii) enter into any, or amend any existing, employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company; provided, however, that the Company may, in the ordinary course of business, consistent with past practice, enter into termination agreements or arrangements with employees other than any Key Executive (collectively, the "NON-KEY EMPLOYEES"), so long as the aggregate value of such agreements and arrangements does not exceed the aggregate amounts that are payable under the Company's present Severance Pay Plan listed in Section 3.9(a) of the Disclosure Schedule by more than $100,000, and with respect to any individual Non-Key Employee does not have a value not in excess of $10,000.

    (e) the Company shall not modify, amend or terminate any of the Material Company Agreements or waive, release or assign any material rights or claims with respect to such Material Company Agreements, except in the ordinary course of business and consistent with past practice;

    (f) the Company shall not permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to and consent of Parent, unless equivalent replacement policies, without lapse of coverage, shall be put in place;

    (g) the Company shall not: (i) except as described in Section 5.1of the Disclosure Schedule, incur or assume any indebtedness for borrowed money or enter into any capital leases or other arrangements with similar economic effects except pursuant to the Existing Credit Documents (as later defined);
(ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees in accordance with past practice); or (iv) except as described in
Section 5.1 of the Disclosure Schedule, enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets);

    (h) the Company shall not settle or compromise any claim, liability or obligation which is described in the Company SEC documents filed prior to the date hereof and the Company shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) to the extent reflected or reserved against in, or contemplated by, the Company Balance Sheet (or the notes thereto), (y) incurred in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (z) are legally required to be paid and are also not otherwise payable in accordance with clauses (x) or (y) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $200,000 in value, reasonably in advance of their payment), provided that notwithstanding anything to the contrary set forth in this Section 5.1(h), the Company shall not settle or compromise any claim or litigation brought by any stockholder of the Company making such claim or bringing such litigation as such a stockholder, either individually or on behalf of any class;

    (i) the Company will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than with respect to the Merger);

    (j) the Company will not change any method of accounting or any accounting principle or practice, except for changes required by a concurrent change in GAAP;

    (k) the Company will not take, or agree to commit to take, any action that would make any representation or warranty of the Company contained in this Agreement inaccurate at, or as of any time prior to, the Effective Time;

    (l) the Company shall (i) use reasonable efforts to maintain or otherwise preserve its rights in all of the Intellectual Property owned by the Company that is material to the business and operations of the Company and use reasonable efforts not to permit any of such Intellectual Property to lapse, expire or go abandoned by any action or inaction on its part; (ii) diligently and responsively prosecute all applications or registrations before whichever Governmental Entity the same may be pending; and (iii) not allow any rights with respect to trademarks material to the Company to go abandoned for failure to timely file new applications for registrations corresponding to the subject matter thereof;

    (m) the Company shall not voluntarily make or agree to make any material change in any Tax accounting method, waive or consent to the extension of any statute of limitations with respect to income or other material Taxes, or consent to any material assessment of Taxes, or settle any judicial proceeding affecting any material amount of Taxes;

    (n) the Company shall not fail to take all reasonable steps in defense of any claim (which would be disclosable by the Company in a filing pursuant to the Exchange Act or the Securities Act) asserted against the Company in any proceedings before any Governmental Entity; and

    (o) Except as otherwise expressly permitted in this Agreement, the Company shall not (i) issue, sell or otherwise distribute or dispose of any shares of Company Common Stock to, (ii) become indebted in respect of borrowed money or make any commitment with respect to borrowed money from, (iii) sell (other than sales of retail merchandise), distribute, mortgage, license, lease or otherwise dispose of any assets of the Company to, or (iv) enter into any other such agreement, arrangement or transaction involving the Company's assets or finances with any officer, director or legal or beneficial owner of more than 5% of the Company Common Stock and their affiliates, without the prior consent of Parent, which consent is in Parent's sole and absolute discretion;

    (p) the Company shall not make, or commit to make, any capital expenditures in excess of $100,000 for each such individual expenditure or $300,000 in the aggregate;

    (q) the Company shall not amend, modify, supplement or terminate any agreement listed in Sections 3.24(a)(i) and 3.24(a)(ii) of the Disclosure Schedule with respect to Real Property or enter into any new agreement or arrangement with respect to real property; except Company may, with Parent's written consent, which consent may not be unreasonably withheld, delayed or conditioned, enter into and execute subordination agreements, estoppel certificates and similar instruments required to be executed pursuant to the terms of the agreements listed in Sections 3.24(a)(i) or 3.24(a)(ii) with respect to the Real Property leases;

    (r) the Company will not enter into any agreement, contract or other commitment with any beneficial owner of more than 5% of the Company Common Stock without Parent's consent, which consent is in Parent's sole and absolute discretion; and

    (s) the Company will not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    Section 5.2  NO SOLICITATIONS.

    Neither the Company nor any of its Affiliates shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents (collectively, "REPRESENTATIVES"), including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent or any of its Affiliates or Representatives) concerning any merger, consolidation, tender offer, exchange offer, sale of a material portion or product line of the assets and business of the Company (whether in one or more transactions), sale of shares of capital stock or debt securities, restructuring, recapitalization, or similar transactions involving the Company or any division or operating or principal business unit of the Company (whether in one or more transactions) (an "ACQUISITION PROPOSAL"). The Company further will, and will cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing.

    Section 5.3  ACCESS TO INFORMATION.

    (a) From the date of this Agreement until the Effective Time, the Company shall afford to Parent and the Parent's Representatives reasonable access upon reasonable prior notice to all of its books, records, files, documents and Company Agreements and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws and (ii) such other information including, without limitation, copies of books, records, files, documents and Company Agreements, concerning the Company's business, properties and personnel as Parent may reasonably request; provided, that Parent and Parent's Representatives will conduct all such inspections in a reasonable manner and so as to not unreasonably interfere with the conduct of the business or affairs of the Company. The Company shall provide Parent and Parent's Representatives with reasonable access upon reasonable prior notice to the Key Executives and the Key Executives shall reasonably cooperate with Parent and Parent's Representatives and provide Parent and Parent's Representatives with such information regarding the Company as may be reasonably requested. The Company shall in addition use its reasonable efforts to provide Parent and Parent's Representatives with access to the Representatives, commercial bankers, actuaries, trustees, outside Plan administrators and consultants of the Company and to use its best efforts to cause such Representatives, commercial bankers, actuaries, trustees, outside Plan administrators and consultants to provide Parent and Parent's Representatives with such information regarding the Company as may be reasonably requested. Parent and Parent's Representatives shall use reasonable efforts to conduct any activities pursuant to this Section 5.3(a) in a manner that does not interfere in any material respect with the management and conduct of the Company's operations. The obligations of the Company under this Section 5.3(a) are subject to any and all limitations imposed by law.

    (b) Until the Effective Time, Parent and Acquisition will, with respect to the information furnished to Parent by or on behalf of the Company, and the Company will, with respect to the information furnished to the Company by or on behalf of Parent or Acquisition, have the same confidentiality obligations as set forth in the letter agreement dated August 11, 1999 between Parent and the Company.

    Section 5.4  FURTHER ACTION; REASONABLE BEST EFFORTS.

    (a) Upon the terms and subject to the conditions provided in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated by this Agreement (which actions shall include, without limitation, furnishing all information required by applicable law in connection with approvals of or filings with any Governmental Entity), (ii) to satisfy the conditions precedent to the obligations of such Party, (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Acquisition, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) to effect all necessary registrations and filings and (v) to take any action reasonably necessary to vigorously defend, lift, mitigate, rescind the effect of any litigation or administrative proceeding adversely affecting the Merger or this Agreement, including promptly appealing any adverse court or administrative decision.

    (b) Subject to appropriate confidentiality protections, each of the Parties will furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing and will provide the other Parties with copies of all filings made by such Party with any Governmental Entity and, upon request, any other information supplied by such Party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. Upon the terms and subject to the conditions provided in this Agreement, in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Parties shall use their reasonable best efforts to take or cause to be taken all such necessary action.

    (c) Without limiting the generality of the undertakings in this
Section 5.4, Parent and the Company shall take or cause to be taken the following actions: (i) provide promptly to Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws (a "GOVERNMENT ANTITRUST ENTITY") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement; (ii) without in any way limiting the provisions of Section 5.4(c)(i), file any Notification and Report Form and related material required under the HSR Act as soon as practicable and in any event not later than five (5) business days after the date hereof, and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; and
(iii) Company and Parent shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any antitrust proceeding that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof or the posting of a bond) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Each of the Company and Parent will provide to the other copies of all correspondence between it (or its advisors) and any Government Antitrust Entity relating to this Merger or any of the matters described in this Section 5.4(c).

    Section 5.5  EMPLOYEE BENEFITS.

    (a) FAIR AND NON-DISCRIMINATORY TREATMENT. Except as provided in
Section 5.5(b) and to the extent Company employees timely complete any required enrollment forms, on and after the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation) to, provide on an uninterrupted basis employee benefits (including, if applicable, group medical and dental, life insurance, defined contribution retirement plan, short-and long-term disability, severance, vacation and sick pay) for nonbargaining unit employees of the Company as of the Effective Time (collectively, the "COMPANY EMPLOYEES" or individually, a "COMPANY EMPLOYEE") which are, in the aggregate, no less favorable than (i) the employee benefits they were provided immediately prior to the Effective Time or, at Parent's option, (ii) the employee benefits provided to similarly situated employees of Parent and its Affiliates.

    (b) RETIREMENT PLANS.

        (1) The ZCMI Employee Retirement Plan (the "ZCMI RETIREMENT PLAN") in effect at the Effective Time shall continue until such time as it may be amended, terminated or merged into another qualified defined benefit plan. On and after the Effective Time, Parent shall take all actions necessary to ensure that the benefits calculated for Company Employees pursuant to the terms of the ZCMI Retirement Plan (i) credit all service of a Company Employee with the Parent and its Affiliates after the Effective Time for purposes of eligibility and vesting under such plan (including eligibility for early or normal retirement) and (ii) for periods during which (a) a defined benefit plan is maintained by the Parent or its Affiliates for similarly situated employees of Parent and its Affiliates, but (b) Company Employees are not covered by such defined benefit plan, credit service for such periods with the Parent or its Affiliates after the Effective Time for purposes of accruing a retirement benefit under the ZCMI Retirement Plan; and

        (2) At all times during which Company Employees are covered by a defined benefit plan (other than the ZCMI Retirement Plan) maintained by Parent or any of its Affiliates, Parent shall take all actions necessary to provide Company Employees with (1) credit under the defined benefit plan for past service with the Company for eligibility and vesting purposes (including eligibility for early or normal retirement) and otherwise in accordance with the terms of such defined benefit plan, and (2) the retirement benefit accrued under such defined benefit plan based solely on their service after the Effective Time, and without any offset for benefits accrued under the ZCMI Retirement Plan. Notwithstanding the foregoing, a period of service shall be credited to a Company Employee for the purpose of accruing a benefit under either the ZCMI Retirement Plan or another defined benefit plan providing accruals for similarly situated employees of the Parent and its Affiliates, but not under both such plans.

    (c) PAST SERVICE CREDIT. Except with respect to the ZCMI Retirement Plan, all service by Company Employees with the Company shall be counted as service with Parent and its Affiliates for all purposes, including eligibility to participate, vesting and determining the amount of a benefit, but without duplication of benefits provided under any Company Plan to Company Employees after the Effective Time, under the employee benefit plans and compensation practices (including, if applicable, group medical and dental, life insurance, defined contribution retirement plan, short- and long-term disability, severance, vacation and sick pay) covering or otherwise benefitting Company Employees on and after the Effective Time. Parent shall take or cause its Affiliates (including Surviving Corporation) to take such action as may be necessary or appropriate under all employee benefit plans and compensation practices covering or otherwise benefitting Company Employees on or after the Effective Time to provide for such past service credit.

    (d) CO-PAYMENTS AND DEDUCTIBLES. Each Company Employee shall be given credit for any deductible or co-payment amounts paid under Plans maintained by the Company in respect of the Plan year in which the Effective Time occurs, to the extent that, following the Effective Time, he or she participates in comparable plans maintained by Parent or its Affiliates for which deductibles or co-payments are required. Parent shall also cause each of its and its Affiliates' plans to waive any preexisting condition requirement to the extent waived under the terms of any Plan maintained by the Company immediately prior to the Effective Time.

    (e) LABOR AGREEMENTS. To the extent required by applicable law,Parent shall cause the Surviving Corporation to honor all labor or collective bargaining agreements pertaining to employees of the Company in effect at the Effective Time.

    (f) VACATION. Parent shall or shall cause its Affiliates (including the Surviving Corporation) to provide all vacation entitlement to Company Employees for the 1999 calendar year as determined under the Company's vacation pay policies in effect as of the Effective Time.

    (g) COBRA. Parent shall provide or cause its Affiliates to provide continuation coverage for purposes of Part 6 of Title I of ERISA to former non-bargaining unit employees of the Company and their eligible dependents comparable to the benefits, as from time to time in effect, provided to similarly situated employees of the Company.

    (h) EMPLOYEE DISCOUNTS. Parent shall provide discounts on merchandise purchases to current and former employees of the Company in the manner described on Section 5.5(h) of the Disclosure Schedule.

    (i) CONTINUING EMPLOYMENT; SEVERANCE. On or before the Closing Date, Parent shall interview and/or offer continuing employment with the Surviving Corporation to Company Employees after the Effective Time under the terms described in Item 1 of Section 5.5(i) of the Disclosure Schedule. In the event the employment of any Company Employee is terminated by Parent or the Surviving Corporation after the Effective Time, such Company Employees will be entitled to the severance benefits, if any, described in Item 1 of Section 5.5(i) of the Disclosure Schedule.

    (j) EMPLOYMENT AND CONSULTING AGREEMENTS. Parent shall offer (i) an employment agreement and a consulting agreement substantially in the respective forms set forth in Section 5.5(j)(i) of the Disclosure Schedule to each of the respective individuals listed in Section 5.5(j)(i) of the Disclosure Schedule and (ii) an employment agreement substantially in the form set forth in
Section 5.5(j)(ii) of the Disclosure Schedule to each of the respective individuals listed in Section 5.5(j)(ii) of the Disclosure Schedule.

    Section 5.6 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) the commencement or the threat of any action, suit, claim, investigation or proceeding which relates to this Agreement or the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies, if any, available under this Agreement to the party receiving such notice.

    Section 5.7  DIRECTORS' AND OFFICERS' INSURANCE AND
INDEMNIFICATION. Following the Effective Time, Parent shall indemnify, or shall cause the Surviving Corporation to indemnify, each person who is now, or has been at any time prior to the date of this Agreement, an employee, agent, director or officer of the Company (individually an "INDEMNIFIED PARTY" and collectively the "INDEMNIFIED PARTIES"), to the same extent and in the same manner as is now provided in the URBCA, Articles of Incorporation or Bylaws of the Company, or pursuant to indemnification agreements described in Section 5.7 of the Disclosure Schedule in effect on the date of this Agreement, with respect to any claim, liability, loss, damage, cost or expense, whenever asserted or claimed ("INDEMNIFIED LIABILITY"), based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time, including, without limitation, matters arising out of or pertaining to the Merger, this Agreement or the transactions contemplated by this Agreement. Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than four years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company on the date of this Agreement (and having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the premiums paid by the Company for such insurance for the twelve calendar months immediately preceding the date of this Agreement (the "TWELVE MONTH PREMIUMS"), then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide the maximum coverage that shall then be available at an annual premium equal to 200% of the Twelve Month Premiums. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated by this Agreement, existing or occurring at or prior to the Effective Time, then to the maximum extent permitted by law Parent shall, or shall cause the Surviving Corporation to, periodically advance to such Indemnified Party his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Promptly after receipt by an Indemnified Party of notice of the assertion (an "ASSERTION") of any claim or the commencement of any action against him or her as a result of which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation (collectively, the "INDEMNITORS" or individually, an "INDEMNITOR") under this Agreement, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party under this Agreement, except to the extent that such failure shall have materially prejudiced the Indemnitor in defending against such Assertion. The Indemnitors shall be entitled to participate in and, to the extent the Indemnitors elect by written notice to such Indemnified Party within 30 days after receipt by any Indemnitor of notice of such Assertion, to assume the defense of such Assertion, at their own expense, with counsel chosen by the Indemnitors and reasonably satisfactory to such Indemnified Party. Notwithstanding that the Indemnitors shall have elected by such written notice to assume the defense of any Assertion, such Indemnified Party shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnified Party, but in such event the fees and expenses of such counsel shall be paid by such Indemnified Party. Notwithstanding the foregoing, in the event the Indemnified Party reasonably believes, based on the advice of his or her independent counsel under applicable standards of professional conduct that there is reasonably likely to be, with respect to a particular matter, a conflict on any significant issue between the positions of any two or more Indemnified Parties or with any Indemnitor (a "CONFLICT MATTER") such Indemnified Party may select a separate counsel, reasonably acceptable to the Indemnitors, to represent such Indemnified Party with respect to such Conflict Matter and the Indemnitors shall pay the reasonable fees and expenses of counsel so selected by the Indemnified Party in connection with such Conflict Matter. No Indemnified Party shall settle any Assertion without the prior written consent of Parent, which, in the case of a settlement solely for a cash payment, shall not be unreasonably withheld, delayed, or conditioned, nor shall Parent or any other Indemnitor settle any Assertion without either (i) the written consent of all Indemnified Parties against whom such Assertion was made, or (ii) obtaining an unconditional general release from the party making the Assertion for all Indemnified Parties as a condition of such settlement. The provisions of this Section 5.8 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties. In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume all of Parent's obligations set forth in this Section 5.7.

    Section 5.8 EXISTING CREDIT DOCUMENTS. The Company will use reasonable efforts to assist Parent to negotiate and to enter into arrangements with
(i) First Security Bank, N.A. and Zions First National Bank and the other lenders party to the Loan Agreement with the Company dated as of April 15, 1999 (the "PRIMARY LOAN AGREEMENT") and (ii) First Security Bank, N.A. and Zions First National Bank as parties to the Loan Agreement with the Company referenced in Section 5.1 of the Disclosure Schedule (the "SUPPLEMENTAL LOAN AGREEMENT"), which arrangements will permit the Company to terminate, on and as of the Closing Date, the Primary Loan Agreement, the Supplemental Loan Agreement and all related loan documentation (collectively, the "EXISTING CREDIT DOCUMENTS"), upon payment in full of all obligations of the Company thereunder as of the Closing Date, without any requirement that the Company deliver irrevocable prior notices of termination under the Existing Credit Documents or to make any payment with respect to the Existing Credit Documents except upon the occurrence of the Merger.

    Section 5.9 PARENT UNDERTAKING. Parent shall be responsible for and shall cause Acquisition to perform all of its obligations under this Agreement in a timely manner.

    Section 5.10 WARN ACT. Parent will comply, and will cause the Surviving Corporation to comply, in all material respects with the Workers Adjustment and Retraining Notification Act.

    Section 5.11  FASHION PLACE.  The Company will use reasonable efforts to
(i) assist Parent to negotiate and (ii) enter into an agreement with Rouse-Fashion Place, LLC for the continued use and operation by the Company of a retail facility at the Fashion Place Mall.

                                   ARTICLE VI
                                   CONDITIONS

    Section 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each Party to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

    (a) This Agreement shall have been approved and adopted by the shareholders of the Company in accordance with the URBCA;

    (b) No Governmental Entity shall have issued, given notice of its intent to issue or commenced any proceeding for the purpose of issuing any order, and there shall not be any statute, rule, decree or regulation restraining, prohibiting or making illegal the consummation of the Merger; and

    (c) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (d) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC. Parent shall have received all state securities laws or "blue sky" permits and other authorizations necessary to consummate the Merger.

    Section 6.2 CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

    (a) The representations and warranties of Parent and Acquisition contained in this Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Closing Date after giving effect to the Merger as if made at and as of such time and the Company shall have received at the Closing Date a certificate to that effect dated the Closing Date and executed on behalf of the Parent and Acquisition by an executive officer of each of Parent and Acquisition; and

    (b) Each of Parent and Acquisition shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date pursuant to the terms hereof.

    Section 6.3 CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION TO EFFECT THE MERGER. The obligations of Parent and Acquisition to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

    (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Closing Date after giving effect to the Merger as if made at and as of such time and Parent shall have received at the Closing Date a certificate to that effect dated the Closing Date and executed on behalf of the Company by an executive officer of the Company;

    (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing Date pursuant to the terms hereof; and

    (c) Since January 31, 1999, the Company shall not have experienced events, changes or effects, the effect of which, on an overall basis, would have, or, in the written opinion of an independent investment banking firm of national stature, would be likely to have, a Material Adverse Effect, other than resulting from any matter expressly disclosed in the Company SEC Documents filed after January 31, 1999 and prior to the date hereof or in Section 6.3(c) of the Disclosure Schedule.

    Section 6.4.  ELECTION.  Notwithstanding any other provision of this
Article VI, if Parent elects at any time to irrevocably waive the conditions set forth in Sections 6.1(a), 6.1(c), 6.1(d), 6.3(a), 6.3(b) and 6.3(c) by
delivering a written statement (the "ELECTION") to the Company to such effect and in form and substance reasonably satisfactory to the Company, then effective on the effective date of the delivery of the Election (the "ELECTION DATE"), the board of directors of the Company will, in accordance with the URBCA and the Company's Bylaws, take action to expand the number of directors on the board to such extent as may be necessary, and shall elect nominees designated by Parent to serve as directors, so that the nominees designated by Parent shall constitute a majority of the board of directors of the Company. In addition, effective on and after the Election Date, and notwithstanding any other provision of this Agreement, Parent shall have the full right of approval over the operations of the Company. The exercise by Parent of the option granted pursuant to the Shareowner Agreement of the Majority Shareholder will, for all purposes, constitute and have the same effect as a delivery by Parent of the Election. The receipt of notice from a Government Antitrust Entity of the early termination of the waiting period with respect to the HSR Act will, for all purposes, constitute and have the same effect as a delivery by Parent of the Election. The delivery by Parent of the Election will not constitute an exercise by Parent of the option granted pursuant to any of the Shareowner Agreements.

                                  ARTICLE VII
                                  TERMINATION

    Section 7.1 TERMINATION. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

    (a) By the mutual consent of Parent and the Company.

    (b) By either the Company or Parent if:

        (i) the stockholders of the Company fail to approve and adopt this Agreement at the Special Meeting (including any postponement or adjournment thereof); or

        (ii) any Governmental Entity shall have issued or threatened to issue a statute, order, decree or regulation or taken any other action, in each case permanently restraining or enjoining the consummation of the transactions contemplated by this Agreement and such statute, order, decree, regulation or other action shall have become final and non-appealable.

    (c) By the Company if Parent or Acquisition materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained in this Agreement or breaches its representations and warranties in this Agreement in any material respect; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's reasonable best efforts and for so long as such breaching party shall be so attempting to cure such breach for a period not to exceed
20 days, the Company may not terminate this Agreement pursuant to this section.

    (d) By Parent if (i) the Company breaches or fails in any respect to perform or comply with any of its covenants set forth in Sections 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(g), 5.1(i), 5.1(o), 5.1(q), 5.1(r), 5.1(s), 5.2 or 5.3 as
concerns any agreement, contract, commitment or arrangement relating to a matter subject to any of the foregoing subsections of Section 5.1 of this Agreement or breaches its representations and warranties set forth in Sections 3.6, 3.7, 3.9(h), 3.9(m) or 3.24(f), or (ii) if there are any breaches or failures by the Company of its covenants and agreements contained in this Agreement which individually or in the aggregate constitute a Material Adverse Effect, or
(iii) if the Company materially breaches or fails in any material respect to perform or comply with any of its other covenants or agreements contained in this Agreement or breaches its other representations and warranties in this Agreement in any material respect; provided, however, that if any such breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company shall be so attempting to cure such breach for a period not to exceed 20 days, the Board of Directors of Parent may not terminate this Agreement pursuant to this section; or

    (e) If the Merger has not been consummated by January 31, 2000, this Agreement shall automatically terminate; provided, however, that if the Merger has not been consummated by January 31, 2000 by reason of a failure of a Party to fulfill any obligations under this Agreement, the other Party shall have all rights and remedies provided for in this Agreement.

    Section 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating Party or Parties to the other Party or Parties specifying the provision(s) of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith terminate and there shall be no liability on the part of Parent, Acquisition or the Company or their respective directors or officers under this Agreement except that Sections 7.2, 8.1 and
8.10 of this Agreement shall survive any such termination. Without limiting the generality of the foregoing, Parent, Acquisition and the Company expressly agree that the sole remedy for any breach of this Agreement prior to the Election Date, if any (including, without limitation, as contemplated by Sections 8.1(b) and 8.1(c)), shall be the termination rights contained in Section 7.1 and any fee payable pursuant to Section 8.1, and in the event of any such breach, the breaching party shall have no liability whatsoever (including, without limitation, liability for actual, direct, indirect, consequential (including lost profits), punitive, exemplary or special damages), other than the obligation to pay any fee required to be paid pursuant to Section 8.1. Any such fee shall constitute liquidated damages and shall not be deemed a penalty. No Party shall be obligated to pay more than one such fee. After the Election Date and notwithstanding anything in this Agreement to the contrary, Parent and the Company shall each have the right to receive any fee payable under Section 8.1 hereof and shall also have all other remedies available at law or in equity in the event of a breach of this Agreement by the other Party.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    Section 8.1  FEES AND EXPENSES.

    (a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated in this Agreement shall be paid by the Party incurring such expenses.

    (b) If this Agreement is terminated by the Company pursuant to
Section 7.1(c), then Parent shall immediately pay to the Company an amount equal to $3,000,000 in immediately available funds.

    (c) If this Agreement is terminated by Parent pursuant to Section 7.1(d), then the Company shall immediately pay to Parent an amount equal to $3,000,000 in immediately available funds.

    (d) Parent shall be solely responsible for any and all filing fees that are payable in connection with or on account of any filing by Parent or any other Party concerning the transactions contemplated by this Agreement under or pursuant to the HSR Act.

    Section 8.2  AMENDMENT; WAIVER.

    (a) This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of such stockholders if such amendment changes the Merger Consideration or alters or changes any of the other terms or conditions of this Agreement in a matter that materially adversely affects the rights of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.

    (b) At any time prior to the Effective Time, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the Parties,
(ii) waive any inaccuracies in the representations and warranties of one or more Parties contained in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions of the Parties contained in this Agreement. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

    Section 8.3 SURVIVAL. The respective representations and warranties of Parent, Acquisition and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time. The covenants and agreements of the Parties (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for such covenants and agreements which, by their terms, contemplate a shorter survival period).

    Section 8.4 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission provided that a confirmed delivery by a standard overnight carrier or a hand delivery is made within two business days of the date such facsimile is sent or (b) confirmed delivery by a standard overnight carrier or when delivered by hand, addressed at the following addresses (or at such other address for a Party as shall be specified by like notice):

    (a) if to the Company, to:

               Zions Co-operative Mercantile Institution
           2200 South 900 West
           Salt Lake City, UT 84119

           Telephone: (801) 579-6179
           Facsimile: (801) 292-5671
           Attention: Chief Financial Officer

        with a copy to:

               Stoel Rives LLP
           201 South Main Street, Suite 1100
           Salt Lake City, UT 84111-4904
           Telephone: (801) 328-3131
           Facsimile: (801) 578-6999
           Attention: Brent J. Giauque

        and

    (b) if to Parent or Acquisition, to:

               The May Department Stores Company
           611 Olive Street
           St. Louis, MO 63101
           Telephone: (314) 342-6563
           Facsimile: (314) 342-3040
           Attention: R. Dean Wolfe

        with a copy to:

               The May Department Stores Company
           611 Olive Street, Suite 1750
           St. Louis, MO 63101
           Telephone: (314) 342-6467
           Facsimile: (314) 342-3066
           Attention: Alan E. Charlson

    Section 8.5 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "MADE AVAILABLE" when used in this Agreement shall mean that the information referred to has been made available if requested by the Party to which such information is to be made available. The words "AFFILIATES" and "ASSOCIATES" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "BENEFICIAL OWNERSHIP" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

    Section 8.6 SECTION HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

    Section 8.8 ENTIRE AGREEMENT. This Agreement, together with the schedules, documents, letter agreements, and instruments referred to therein or in this Agreement, (i) constitute the entire agreement between the Parties on the subject matter of this Agreement, and supersedes all prior agreements and understandings (written and oral), among the Parties with respect to the subject matter of this Agreement and (ii) except as provided in Section 5.7, is not intended to confer upon any person other than the Parties any rights or remedies under this Agreement.

    Section 8.9 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    Section 8.10 GOVERNING LAW; WAIVER OF JURY TRIAL; ENFORCEMENT. This Agreement shall be governed and construed in accordance with the laws of the State of Utah without giving effect to the principles of conflicts of law thereof. Each Party (a) waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement, (b) consents to submit itself to the personal jurisdiction of any federal court located in the State of Utah or any Utah state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Utah.

    Section 8.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Acquisition may, in its sole discretion, assign any or all of its rights, interests and obligations under this Agreement to Parent or any majority-owned Affiliate of Parent.

    Section 8.12 CONTINUATION OF ATTORNEY-CLIENT PRIVILEGE. The Company has been represented by counsel in connection with the Merger and representatives of the Company, including certain of the Key Executives, have had and through the Closing will have communications with such counsel concerning or related to the Merger, the reasons for the Merger, alternatives available to the Company to resolve its financial situation, existing or possible financing arrangements, and other similar or related matters that are entitled to be treated as confidential attorney-client communications under the Utah Rules of Professional Conduct and Utah law (collectively, the "MERGER COMMUNICATIONS"). Subsequent to the consummation of the transactions contemplated by this Agreement, the confidential nature of the Merger Communications shall be preserved and, therefore, the Merger Communications shall be treated as confidential by Parent and shall not be directly or indirectly disclosed to or used by Parent or any representative of Parent or the Company, notwithstanding that the Company is owned by Parent.

    Section 8.13 PUBLICITY. The initial press release with respect to the Merger shall be a joint press release. Thereafter, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Company, Parent and Acquisition shall consult with each other before issuing any such press release or otherwise making public statements with respect to the Merger.

                            [signature page follows]

    IN WITNESS WHEREOF, Parent, Acquisition and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                       THE MAY DEPARTMENT STORES COMPANY

                                                       By:              /s/ R. DEAN WOLFE
                                                            -----------------------------------------
                                                                          R. Dean Wolfe
                                                                     Executive Vice President

                                                       MS ACQUISITION, INC.

                                                       By:           /s/ RICHARD A. BRICKSON
                                                            -----------------------------------------
                                                                       Richard A. Brickson
                                                                          Vice President

                                                       ZIONS CO-OPERATIVE MERCANTILE INSTITUTION

                                                       By:            /s/ RICHARD H. MADSEN
                                                            -----------------------------------------
                                                                        Richard H. Madsen
                                                              Chairman, Chief Executive Officer and
                                                                            President

                                                                        ANNEX II

                          DONALDSON, LUFKIN & JENRETTE

              Donaldson, Lufkin & Jenrette Securities Corporation
           277 Park Avenue, New York, New York 10172 - (212) 892-3000

                                                                October 14, 1999

Board of Directors
Zions Co-operative Mercantile Institution
2200 South 900 West
Salt Lake City, Utah 84119

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the stockholders of Zions Co-operative Mercantile Institution (the "Company") (other than stockholders who are Affiliates (as defined in the Agreement) of the Company) of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of October 14, 1999 (the "Agreement"), by and between the Company, The May Department Stores Company ("May") and MS Acquisition, Inc., a wholly-owned subsidiary of May, pursuant to which MS Acquisition, Inc. will be merged (the "Merger") with and into the Company.

    Pursuant to the Agreement, each share of common stock, par value $.001 per share of the Company (the "Company Common Stock"), will be converted into the right to receive such number of shares of common stock, par value $0.50 per share, of May ("May Common Stock"), which is the equivalent of $22.50, based on the arithmetic average rounded to two decimal places of the high and low trading prices of May Common Stock as reported on the Composite Tape of the New York Stock Exchange listed securities for the 12th to the 3rd business days immediately preceding the Closing Date (as defined in the Agreement) (the "Merger Consideration").

    In arriving at our opinion, we have reviewed the draft dated October 12, 1999 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and May including information provided during discussions with their respective managements. Included in the information provided during discussions with Company management were certain financial projections of the Company for the period beginning August 1, 1999 and ending January 31, 2004 prepared by the management of the Company and certain information concerning the Company's near-term liquidity concerns. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and May, reviewed prices and premiums paid in certain other business combinations and conducted other such financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and May or their representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have assumed that the Merger will qualify as a tax-free reorganization.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion as to the prices at which May Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Merger Consideration to be received by the stockholders of the Company (other than stockholders who are Affiliates of the Company) pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                          Very truly yours,
                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION
                                          By: /s/ Steven Puccinelli
              ------------------------------------------------------------------

                                              Steven Puccinelli
                                              Managing Director

                                                                       ANNEX III

                   AMENDED AND RESTATED SHAREOWNER AGREEMENT

    THIS AMENDED AND RESTATED SHAREOWNER AGREEMENT (this "Agreement") is made and entered into as of the 14th day of October, 1999 by and between THE MAY DEPARTMENT STORES COMPANY, a Delaware corporation ("May"), and ZCMI RESERVE TRUST, an irrevocable charitable trust organized under the laws of the State of Utah ("ZRT") and a holder of shares of Zions Co-operative Mercantile Institution, a Utah corporation ("ZCMI"). May and ZRT are later in this Agreement sometimes referred to individually as a "PARTY" or collectively as the "PARTIES."

                                    RECITALS

    This Agreement is entered into with reference to the following facts, objectives, and definitions:

    A. On October 14, 1999, May, ZCMI, and MS Acquisition, Inc., a Utah Corporation and a wholly-owned subsidiary of May ("ACQUISITION CORP"), entered into an Agreement and Plan of Merger, dated as of October 14, 1999 (the "MERGER AGREEMENT"), pursuant to which it is contemplated that ZCMI will merge (the "Merger") with Acquisition Corp, upon the terms and conditions set forth in the Merger Agreement; and

    B. ZRT owns a majority of the issued and outstanding shares of the $0.001 par value common stock of ZCMI (the "COMMON STOCK"), and desires to facilitate the consummation of the Merger, and for such purpose ZRT has agreed (i) not to transfer ZRT's shares of the Common Stock and (ii) to retain the right to vote ZRT's shares of the Common Stock; and

    C. ZRT and May desire to amend the original Shareowner Voting Agreement dated October 14, 1999, and restate such agreement, so that this Amended and Restated Shareowner Agreement supersedes and replaces the original Shareowner Voting Agreement and sets forth the entire agreement between the Parties concerning the subject matter of this Agreement, all effective as of October 14, 1999.

    NOW, THEREFORE, in consideration of this Agreement and of the covenants and conditions contained in this Agreement, the Parties represent, warrant, and agree as follows:

                                   AGREEMENT

    1.  REPRESENTATIONS AND WARRANTIES OF ZRT. ZRT represents and warrants that
(i) it is the holder, free and clear of all liens and encumbrances, of at least one million one hundred and thirty four thousand, five hundred and twenty-nine (1,134,529) shares of the Common Stock (the "SHARES"); (ii) it does not beneficially own (as such term is defined in the Securities Exchange Act of 1934, as amended (the "1934 ACT")) any shares of the Common Stock other than the Shares; (iii) it has full power and authority to make, enter into, and carry out the terms of this Agreement; (iv) the execution, delivery, and performance of this Agreement by ZRT will not violate any other agreement to which ZRT is a party, including, without limitation, any voting agreement, shareholder agreement, or voting trust; and (v) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of ZRT or the Trustees of ZRT, acting as trustees and not individually (the "TRUSTEES"), and when executed by the Trustees, will constitute a legal, valid, and binding obligation of ZRT and the Trustees, in their capacity as Trustees of ZRT, enforceable against ZRT and the Trustees, in their capacity as Trustees of ZRT, in accordance with its terms.

                                     III-1

    2. VOTING RIGHTS. ZRT shall not hereafter, unless and until this Agreement terminates, purport to grant any proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement, or understanding with any person, directly or indirectly, to vote, grant any proxy, or give instructions with respect to the voting of any of the Shares (except for a revocable proxy solicited by ZCMI or by the board of directors of ZCMI in connection with the shareholders' meeting to be held in connection with the Merger). ZRT shall retain at all times the right to vote the Shares in ZRT's sole discretion on all matters that are presented for a vote to the Shareholders of ZCMI generally.

    3. NO OTHER VOTING AGREEMENTS OR VOTING TRUSTS. ZRT represents, warrants, and covenants that (i) it is not a party to any voting agreement, voting trust, or other agreement for voting control or other like agreement involving any of the Shares and (ii) during the term of this Agreement, it will not become a party to any such agreement or trust.

    4. NO PROXY SOLICITATIONS. ZRT will not, nor will it permit any entity under its control to, (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or competition with the consummation of the Merger,
(ii) directly or indirectly solicit, encourage, initiate, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any, merger, consolidation, tender offer, exchange offer, sale of a material portion of the assets and business of ZCMI (whether in one or more transactions), sale of shares of the capital stock or debt securities of ZCMI, restructuring, recapitalization, or similar transaction involving ZCMI or any division or operating principal business unit of ZCMI (whether in one or more transactions) (an "ACQUISITION PROPOSAL") or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any person relating to, an Acquisition Proposal, or
(iii) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of ZCMI for the purpose of opposing or competing with the consummation of the Merger. ZRT shall immediately cease and cause to be terminated any activities, discussions, or negotiations with respect to any of the foregoing.

    5. TRANSFER AND ENCUMBRANCE. ZRT shall not transfer, sell, offer, pledge, or otherwise dispose of or encumber any of the Shares during the period commencing on date of this Agreement and ending on the earlier of (i) the effective date of the Merger or (ii) the date this Agreement is terminated in accordance with its terms.

    6. ADDITIONAL PURCHASES. During the period commencing on the date of this Agreement and ending on the earlier of (i) the effective date of the Merger or
(ii) the date this Agreement is terminated in accordance with its terms, ZRT shall not (a) purchase or otherwise acquire beneficial ownership of any shares of the Common Stock ("NEW SHARES") other than by charitable donation to The Church of Jesus Christ of Latter-day Saints, or (b) voluntarily acquire the right to vote or share in the voting of any shares of the Common Stock other than the Shares. Any New Shares acquired or purchased by ZRT shall be subject to the terms of this Agreement and for all purposes shall be and constitute a portion of the Shares.

    7. ADJUSTMENTS TO PREVENT DILUTION. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, or the exchange of shares, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

    8. USE OF ZCMI NAME AND CLOSING OF DOWNTOWN SALT LAKE CITY ZCMI STORE. May acknowledges that compliance by ZRT with the terms and conditions of this Agreement in general and, in particular, ZRT's agreement (i) not to transfer ZRT's shares of the Common Stock and (ii) to retain the right to vote ZRT's shares of the Common Stock, is conditioned upon and is in consideration of the agreements, representations, and warranties of May set forth below in this Paragraph 8.

                                     III-2

    After the closing of the Merger:

        i.  May shall select a date (the "TERMINATION DATE") that is within two
    (2) years of the effective date of the Merger;

        ii. on or before the Termination Date, as may be permissible under Utah law, May shall change the corporate name of ZCMI to a name that does not include any of the following words: "Zions", "Co-operative", "Mercantile" or "ZCMI";

        iii. until the Termination Date, May or any of its subsidiaries may use exterior signs with the name "ZCMI" on the stores operated by ZCMI in connection with the operation of the business conducted by ZCMI (the "ZCMI BUSINESS");

        iv. as soon as practicable after the effective date of the Merger consistent with good business practices, May or its subsidiaries shall, and until the Termination Date May or its subsidiaries may, use a combined name of "ZCMI" and a trade name used by May in the internal operation of a department store (the "NEW NAME"), in connection with the ZCMI Business, and

        v. until the Termination Date, May or its subsidiaries may not open any of the stores operated by ZCMI on any Sunday,

        vi.  after the Termination Date:

           (1) May, and may permit its subsidiaries to, open any of the stores operated by ZCMI, other than the ZCMI store located on South Main Street in Salt Lake City, Utah (the "SALT LAKE CITY DOWNTOWN STORE") on any Sunday; and

           (2) May will not, and will not permit any of its subsidiaries to, open the Salt Lake City Downtown Store on any Sunday for so long as The Church of Jesus Christ of Latter-day Saints or any of its affiliates (collectively, the "CHURCH") is the landlord with respect to the Salt Lake City Downtown Store or unless the Church permits other stores in the shopping mall or center of which the Salt Lake Downtown Store is a part ("ZCMI Center Mall") to open on Sundays and will not vote for and will vote against any attempt by other stores in the ZCMI Center Mall to be open on Sundays; and

           (3) forthwith after the Termination Date, May will, and will cause its subsidiaries to, convey and transfer all right, title, and interest that May or any of its subsidiaries may have in or to the "ZCMI" trademark or trade name (collectively, the "ZCMI Name") to ZRT on the condition that ZRT:

               (a) not thereafter use the ZCMI Name for or in connection with any business activity; provided, however, that to the extent that either May or ZRT can affect the name of the shopping mall or center of which the Salt Lake Downtown Store is a part, both May and ZRT will act to maintain the name of the mall as "ZCMI Center Mall";

               (b) not thereafter license or otherwise authorize any other person or entity to use the ZCMI Name for or in connection with any business activity;

               (c) take all actions necessary to enforce its intellectual property rights in the ZCMI Name; and

               (d) not sell, transfer, assign or otherwise convey the ZCMI Name or any rights to use the ZCMI Name to any other person or entity unless that person agrees to these conditions as fully as if that person or entity were ZRT.

        Provided, however, that nothing in this Paragraph 8 shall require that May or ZCMI alter, change, or at any time discontinue the use of the trademark "ZCMI" as it is on the date of this

                                     III-3

    Agreement being used on the front of the facade on the west entrance to the ZCMI store located on the Salt Lake City Downtown Store, which shall not be considered a use by May.

    9. NO THIRD-PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended to nor shall it be interpreted to provide or create any third-party beneficiary rights or any other rights of any kind in any person or entity who is not a Party and all provisions of this Agreement are personal to and solely between the Parties.

    10. FURTHER ASSURANCES. Each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, or documents as any other Party shall reasonably request from time to time in order to carry out the intent and purposes of this Agreement. No Party shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to such Party as set forth in this Agreement, and each Party shall promptly do all acts and take all measures as may be appropriate or necessary to enable such Party to perform, as early as practicable, the obligations required to be performed by such Party under this Agreement.

    11. INJUNCTIVE RELIEF. The Parties intend and agree that the provisions of this Agreement are for the benefit of May and shall be specifically enforceable as contemplated by Section 16-10a-731 of the Utah Revised Business Corporation Act. The Parties acknowledge that it is impossible to measure in money the damages that will accrue to one or more of them by reason of the failure of either of them to abide by the provisions of this Agreement, that every such provision is material, and that in the event of any such failure, the other Party will not have an adequate remedy at law or damages. Therefore, if any Party shall institute any action or proceeding to enforce the provisions of this Agreement, in addition to any other relief, the court in such action or proceeding may grant injunctive relief against any Party found to be in breach or violation of this Agreement, as well as or in addition to any remedies at law or damages, and such Party waives the claim or defense in any such action or proceeding that the Party bringing such action has an adequate remedy at law, and such Party shall not argue or assert in any such action or proceeding the claim or defense that such remedy at law exists. No Party shall seek and each Party shall waive any requirement for, the securing or posting of a bond in connection with the other Party seeking or obtaining such equitable relief.

    12. COURT MODIFICATION. Should any portion of this Agreement be declared by a court of competent jurisdiction to be unreasonable, unenforceable, or void for any reason or reasons, the involved court shall modify the applicable provision(s) of this Agreement so as to be reasonable or as is otherwise necessary to make this Agreement enforceable and valid and to protect the interests of the Parties intended to be protected by this Agreement to the maximum extent possible.

    13. FACSIMILE TRANSMISSION AND COUNTERPARTS. This Agreement may be executed by facsimile transmission and in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

    14. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be delivered (i) personally,
(ii) by first class mail, certified, return receipt requested, postage prepaid,
(iii) by overnight courier, with one acknowledged receipt, or (iv) by facsimile transmission followed by delivery by first class mail or by overnight courier, in the manner provided for in this Paragraph 14 and properly addressed as follows:

                                     III-4

        If to May to:

           The May Department Stores Company
           611 Olive Street
           St. Louis, MO 63101
           Telephone: (314) 342-6563
           Facsimile: (314) 342-3040
           Attention: R. Dean Wolfe

           with a copy to:

           The May Department Stores Company
           611 Olive Street, Suite 1750
           St. Louis, MO 63101
           Telephone: (314) 342-6467
           Facsimile: (314) 342-3066
           Attention: Alan E. Charlson

        If to ZRT:

           ZCMI Reserve Trust
           50 East South Temple
           COB 2WW
           Salt Lake City, Utah 84111
           Attention: Boyd J. Black
           Telephone: (801) 240-6235
           Facsimile: (801) 240-1109

           with a copy to:

           R. Willis Orton, Esq.
           Kirton & McConkie
           60 East South Temple
           Suite 1800
           Salt Lake City, Utah 84111
           Telephone: (801) 321-4816
           Facsimile: (801) 321-4893

or to such other address or addresses as a Party to this Agreement may indicate to the other Party in the manner provided for in this Paragraph 14. Notices, etc. given by mail and notices, etc. given by overnight courier shall be deemed effective and complete upon delivery; notices by facsimile transmission shall be deemed effective upon receipt, unless receipt thereof shall be disputed in which case receipt shall be deemed effective as of the effective date of the follow-up notice called for by this Paragraph 14 with respect to such facsimile transmitted notice; and notices, etc. delivered personally shall be deemed effective and complete at the time of the delivery of the notice and the obtaining of a signed receipt for the notice, unless a Party shall refuse to provide a signed receipt, in which case the notice shall be effective upon the completion of personal delivery of the notice in such a way as to insure the ability to evidence such personal delivery.

    15.  OTHER AGREEMENTS.

    This Agreement supersedes all prior agreements or understandings of the Parties on the subject matter of this Agreement. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of this Agreement, except as set forth in this Agreement. This Agreement (i) shall not be modified by any oral agreement, either express or implied, and all amendments or modifications of this Agreement shall be in writing and be signed by

                                     III-5
all of the Parties, and (ii) shall be binding on and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, if any.

    None of the rights, duties, or obligations under this Agreement of any Party may be assigned, delegated, or transferred expressly, by operation of law, merger, or otherwise, without the prior written consent of the other Party.

    The paragraph headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms of this Agreement.

    Should any Party be in default under or breach of any of the covenants or agreements contained in this Agreement, or in the event a dispute shall arise as to the meaning of any term of this Agreement, the defaulting or nonprevailing Party shall pay all costs and expenses, including reasonable attorneys' fees, of the other Party that may arise or accrue from enforcing this Agreement, securing an interpretation of any provision of this Agreement, or in pursuing any remedy provided by law whether such remedy is pursued or interpretation is sought by the filing of a lawsuit, an appeal, or otherwise.

    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah, which internal laws exclude any provision or interpretation of such laws that would call for, or permit, the application of the laws of any other state or jurisdiction, and any dispute arising therefrom and the remedies available shall be determined solely in accordance with such internal laws.

    Sections 1 through 7 of this Agreement shall terminate upon the first to occur of the following events:

     i. the successful consummation of the Merger;

     ii. the written agreement of all of the Parties to terminate this Agreement; or

    iii. the termination of the Merger Agreement.

    Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

    Recitals A and B are by this reference incorporated into and made a part of this Agreement.

                                     III-6

    IN WITNESS WHEREOF, each of the Parties has executed this Agreement on or as of the date of this Agreement.

                                                       THE MAY DEPARTMENT STORES COMPANY,
                                                       a Delaware Corporation

                                                       By:              /s/ R. DEAN WOLFE
                                                            -----------------------------------------
                                                                          R. Dean Wolfe,
                                                                     Executive Vice President

                                                       ZCMI RESERVE TRUST,
                                                       an irrevocable charitable trust

                                                       By:             /s/ THOMAS S. MONSON
                                                            -----------------------------------------
                                                                        Thomas S. Monson,
                                                                 not individually but as Trustee

                                                       By:               /s/ L. TOM PERRY
                                                            -----------------------------------------
                                                                          L. Tom Perry,
                                                                 not individually but as Trustee

                                                       By:             /s/ DAVID B. HAIGHT
                                                            -----------------------------------------
                                                                         David B. Haight,
                                                                 not individually but as Trustee

                                     III-7

                                                                        ANNEX IV

                   AMENDED AND RESTATED SHAREOWNER AGREEMENT

    THIS AMENDED AND RESTATED SHAREOWNER AGREEMENT (this "AGREEMENT") is made and entered into as of the 14th day of October, 1999, by and between THE MAY DEPARTMENT STORES COMPANY, a Delaware corporation ("May"), PATRICIA MADSEN ("Madsen") and a holder of shares of Zions Co-operative Mercantile Institution, a Utah corporation ("ZCMI"). May and Madsen are later in this Agreement sometimes referred to individually as a "PARTY" or collectively as the "PARTIES."

                                    RECITALS

    This Agreement is entered into with reference to the following facts, objectives, and definitions:

    A. On October 14, 1999, May, ZCMI, and MS Acquisition, Inc., a Utah Corporation and a wholly-owned subsidiary of May ("ACQUISITION CORP"), entered into an Agreement and Plan of Merger, dated as of October 14, 1999 (the "MERGER AGREEMENT"), pursuant to which it is contemplated that ZCMI will merge (the "Merger") with Acquisition Corp, upon the terms and conditions set forth in the Merger Agreement; and

    B. Madsen owns certain of the issued and outstanding shares of the $0.001 par value common stock of ZCMI (the "COMMON STOCK"), and desires to facilitate the consummation of the Merger, and for such purpose Madsen has agreed (i) not to transfer Madsen's shares of the Common Stock and (ii) to retain the right to vote Madsen's shares of the Common Stock; and

    C. Madsen and May desire to amend the original Shareowner Voting Agreement dated October 14, 1999, and restate such agreement, so that this Amended and Restated Shareowner Agreement supersedes and replaces the original Shareowner Voting Agreement and sets forth the entire agreement between the parties concerning the subject matter of this Agreement, all effective as of October 14, 1999.

    NOW, THEREFORE, in consideration of this Agreement and of the covenants and conditions contained in this Agreement, the Parties represent, warrant, and agree as follows:

                                   AGREEMENT

    1. REPRESENTATIONS AND WARRANTIES OF MADSEN. Madsen represents and warrants that (i) she is the holder, free and clear of all liens and encumbrances, of at least forty-three thousand three hundred seventy-five (43,375) shares of the Common Stock (the "SHARES"); (ii) she has full power and authority to make, enter into, and carry out the terms of this Agreement; (iii) the execution, delivery, and performance of this Agreement by Madsen will not violate any other agreement to which Madsen is a party, including, without limitation, any voting agreement, shareholder agreement, or voting trust; and (iv) when executed by Madsen, will constitute a legal, valid, and binding obligation of Madsen, enforceable against Madsen, in accordance with its terms.

    2. VOTING RIGHTS. Madsen shall not hereafter, unless and until this Agreement terminates, purport to grant any proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement, or understanding with any person, directly or indirectly, to vote, grant any proxy, or give instructions with respect to the voting of any of the Shares (except for a revocable proxy solicited by ZCMI or by the board of directors of ZCMI in connection with the shareholders' meeting to be held in connection with the Merger). Madsen shall retain at all times the right to vote the Shares in Madsen's sole discretion on all matters that are presented for a vote to the Shareholders of ZCMI generally.

    3. NO OTHER VOTING AGREEMENTS OR VOTING TRUSTS. Madsen represents, warrants, and covenants that (i) she is not a party to any voting agreement, voting trust, or other agreement for voting control or other like agreement involving any of the Shares and (ii) during the term of this Agreement, she will not become a party to any such agreement or trust.

    4. NO PROXY SOLICITATIONS. Madsen will not, nor will she permit any entity under her control to, (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or competition with the consummation of the Merger,
(ii) directly or indirectly solicit, encourage, initiate, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any, merger, consolidation, tender offer, exchange offer, sale of a material portion of the assets and business of ZCMI (whether in one or more transactions), sale of shares of the capital stock or debt securities of ZCMI, restructuring, recapitalization, or similar transaction involving ZCMI or any division or operating principal business unit of ZCMI (whether in one or more transactions) (an "ACQUISITION PROPOSAL") or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any person relating to, an Acquisition Proposal, or
(iii) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of ZCMI for the purpose of opposing or competing with the consummation of the Merger. Madsen shall immediately cease and cause to be terminated any activities, discussions, or negotiations with respect to any of the foregoing.

    5. TRANSFER AND ENCUMBRANCE. Madsen shall not transfer, sell, offer, pledge, or otherwise dispose of or encumber any of the Shares during the period commencing on date of this Agreement and ending on the earlier of (i) the effective date of the Merger or (ii) the date this Agreement is terminated in accordance with its terms.

    6. ADDITIONAL PURCHASES. During the period commencing on the date of this Agreement and ending on the earlier of (i) the effective date of the Merger or
(ii) the date this Agreement is terminated in accordance with its terms, Madsen shall not (a) purchase or otherwise acquire beneficial ownership of any shares of the Common Stock ("NEW SHARES"), or (b) voluntarily acquire the right to vote or share in the voting of any shares of the Common Stock other than the Shares. Any New Shares acquired or purchased by Madsen shall be subject to the terms of this Agreement and for all purposes shall be and constitute a portion of the Shares.

    7. ADJUSTMENTS TO PREVENT DILUTION. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, or the exchange of shares, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

    8. NO THIRD-PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended to nor shall it be interpreted to provide or create any third-party beneficiary rights or any other rights of any kind in any person or entity who is not a Party and all provisions of this Agreement are personal to and solely between the Parties.

    9. FURTHER ASSURANCES. Each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, or documents as any other Party shall reasonably request from time to time in order to carry out the intent and purposes of this Agreement. No Party shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to such Party as set forth in this Agreement, and each Party shall promptly do all acts and take all measures as may be appropriate or necessary to enable such Party to perform, as early as practicable, the obligations required to be performed by such Party under this Agreement.

    10. INJUNCTIVE RELIEF. The Parties intend and agree that the provisions of this Agreement are for the benefit of May and shall be specifically enforceable as contemplated by Section 16-10a-731 of the Utah Revised Business Corporation Act. The Parties acknowledge that it is impossible to measure in money the damages that will accrue to one or more of them by reason of the failure of either of them to abide by the provisions of this Agreement, that every such provision is material, and that in the event of any such failure, the other Party will not have an adequate remedy at law or damages. Therefore, if any Party shall institute any action or proceeding to enforce the provisions of this Agreement, in addition to any other relief, the court in such action or proceeding may grant injunctive relief against any Party found to be in breach or violation of this Agreement, as well as or in addition to any remedies at law or damages, and such Party waives the claim or defense in any such action or proceeding that the Party bringing such action has an adequate remedy at law, and such Party shall not argue or assert in any such action or proceeding the claim or defense that such remedy at law exists. No Party shall seek and each Party shall waive any requirement for, the securing or posting of a bond in connection with the other Party seeking or obtaining such equitable relief.

    11. COURT MODIFICATION. Should any portion of this Agreement be declared by a court of competent jurisdiction to be unreasonable, unenforceable, or void for any reason or reasons, the involved court shall modify the applicable provision(s) of this Agreement so as to be reasonable or as is otherwise necessary to make this Agreement enforceable and valid and to protect the interests of the Parties intended to be protected by this Agreement to the maximum extent possible.

    12. FACSIMILE TRANSMISSION AND COUNTERPARTS. This Agreement may be executed by facsimile transmission and in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

    13. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be delivered (i) personally,
(ii) by first class mail, certified, return receipt requested, postage prepaid,
(iii) by overnight courier, with one acknowledged receipt, or (iv) by facsimile transmission followed by delivery by first class mail or by overnight courier, in the manner provided for in this Paragraph 13 and properly addressed as follows:

        If to May to:

           The May Department Stores Company
           611 Olive Street
           St. Louis, MO 63101
           Telephone: (314) 342-6563
           Facsimile: (314) 342-3040
           Attention: R. Dean Wolfe

           with a copy to:

           The May Department Stores Company
           611 Olive Street, Suite 1750
           St. Louis, MO 63101
           Telephone: (314) 342-6467
           Facsimile: (314) 342-3066
           Attention: Alan E. Charlson

        If to Madsen:

           Patricia Madsen
           2051 South 1100 East
           Salt Lake City, Utah 84106
           Telephone: (801) 467-1579

           with a copy to:

           Brent J. Giauque, Esq.
           Stoel Rives LLP
           201 South Main Street, Suite 1100
           Salt Lake City, Utah 84111
           Telephone: (801) 578-6918
           Facsimile: (801) 578-6999

or to such other address or addresses as a Party to this Agreement may indicate to the other Party in the manner provided for in this Paragraph 13. Notices, etc. given by mail and notices, etc. given by overnight courier shall be deemed effective and complete upon delivery; notices by facsimile transmission shall be deemed effective upon receipt, unless receipt thereof shall be disputed in which case receipt shall be deemed effective as of the effective date of the follow-up notice called for by this Paragraph 13 with respect to such facsimile transmitted notice; and notices, etc. delivered personally shall be deemed effective and complete at the time of the delivery of the notice and the obtaining of a signed receipt for the notice, unless a Party shall refuse to provide a signed receipt, in which case the notice shall be effective upon the completion of personal delivery of the notice in such a way as to insure the ability to evidence such personal delivery.

    14. OTHER AGREEMENTS.

    This Agreement supersedes all prior agreements or understandings of the Parties on the subject matter of this Agreement. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of this Agreement, except as set forth in this Agreement. This Agreement (i) shall not be modified by any oral agreement, either express or implied, and all amendments or modifications of this Agreement shall be in writing and be signed by all of the Parties, and (ii) shall be binding on and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, if any.

    None of the rights, duties, or obligations under this Agreement of any Party may be assigned, delegated, or transferred expressly, by operation of law, merger, or otherwise, without the prior written consent of the other Party.

    The paragraph headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms of this Agreement.

    Should any Party be in default under or breach of any of the covenants or agreements contained in this Agreement, or in the event a dispute shall arise as to the meaning of any term of this Agreement, the defaulting or nonprevailing Party shall pay all costs and expenses, including reasonable attorneys' fees, of the other Party that may arise or accrue from enforcing this Agreement, securing an interpretation of any provision of this Agreement, or in pursuing any remedy provided by law whether such remedy is pursued or interpretation is sought by the filing of a lawsuit, an appeal, or otherwise.

    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah, which internal laws exclude any provision or interpretation of such laws that would call for, or permit, the application of the laws of any other state or jurisdiction, and any dispute arising therefrom and the remedies available shall be determined solely in accordance with such internal laws.

    Sections 1 through 7 of this Agreement shall terminate upon the first to occur of the following events:

     i. the successful consummation of the Merger;

     ii. the written agreement of all of the Parties to terminate this Agreement; or

    iii. the termination of the Merger Agreement.

    Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

    Recitals A and B are by this reference incorporated into and made a part of this Agreement.

    IN WITNESS WHEREOF, each of the Parties has executed this Agreement on or as of the date of this Agreement.

                                                       THE MAY DEPARTMENT STORES COMPANY,
                                                       a Delaware Corporation

                                                       By:              /s/ R. DEAN WOLFE
                                                            -----------------------------------------
                                                                          R. Dean Wolfe,
                                                                     Executive Vice President

                                                       By:             /s/ PATRICIA MADSEN
                                                            -----------------------------------------
                                                                         Patricia Madsen

                                                                         ANNEX V

                   AMENDED AND RESTATED SHAREOWNER AGREEMENT

    THIS AMENDED AND RESTATED SHAREOWNER AGREEMENT (this "AGREEMENT") is made and entered into as of the 14th day of October, 1999, by and between THE MAY DEPARTMENT STORES COMPANY, a Delaware corporation ("May"), RICHARD H. MADSEN ("Madsen") and a holder of shares of Zions Co-operative Mercantile Institution, a Utah corporation ("ZCMI"). May and Madsen are later in this Agreement sometimes referred to individually as a "PARTY" or collectively as the "PARTIES."

                                    RECITALS

    This Agreement is entered into with reference to the following facts, objectives, and definitions:

    A. On October 14, 1999, May, ZCMI, and MS Acquisition, Inc., a Utah Corporation and a wholly-owned subsidiary of May ("ACQUISITION CORP"), entered into an Agreement and Plan of Merger, dated as of October 14, 1999 (the "MERGER AGREEMENT"), pursuant to which it is contemplated that ZCMI will merge (the "Merger") with Acquisition Corp, upon the terms and conditions set forth in the Merger Agreement; and

    B. Madsen owns certain of the issued and outstanding shares of the $0.001 par value common stock of ZCMI (the "COMMON STOCK"), and desires to facilitate the consummation of the Merger, and for such purpose Madsen has agreed not to transfer Madsen's shares of the Common Stock and to retain the right to vote Madsen's shares of the Common Stock; and

    C. Madsen and May desire to amend the original Shareowner Voting Agreement dated October 14, 1999, and restate such agreement, so that this Amended and Restated Shareowner Agreement supersedes and replaces the original Shareowner Voting Agreement and sets forth the entire agreement between the Parties concerning the subject matter of this Agreement, all effective as of October 14, 1999.

    NOW, THEREFORE, in consideration of this Agreement and of the covenants and conditions contained in this Agreement, the Parties represent, warrant, and agree as follows:

                                   AGREEMENT

    1. REPRESENTATIONS AND WARRANTIES OF MADSEN. Madsen represents and warrants that (i) he is the holder, free and clear of all liens and encumbrances, of at least forty-seven thousand forty-five (47,045) shares of the Common Stock (the "Shares"); (ii) he has full power and authority to make, enter into, and carry out the terms of this Agreement; (iii) the execution, delivery, and performance of this Agreement by Madsen will not violate any other agreement to which Madsen is a party, including, without limitation, any voting agreement, shareholder agreement, or voting trust; and (iv) when executed by Madsen, will constitute a legal, valid, and binding obligation of Madsen, enforceable against Madsen, in accordance with its terms.

    2. VOTING RIGHTS. Madsen shall not hereafter, unless and until this Agreement terminates, purport to grant any proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement, or understanding with any person, directly or indirectly, to vote, grant any proxy, or give instructions with respect to the voting of any of the Shares (except for a revocable proxy solicited by ZCMI or by the board of directors of ZCMI in connection with the shareholders' meeting to be held in connection with the Merger). Madsen shall retain at all times the right to vote the Shares in Madsen's sole discretion on all matters that are presented for a vote to the Shareholders of ZCMI generally.

    3. NO OTHER VOTING AGREEMENTS OR VOTING TRUSTS. Madsen represents, warrants, and covenants that (i) he is not a party to any voting agreement, voting trust, or other agreement for voting control or other like agreement involving any of the Shares and (ii) during the term of this Agreement, he will not become a party to any such agreement or trust.

    4. NO PROXY SOLICITATIONS. Madsen will not, nor will he permit any entity under his control to, (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or competition with the consummation of the Merger,
(ii) directly or indirectly solicit, encourage, initiate, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any, merger, consolidation, tender offer, exchange offer, sale of a material portion of the assets and business of ZCMI (whether in one or more transactions), sale of shares of the capital stock or debt securities of ZCMI, restructuring, recapitalization, or similar transaction involving ZCMI or any division or operating principal business unit of ZCMI (whether in one or more transactions) (an "ACQUISITION PROPOSAL") or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any person relating to, an Acquisition Proposal, or
(iii) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of ZCMI for the purpose of opposing or competing with the consummation of the Merger. Madsen shall immediately cease and cause to be terminated any activities, discussions, or negotiations with respect to any of the foregoing.

    5. TRANSFER AND ENCUMBRANCE. Madsen shall not transfer, sell, offer, pledge, or otherwise dispose of or encumber any of the Shares during the period commencing on date of this Agreement and ending on the earlier of (i) the effective date of the Merger or (ii) the date this Agreement is terminated in accordance with its terms.

    6. ADDITIONAL PURCHASES. During the period commencing on the date of this Agreement and ending on the earlier of (i) the effective date of the Merger or
(ii) the date this Agreement is terminated in accordance with its terms, Madsen shall not (a) purchase or otherwise acquire beneficial ownership of any shares of the Common Stock ("NEW SHARES"), or (b) voluntarily acquire the right to vote or share in the voting of any shares of the Common Stock other than the Shares. Any New Shares acquired or purchased by Madsen shall be subject to the terms of this Agreement and for all purposes shall be and constitute a portion of the Shares.

    7. ADJUSTMENTS TO PREVENT DILUTION. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, or the exchange of shares, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

    8. NO THIRD-PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended to nor shall it be interpreted to provide or create any third-party beneficiary rights or any other rights of any kind in any person or entity who is not a Party and all provisions of this Agreement are personal to and solely between the Parties.

    9. FURTHER ASSURANCES. Each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, or documents as any other Party shall reasonably request from time to time in order to carry out the intent and purposes of this Agreement. No Party shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to such Party as set forth in this Agreement, and each Party shall promptly do all acts and take all measures as may be appropriate or necessary to enable such Party to perform, as early as practicable, the obligations required to be performed by such Party under this Agreement.

    10. INJUNCTIVE RELIEF. The Parties intend and agree that the provisions of this Agreement are for the benefit of May and shall be specifically enforceable as contemplated by Section 16-10a-731 of the Utah Revised Business Corporation Act. The Parties acknowledge that it is impossible to measure in money the damages that will accrue to one or more of them by reason of the failure of either of them to abide by the provisions of this Agreement, that every such provision is material, and that in the event of any such failure, the other Party will not have an adequate remedy at law or damages. Therefore, if any Party shall institute any action or proceeding to enforce the provisions of this Agreement, in addition to any other relief, the court in such action or proceeding may grant injunctive relief against any Party found to be in breach or violation of this Agreement, as well as or in addition to any remedies at law or damages, and such Party waives the claim or defense in any such action or proceeding that the Party bringing such action has an adequate remedy at law, and such Party shall not argue or assert in any such action or proceeding the claim or defense that such remedy at law exists. No Party shall seek and each Party shall waive any requirement for, the securing or posting of a bond in connection with the other Party seeking or obtaining such equitable relief.

    11. COURT MODIFICATION. Should any portion of this Agreement be declared by a court of competent jurisdiction to be unreasonable, unenforceable, or void for any reason or reasons, the involved court shall modify the applicable provision(s) of this Agreement so as to be reasonable or as is otherwise necessary to make this Agreement enforceable and valid and to protect the interests of the Parties intended to be protected by this Agreement to the maximum extent possible.

    12. FACSIMILE TRANSMISSION AND COUNTERPARTS. This Agreement may be executed by facsimile transmission and in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

    13. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be delivered (i) personally,
(ii) by first class mail, certified, return receipt requested, postage prepaid,
(iii) by overnight courier, with one acknowledged receipt, or (iv) by facsimile transmission followed by delivery by first class mail or by overnight courier, in the manner provided for in this Paragraph 13 and properly addressed as follows:

        If to May to:

           The May Department Stores Company
           611 Olive Street
           St. Louis, MO 63101
           Telephone: (314) 342-6563
           Facsimile: (314) 342-3040
           Attention: R. Dean Wolfe

           with a copy to:

           The May Department Stores Company
           611 Olive Street, Suite 1750
           St. Louis, MO 63101
           Telephone: (314) 342-6467
           Facsimile: (314) 342-3066
           Attention: Alan E. Charlson

        If to Madsen:

           Richard H. Madsen
           ZCMI
           200 South 900 West
           Salt Lake City, Utah 84119
           Telephone: (801) 579-6325
           Facsimile: (801) 579-7429

           with a copy to:

           Brent J. Giauque, Esq.
           Stoel Rives LLP
           201 South Main Street, Suite 1100
           Salt Lake City, Utah 84111
           Telephone: (801) 578-6918
           Facsimile: (801) 578-6999

or to such other address or addresses as a Party to this Agreement may indicate to the other Party in the manner provided for in this Paragraph 13. Notices, etc. given by mail and notices, etc. given by overnight courier shall be deemed effective and complete upon delivery; notices by facsimile transmission shall be deemed effective upon receipt, unless receipt thereof shall be disputed in which case receipt shall be deemed effective as of the effective date of the follow-up notice called for by this Paragraph 13 with respect to such facsimile transmitted notice; and notices, etc. delivered personally shall be deemed effective and complete at the time of the delivery of the notice and the obtaining of a signed receipt for the notice, unless a Party shall refuse to provide a signed receipt, in which case the notice shall be effective upon the completion of personal delivery of the notice in such a way as to insure the ability to evidence such personal delivery.

    14.  OTHER AGREEMENTS.

    This Agreement supersedes all prior agreements or understandings of the Parties on the subject matter of this Agreement. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of this Agreement, except as set forth in this Agreement. This Agreement (i) shall not be modified by any oral agreement, either express or implied, and all amendments or modifications of this Agreement shall be in writing and be signed by all of the Parties, and (ii) shall be binding on and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, if any.

    None of the rights, duties, or obligations under this Agreement of any Party may be assigned, delegated, or transferred expressly, by operation of law, merger, or otherwise, without the prior written consent of the other Party.

    The paragraph headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms of this Agreement.

    Should any Party be in default under or breach of any of the covenants or agreements contained in this Agreement, or in the event a dispute shall arise as to the meaning of any term of this Agreement, the defaulting or nonprevailing Party shall pay all costs and expenses, including reasonable attorneys' fees, of the other Party that may arise or accrue from enforcing this Agreement, securing an interpretation of any provision of this Agreement, or in pursuing any remedy provided by law whether such remedy is pursued or interpretation is sought by the filing of a lawsuit, an appeal, or otherwise.

    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah, which internal laws exclude any provision or interpretation of such laws that would call for, or permit, the application of the laws of any other state or jurisdiction, and any dispute arising therefrom and the remedies available shall be determined solely in accordance with such internal laws.

    Sections 1 through 7 of this Agreement shall terminate upon the first to occur of the following events:

     i. the successful consummation of the Merger;

     ii. the written agreement of all of the Parties to terminate this Agreement; or

    iii. the termination of the Merger Agreement.

    Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

    Recitals A and B are by this reference incorporated into and made a part of this Agreement.

    IN WITNESS WHEREOF, each of the Parties has executed this Agreement on or as of the date of this Agreement.

                                                       THE MAY DEPARTMENT STORES COMPANY,
                                                       a Delaware Corporation

                                                       By:              /s/ R. DEAN WOLFE
                                                            -----------------------------------------
                                                                          R. Dean Wolfe,
                                                                     EXECUTIVE VICE PRESIDENT

                                                       By:            /s/ RICHARD H. MADSEN
                                                            -----------------------------------------
                                                                        Richard H. Madsen

                                                                        ANNEX VI

SECTIONS 16-10A-1301 TO 16-10A-1331
UTAH REVISED BUSINESS CORPORATION ACT
UTAH CODE

TITLE 16. CORPORATIONS
CHAPTER 10A. REVISED BUSINESS CORPORATION ACT
PART 13. DISSENTERS' RIGHTS

16-10A-1301. DEFINITIONS.
For purposes of Part 13:

(1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in
    Section 15-1-1, compounded annually.

(6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in
    Section 16-10a-723.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

16-10A-1302. RIGHT TO DISSENT.

(1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

    (a) consummation of a plan of merger to which the corporation is a party if:

        (i) shareholder approval is required for the merger by
            Section 16-10a-1103 or the articles of incorporation; or

        (ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

    (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

    (c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

    (d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

(2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

    (a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

    (b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

    (c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

    (a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

    (b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

    (c) cash in lieu of fractional shares; or

    (d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

(5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

16-10A-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters' rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

    (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters' rights as to all the shares unlimited on the ability to exercise dissenters' rights. The certification requirement must be stated in the dissenters' notice given pursuant to
    Section 16-10a-1322.

16-10A-1320. NOTICE OF DISSENTERS' RIGHTS.

(1) If a proposed corporate action creating dissenters' rights under
    Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.

(2) If a proposed corporate action creating dissenters' rights under
    Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to
    Section 16-10a-704 for which the notice was to have been given.

16-10A-1321. DEMAND FOR PAYMENT--ELIGIBILITY AND NOTICE OF INTENT.

(1) If a proposed corporate action creating dissenters' rights under
    Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

    (a) must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

    (b) may not vote any of his shares in favor of the proposed action.

(2) If a proposed corporate action creating dissenters' rights under
    Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.

(3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under
    Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) A shareholder who does not satisfy the requirements of Subsections
    (1) through (3) is not entitled to payment for shares under this part.

16-10A-1322. DISSENTERS' NOTICE.

(1) If proposed corporate action creating dissenters' rights under
    Section 16-10a-1302 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.

(2) The dissenters' notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and shall:

    (a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

    (b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

    (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

    (e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;

    (f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

    (g) be accompanied by a copy of this part.

16-10A-1323. PROCEDURE TO DEMAND PAYMENT.

(1) A shareholder who is given a dissenters' notice described in
    Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters' rights must, in accordance with the terms of the dissenters' notice:

    (a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;

    (b) deposit certificates for his certificated shares in accordance with the terms of the dissenters' notice; and

    (c) if required by the corporation in the dissenters' notice described in
       Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under
       Section 16-10a-1302.

(2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.

(3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares under this part.

16-10A-1324. UNCERTIFICATED SHARES.

(1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

16-10A-1325. PAYMENT.

(1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters' rights under
    Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter's shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2) Each payment made pursuant to Subsection (1) must be accompanied by:

    (a) (i) (A) the corporation's balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

           (B) an income statement for that year;

           (C) a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

           (D) the latest available interim financial statements, if any;

        (ii) the balance sheet and statements referred to in Subsection
             (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

    (b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

    (c) a statement of the dissenter's right to demand payment under
       Section 16-10a-1328; and

    (d) a copy of this part.

16-10A-1326. FAILURE TO TAKE ACTION.

(1) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in
    Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to
    Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

(2) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters' notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

16-10A-1327. SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT
  OF PROPOSED CORPORATE ACTION.

(1) A corporation may, with the dissenters' notice given pursuant to
    Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

16-10A-1328. PROCEDURE FOR SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(1) A dissenter who has not accepted an offer made by a corporation under
    Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

    (a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

    (b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

    (c) the corporation, having failed to take the proposed corporate action creating dissenters' rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection
    (1) within 30 days after the corporation made or offered payment for his shares.

16-10A-1330. JUDICIAL APPRAISAL OF SHARES--COURT ACTION.

(1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in Subsection
    (1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

(3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares. Service may also be made otherwise as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under Subsection
    (2) is entitled to judgment:

    (a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

    (b) for the fair value, plus interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under
       Section 16-10a-1327.

16-10A-1331. COURT COSTS AND COUNSEL FEES.

(1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under
    Section 16-10a-1328.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

    (b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the DGCL provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.

    Section 145 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and without negligence or misconduct in the performance of their duties to the corporation.

    Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

    May has entered into indemnification agreements with each director and certain executive officers of May. Each indemnification agreement provides, among other things,

    (1) for indemnification to the fullest extent permitted by law against all expenses, judgments, fines and penalties incurred in connection with, and amounts paid in settlement of, any claim against the indemnified party, provided it is determined pursuant to the agreement that the indemnitee is entitled to be indemnified under the applicable standard of conduct under the DGCL,

    (2) for advancement of expenses to the indemnitee in connection with the indemnitee's defense of any threatened or pending claim, provided that if it is determined pursuant to the agreement that the indemnitee would not be permitted to be indemnified under applicable law, May shall be entitled to be reimbursed by the indemnitee for all such amounts previously paid,

    (3) for the creation of a trust for the benefit of the indemnitee in the event of a potential change in control of May which shall be funded from time to time at the request of the indemnitee in an amount sufficient to satisfy May's indemnification obligations under the agreement, and

    (4) that no legal action be brought and no cause of action be asserted by or on behalf of May against the indemnitee after the expiration of the earlier of the applicable statute of limitations or two years after the date of accrual of such cause of action.

Similar indemnification agreements may be entered into from time to time with additional officers of May. In addition, May has a directors and officers liability insurance policy.

    Article Eleventh of the May certificate of incorporation and Article VI of the May bylaws provide that May shall indemnify its directors and officers to the fullest extent permitted by the DGCL. Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director

    (i) for any breach of the director's duty of loyalty to the corporation or its shareowners,

    (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

   (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or

    (iv) for any transaction from which the director derived an improper personal benefit.

Article Tenth of the May certificate of incorporation contains such a provision.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

EXHIBIT NO.             DESCRIPTION
-----------             -----------
         2.1            Agreement and Plan of Merger, dated October 14, 1999, among
                        May, MS Acquisition and ZCMI (included as Annex I to the
                        proxy statement/prospectus).

         3.1            Amended and Restated Certificate of Incorporation of May
                        (incorporated by reference to Exhibit 4(a) of May's
                        Post-Effective Amendment No. 1 to Form S-8 filed May 29,
                        1996).

         3.2            By-Laws of May (incorporated by reference to May's Quarterly
                        Report on Form 10-Q for the period ended May 1, 1999).

         4.1            Rights Agreement, dated as of August 19, 1994, between The
                        May Department Stores Company, a New York corporation ("May
                        New York"), and the Bank of New York, as Rights Agent (the
                        "Rights Agreement"), which includes as Exhibit A thereto,
                        the Form of Rights Certificate (incorporated by reference to
                        Exhibit 1 of the Current Report of May New York on Form 8-K
                        dated September 2, 1994).

         4.2            Assignment and Assumption of the Rights Agreement, dated May
                        24, 1996, among May New York, May, and The Bank of New York
                        (incorporated by reference to Exhibit 4(d) of May's
                        Post-Effective Amendment No. 1 to Form S-8 filed May 29,
                        1996).

         4.3            Certificate of Designation, Preferences and Rights of the
                        Junior Participating Preference Shares and ESOP Preference
                        Shares (incorporated by reference to Exhibit 4.4 of May's registration statement on Form S-4, filed June 7, 1996).

         5.1 Opinion of Alan E. Charlson, Esq., May's senior vice president and chief counsel, regarding the legality of the securities being registered.

         8.1            Opinion of Stoel Rives LLP regarding certain federal income tax consequences of the merger.

        10.1            Form of Employment Agreement.

        10.2            Form of Consulting Contract.

        10.3            Amended and Restated Shareowner Agreement dated as of
                        October 14, 1999 between ZCMI Reserve Trust and May
                        (included as Annex III to the proxy statement/prospectus).

        10.4            Amended and Restated Shareowner Agreement dated as of
                        October 14, 1999 between Patricia Madsen and May (included as Annex IV to the proxy statement/prospectus).

EXHIBIT NO.             DESCRIPTION
-----------             -----------
        10.5            Amended and Restated Shareowner Agreement dated as of
                        October 14, 1999 between Richard H. Madsen and May (included as Annex V to the proxy statement/prospectus).

        12.1            Statement re: Computation of per share earnings
                        (incorporated by reference to Exhibit 12 to May's Annual
                        Report on Form 10-K for the fiscal year ended January 30,
                        1999).

        15.1 Letter of Arthur Andersen LLP regarding unaudited interim financial information.

        21.1            Subsidiaries of the Registrant (incorporated by reference to
                        Exhibit 21 to May's Annual Report on Form 10-K for the
                        fiscal year ended January 30, 1999).

        23.1            Consent of Donaldson, Lufkin & Jenrette Securities
                        Corporation.

        23.2            Consent of Stoel Rives LLP (included in Exhibit 8.1).

        23.3            Consent of Alan E. Charlson (included in Exhibit 5.1).

        23.4            Consent of Deloitte & Touche LLP.

        23.5            Consent of Arthur Andersen LLP.

        24.1            Powers of Attorney.

        99.1            Proxy Card

        99.2            Opinion of Donaldson, Lufkin & Jenrette Securities
                        Corporation dated October 14, 1999 (included as Annex II to the proxy statement/prospectus).

------------------------

    (b) Financial Statement Schedules
       Not applicable.

ITEM 22. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (b) The registrant undertakes that every prospectus:

        (i) that is filed pursuant to paragraph (a) immediately preceding, or

        (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415,

will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference to the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirement of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on November 30, 1999.

                                                       THE MAY DEPARTMENT STORES COMPANY

                                                       By:  /s/ RICHARD A. BRICKSON
                                                            -----------------------------------------
                                                            Name: Richard A. Brickson
                                                            Title:  Secretary

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
            PRINCIPAL EXECUTIVE OFFICER:

                          *
     -------------------------------------------       Director, President and      November 30, 1999
                   Eugene S. Kahn                        Chief Executive Officer

                          *
     -------------------------------------------       Director and Chairman of     November 30, 1999
                   Jerome T. Loeb                        the Board

                                                       Director and Vice Chairman,
                          *                              and Chief Executive
     -------------------------------------------         Officer of May             November 30, 1999
                 Anthony J. Torcasio                     Merchandising Company

     PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

                          *
     -------------------------------------------       Director, Vice Chairman and  November 30, 1999
                   John L. Dunham                        Chief Financial Officer

                          *                            Director and Executive Vice
     -------------------------------------------         President of Acquisitions  November 30, 1999
                    R. Dean Wolfe                        and Real Estate

                          *
     -------------------------------------------       Director                     November 30, 1999
                   Marsha J. Evans

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
                          *
     -------------------------------------------       Director                     November 30, 1999
                  Helene L. Kaplan

                          *
     -------------------------------------------       Director                     November 30, 1999
                   James M. Kilts

                          *
     -------------------------------------------       Director                     November 30, 1999
                  Russell E. Palmer

                          *
     -------------------------------------------       Director                     November 30, 1999
                 Michael R. Quinlan

                          *
     -------------------------------------------       Director                     November 30, 1999
                 William P. Stiritz

                          *
     -------------------------------------------       Director                     November 30, 1999
                  Robert D. Storey

*By:                 /s/ RICHARD A. BRICKSON
             --------------------------------------
                       Richard A. Brickson
                        ATTORNEY-IN-FACT